UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 9, 2026 (April 8, 2026)

Whitestone REIT

(Exact name of registrant as specified in charter)

Maryland	001-34855	76-0594970
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2600 South Gessner, Suite 500 Houston, Texas	77063
(Address of principal executive offices)	(Zip Code)

(713) 827-9595

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares of Beneficial Interest, par value $0.001 per share	WSR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

Transaction Structure; Transaction Consideration

On April 8, 2026, Whitestone REIT (the “Company” or “Whitestone”), Whitestone REIT Operating Partnership, L.P. (the “Operating Partnership” and, together with the Company, the “Company Parties”), AREG Wizard Parent LP (“Parent”), AREG Wizard Intermediate LP (“Merger Sub”), and AREG Wizard Operating Partnership LP (“Merger OP” and, collectively with Parent and Merger Sub, the “Parent Parties”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein and in accordance with the Maryland REIT Law and the Delaware Revised Uniform Limited Partnership Act, Merger OP will merge with and into the Operating Partnership (the “Partnership Merger”), and, immediately following the Partnership Merger, the Company will merge with and into Merger Sub (the “Company Merger” and, together with the Partnership Merger, the “Mergers”). Upon completion of the Partnership Merger, the Operating Partnership will survive, and the separate existence of Merger OP will cease. Upon completion of the Company Merger, Merger Sub will survive (the “Surviving Company”) as a wholly owned subsidiary of Parent, and the separate existence of the Company will cease. The Parent Parties are affiliates of Ares Real Estate Management Holdings, LLC, an affiliate of Ares Management Corporation (“Ares Real Estate Management”). Capitalized terms used in this Current Report on Form 8-K but not otherwise defined herein have the meanings set forth in the Merger Agreement.

The Board of Trustees of the Company (the “Board”) unanimously (i) determined that the terms of the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of the Company, its shareholders and the limited partners of the Operating Partnership, (ii) approved, adopted and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Mergers and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein, (iii) directed that the approval of the Company Merger be submitted to the shareholders of the Company and (iv) resolved to recommend that the Company’s shareholders approve the Company Merger at a special meeting of the shareholders held for such purpose and any adjournment or postponement thereof.

Pursuant to the terms and conditions in the Merger Agreement, at the effective time of the Company Merger (the “Company Merger Effective Time”), each common share of beneficial interest, par value $0.001 per share, of the Company (each, a “Company Common Share”), other than Excluded Shares, that is issued and outstanding immediately prior to the Company Merger Effective Time will be automatically cancelled and converted into the right to receive an amount in cash equal to $19.00 (the “Merger Consideration”), without interest.

Pursuant to the terms and conditions in the Merger Agreement, at the effective time of the Partnership Merger (the “Partnership Merger Effective Time”), each outstanding OP unit of partnership interest of the Operating Partnership (a “Partnership OP Unit”), other than Partnership OP Units held by the Company and its subsidiaries, that is issued and outstanding immediately prior to the Partnership Merger Effective Time will be converted into, and will be cancelled in exchange for, the right to receive an amount in cash equal to the Merger Consideration, without interest.

Treatment of Company Equity Awards

Pursuant to the Merger Agreement, immediately prior to the Company Merger Effective Time:

•

each of the outstanding restricted common share unit awards subject to time-based vesting (each, a “Time-Based Unit Award”) granted pursuant to the Company’s 2018 Long-Term Equity Incentive Ownership Plan (the “Company Equity Incentive Plan”), will automatically become fully vested and thereafter will be cancelled and, in exchange therefor, each holder of any such cancelled vested Time-Based Unit Awards will cease to have any rights, except the right to receive as of the Company Merger Effective Time, in consideration for the cancellation of such vested Time-Based Unit Awards and in settlement therefor, an amount in cash equal to the product of (i) the number of Company Common Shares then underlying such Time-Based Unit Awards as of immediately prior to the Company Merger Effective Time and (ii) the Merger Consideration; and

•

each outstanding restricted performance share unit award (each, a “TSR Unit Award”) granted pursuant to the Company Equity Incentive Plan will automatically become earned and vested and thereafter will be cancelled and, in exchange therefor, each holder of any such cancelled vested TSR Unit Award will cease to have any rights, except the right to receive as of the Company Merger Effective Time, in consideration for the cancellation of such vested TSR Unit Award and in settlement therefor, an amount in cash equal to the product of (i) the Merger Consideration and (ii) the number of Company Common Shares that would have vested pursuant to the terms of the TSR Unit Award, assuming that any performance based vesting conditions applicable to such TSR Unit Award for any performance period that has not been completed as of the Company Merger Effective Time are achieved at the levels based on the greater of target or actual performance through the Company Merger Effective Time.

Financing of the Merger

Parent has obtained equity and debt financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement. Certain investment vehicles affiliated with Ares Real Estate Management (collectively, the “Ares Funds”) have committed to capitalize Parent at the Closing Date with equity financing sufficient to consummate the transactions, subject to the terms and conditions set forth in the equity commitment letter. In addition, certain Ares Funds have guaranteed payment of the termination fee payable by Parent under certain circumstances, as well as certain other expenses that may be owed by Parent pursuant to the Merger Agreement, subject to the terms and conditions set forth in the Merger Agreement and limited guarantee provided by the Ares Funds to the Company.

Citigroup Global Markets Inc. (“Citigroup”) has committed to provide (or cause one or more of its affiliates to provide) certain affiliates and/or direct or indirect subsidiaries of the Parent Parties with debt financing on the terms and subject to the conditions set forth in a debt commitment letter. The obligations of Citigroup to provide debt financing under the debt commitment letter are subject to a number of customary conditions.

Conditions to the Merger

The consummation of the Merger is subject to the satisfaction or waiver of various customary conditions set forth in the Merger Agreement, including, (i) the approval of the Company Merger by the affirmative vote of the holders of Company Common Shares entitled to cast a majority of all the votes entitled to be cast on the matter to approve the Company Merger (the “Company Shareholder Approval”), (ii) the absence of any order, law or other legal restraint preventing or prohibiting the consummation of the Mergers, (iii) the accuracy of the Parent Parties’ and the Company Parties’ representations and warranties (subject to certain materiality qualifiers), (iv) the Parent Parties’ and the Company Parties’ compliance in all material respects with their respective covenants and agreements required by the Merger Agreement to be performed or complied with before the Closing Date, (v) the absence of any Company Material Adverse Effect since the date of the Merger Agreement and (vi) receipt of a REIT tax opinion by Parent. Parent has obtained equity financing commitments from certain affiliates of Parent, and debt financing commitments from a third party lender, to fund the transactions contemplated by the Merger Agreement. The completion of the Mergers is not conditioned on receipt of financing by Parent.

No Solicitation of Competing Offers

Upon the Company’s entry into the Merger Agreement, the Company became subject to customary “no shop” restrictions that restrict, among other things, the Company’s ability to solicit proposals from, provide information to, and engage in discussions with, any third parties with respect to the acquisition of, or any similar transaction resulting in the acquisition of, the Company. Subject to certain customary exceptions, including the receipt of a bona fide unsolicited Company Superior Proposal, the Board is required to recommend that the Company’s shareholders vote in favor of the approval of the Company Merger.

Termination and Termination Fees

The Merger Agreement contains customary termination rights, including that either the Company or Parent may, subject to specified limitations, terminate the Merger Agreement if the Closing Date has not occurred on or before October 5, 2026 (the “End Date”), if the transactions contemplated by the Merger Agreement are permanently enjoined or otherwise prohibited by an Order that is final and non-appealable or if the Company Shareholder Approval is not received. The Merger Agreement may be terminated by the Company prior to receipt of the Company Shareholder Approval in order to enter into a definitive agreement providing for a Company Superior Proposal, provided that the Company simultaneously pays Parent the Company Termination Fee. In addition, Parent may terminate the Merger Agreement prior to receipt of the Company Shareholder Approval if the Board effects a Company Adverse Recommendation Change or the Company intentionally and materially breaches the “no shop”. Either the Company or Parent may terminate the Merger Agreement if the other party breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement such that the applicable conditions to closing would not be satisfied, subject in certain cases to the right of the breaching party to cure the breach.

The Merger Agreement provides that, upon termination of the Merger Agreement by the Company or Parent in certain customary circumstances, including termination by the Company due to Company Adverse Recommendation Change and subsequent entry into a definitive agreement providing for a Company Superior Proposal, and termination by Parent following a Company Adverse Recommendation Change or the Company’s intentional and material breach of the “no shop”, a fee of $36,000,000 will be payable by the Company to Parent (the “Company Termination Fee”).

The Merger Agreement also provides that, in certain customary circumstances, including the termination of the Merger Agreement following a failure by Parent to consummate the Mergers in breach of the Merger Agreement, subject to certain conditions, Parent would be required to pay the Company a termination fee of $77,000,000.

Other Terms of the Merger Agreement

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to use its commercially reasonable efforts to conduct its business in the ordinary course during the period between the date of the Merger Agreement and the Closing Date, subject to certain exceptions. During the term of the Merger Agreement, the Company may not pay dividends, except for dividends declared prior to the date of the Merger Agreement, the minimum amount of dividends required for the Company to maintain its status as a real estate investment trust, and the regular quarterly dividend declared by the Board in the amount of $0.1425 per share, payable on June 29, 2026, to shareholders of record as of the close of business on June 17, 2026.

The Merger Agreement requires the Company to convene a special meeting of the Company’s shareholders for purposes of obtaining the Company Shareholder Approval. In connection with this obligation, the Company has determined to defer its 2026 annual meeting of shareholders while the special meeting and the Mergers are pending.

If the Mergers are consummated, the Company Common Shares will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Description of Merger Agreement Not Complete

The foregoing description of the Merger Agreement does not purport to be and is not complete and is subject to and qualified in its entirety by reference to the copy of the Merger Agreement, which is attached hereto as Exhibit 2.1 and the terms of which are incorporated herein by reference.

A copy of the Merger Agreement has been attached as an exhibit hereto to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, the Operating Partnership, Parent, Merger Sub, Merger OP or their respective businesses. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of the specific dates therein, were solely for the benefit of parties to the Merger Agreement, are subject to certain limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, as well as by information contained in certain reports including the reports and other documents filed or furnished, as applicable, by the Company with the U.S. Securities and Exchange Commission (the “SEC”) after January 1, 2023, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to shareholders. Investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties is qualified by information in confidential disclosure schedules that the Company exchanged with the parties thereto and may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties to the Merger Agreement and the Mergers that will be contained in, or incorporated by reference into, the proxy statement that the Company will be filing in connection with the Mergers, as well as in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents that the Company has filed or may file with the SEC.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 8, 2026, in connection with the execution of the Merger Agreement, the Board adopted the Amendment No 3. to the Amended and Restated Bylaws of the Company (the “Bylaw Amendment”). The Bylaw Amendment adds an exclusive forum provision providing that, unless the Company consents in writing to an alternative forum, the Circuit Court for Baltimore City, Maryland, (or, if the Circuit Court for Baltimore City, Maryland, does not have jurisdiction, the U.S. District Court for the District of Maryland, Northern Division), to the fullest extent permitted by law, shall be the sole and exclusive forum for certain state corporate law or stockholder derivative actions, and that the federal district courts of the United States shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”).

The foregoing description is qualified in its entirety by reference to the Bylaw Amendment, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On April 9, 2026, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in Item 7.01 of this report, including the information in the press release attached as Exhibit 99.1 to this report, is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section. Furthermore, the information in Item 7.01 of this report, including the information in the press release attached as Exhibit 99.1 to this report, shall not be deemed to be incorporated by reference in the filings of the registrant under the Securities Act.

Item 8.01	Other Events.

Indemnification Agreement

On April 8, 2026, in connection with the execution of the Merger Agreement, the Board approved a new standard form of indemnification agreement (the “Indemnification Agreement”), and the Company entered into such with each of its trustees and executive officers. The Indemnification Agreement provides, among other things, that the Company will indemnify the trustees and executive officers, under the circumstances and to the extent provided for therein, for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a trustee or executive officer in any action or proceeding arising out of his or her service as a trustee or officer of the Company or any other company or enterprise to which he or she provides services at the Company’s request.

The foregoing description of the terms and conditions of the Indemnification Agreement is only a summary and is qualified in its entirety by the full text of the Indemnification Agreement, the form of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the following words: “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “ongoing,” “outlook,” “should,” “seek,” “target,” “will,” “would,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are based on management’s beliefs, as well as assumptions, including those regarding the transactions, made by, and information currently available to, Whitestone. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect Whitestone’s business and the price of Whitestone’s common shares; (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the approval of the Company Merger by Whitestone’s shareholders; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in circumstances requiring Whitestone to pay a termination fee; (iv) the effect of the announcement or pendency of the proposed transaction on Whitestone’s business relationships, including relationships with tenants and suppliers, operating results and business generally; (v) risks that the proposed transaction disrupts Whitestone’s current plans and operations; (vi) Whitestone’s ability to retain and hire key personnel in light of the proposed transaction or otherwise; (vii) risks related to diverting management’s attention from Whitestone’s ongoing business operations; (viii) unexpected costs, charges or expenses resulting from the proposed transaction; (ix) potential litigation or other proceedings relating to the transaction that could be instituted against the Parent Parties, Whitestone, the Operating Partnership or their, or their affiliates, respective directors, managers or officers, including the costs of such proceedings and the effects of any outcomes related thereto; (x) continued availability of capital and financing and rating agency actions; (xi) certain restrictions during the pendency of the transaction that may impact Whitestone’s ability to pursue certain business opportunities or strategic transactions; (xii) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war, hostilities, epidemics or pandemics, as well as management’s response to any of the aforementioned factors, and their potential to disrupt or delay the closing of the transactions; (xiii) the possible failure of Whitestone to maintain its qualification as a REIT and the risk of changes in laws affecting REITs, (xiv) other risks described in Whitestone’s filings with the SEC, such risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of Whitestone’s Annual Report on Form 10-K filed with the SEC on March 6, 2026 and subsequent filings; and (xv) those risks and uncertainties that will be described in the proxy statement that will be filed with the SEC (if and when it becomes available) from the sources indicated below. While the list of risks and uncertainties presented here is, and the discussion of risks and uncertainties to be presented in the proxy statement will be, considered representative, no such list or discussion should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, and legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the transaction and/or Whitestone’s consolidated financial condition, results of operations, credit rating or liquidity. There can be no assurance that the transaction will be consummated. The forward-looking statements speak only as of the date they are made. Whitestone undertakes no obligation to update or review any forward-looking statements, except as required by law, whether as a result of new information, future events or otherwise.

Important Information and Where to Find it

This communication does not constitute a solicitation of any vote or approval in connection with the proposed acquisition of Whitestone. In connection with the transaction, Whitestone intends to file a preliminary proxy statement on Schedule 14A with the SEC. Whitestone also may file other documents with the SEC regarding the transaction. This communication is not a substitute for the proxy statement or any other document which the Company may file with the SEC. INVESTORS AND SHAREHOLDERS OF WHITESTONE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. The proposals for consideration by Whitestone’s shareholders regarding the transaction will be made solely through the proxy statement. The definitive proxy statement (if and when it becomes available) will be mailed to shareholders of Whitestone. Investors and shareholders may also obtain free copies of the proxy statement and other documents that are filed or will be filed by Whitestone with the SEC (in each case if and when they become available) from the SEC’s website (www.sec.gov), or from Whitestone’s investor relations website.

Participants in the Solicitation

Whitestone and its trustees, executive officers and other employees, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of Whitestone’s shareholders in connection with the transaction. Information regarding Whitestone’s trustees and officers and their respective interests in Whitestone by security holdings or otherwise is available in (i) Whitestone’s Annual Report on Form 10-K for the year ended December 31, 2025 which was filed with the SEC on March 6, 2026, (ii) Whitestone’s definitive Proxy Statement on Schedule 14A for its 2025 annual meeting of shareholders which was filed with the SEC on April 4, 2025 and (iii) subsequent statements of changes in beneficial ownership on file with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction and their respective direct and indirect interests in the transaction, by security holdings or otherwise, will be included in the definitive proxy statement and other materials to be filed with the SEC in connection with the transaction (if and when they become available). Free copies of these documents may be obtained as described in the preceding paragraph.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of April 8, 2026, by and among Whitestone REIT, Whitestone REIT Operating Partnership, L.P., AREG Wizard Parent LP, AREG Wizard Intermediate LP and AREG Wizard Operating Partnership LP.

3.1	Amendment No. 3 to the Amended and Restated Bylaws of Whitestone REIT.

10.1	Form of Indemnification Agreement.

99.1	Joint Press Release of Whitestone REIT and Ares Management Corporation, dated April 9, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Whitestone REIT

Date: April 9, 2026	By:	/s/ John S. Hogan
John S. Hogan
Chief Financial Officer

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among:

AREG WIZARD PARENT LP,

AREG WIZARD INTERMEDIATE LP,

AREG WIZARD OPERATING PARTNERSHIP LP,

WHITESTONE REIT

and

WHITESTONE REIT OPERATING PARTNERSHIP, L.P.

Dated as of April 8, 2026

i

ii

Exhibit A – Form of REIT Tax Opinion

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of April 8, 2026, by and among: AREG WIZARD PARENT LP, a Delaware limited partnership (“Parent”); AREG WIZARD INTERMEDIATE LP, a Delaware limited partnership (“Merger Sub”); AREG WIZARD OPERATING PARTNERSHIP LP, a Delaware limited partnership (“Merger OP” and, collectively with Parent and Merger Sub, the “Parent Parties”); WHITESTONE REIT, a Maryland real estate investment trust (the “Company”); and WHITESTONE REIT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership whose sole general partner is the Company (the “Operating Partnership” and, together with the Company, the “Company Parties”). Parent, Merger Sub, Merger OP, the Company and the Operating Partnership are each sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in Section 1.1.

WITNESSETH

WHEREAS, AREG Wizard Intermediate GP LLC, a Delaware limited liability company (“Merger Sub GP”), as the sole general partner of Merger Sub has approved this Agreement and determined that it is advisable and in the best interests of Merger Sub and its limited partner to enter into this Agreement and consummate the merger of the Company with and into Merger Sub (the “Company Merger”), with Merger Sub surviving the Company Merger as a wholly-owned Subsidiary of Parent pursuant to the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and the Maryland REIT Law, as amended (the “MRL”), pursuant to which each outstanding common share of beneficial interest, par value $0.001 per share, of the Company (the “Company Common Shares”) (other than Excluded Shares) shall be converted into the right to receive cash as set forth herein, upon the terms and conditions of this Agreement;

WHEREAS, the board of trustees of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Mergers and the other Transactions are advisable and in the best interests of the Company, its shareholders and the limited partners of the Operating Partnership, (b) approved, adopted and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Mergers and the other Transactions upon the terms and subject to the conditions contained herein, (c) directed that the approval of the Company Merger be submitted to the shareholders of the Company and (d) resolved to recommend that the Company’s shareholders approve the Company Merger at any meeting of the shareholders held for such purpose and any adjournment or postponement thereof;

WHEREAS, each of the Company, as the sole general partner of the Operating Partnership, and AREG Wizard OP GP LLC, a Delaware limited liability company (“Merger OP GP”), as the sole general partner of Merger OP, have approved this Agreement and determined that it is advisable and in the best interests of their respective limited partners to consummate the merger of Merger OP with and into the Operating Partnership (the “Partnership Merger” and, together with the Company Merger, the “Mergers”), with the Operating Partnership surviving the Partnership Merger in accordance with the DRULPA, pursuant to which each outstanding OP unit of the Operating Partnership (the “Partnership OP Units”) (other than Excluded Units) shall be converted into the right to receive cash as set forth herein, upon the terms and conditions of this Agreement;

WHEREAS, as an inducement to the Company Parties’ willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Guarantors (as defined below) are entering into a guarantee in favor of the Company (the “Guarantee”), with respect to certain obligations of the Parent Parties under this Agreement;

WHEREAS, as an inducement to each Party’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain investment vehicles affiliated with Ares Real Estate Management Holdings, LLC (the “Guarantors”) are entering into the Equity Commitment Letter, pursuant to which the Guarantors have committed, subject to the terms and conditions therein, to invest in Parent the amounts set forth therein; and

WHEREAS, Merger Sub GP, in its capacity as the sole general partner of Merger Sub, and Merger OP GP, in its capacity as the sole general partner of Merger OP, have taken all actions required for the execution of this Agreement by Merger Sub and Merger OP and to adopt and approve this Agreement and to approve the consummation by Merger Sub and Merger OP of the Mergers, as applicable.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

(a) As used herein, the following terms have the following meanings:

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries, including, for the avoidance of doubt, the Operating Partnership.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise; provided that, other than the Guarantors and their direct or indirect Subsidiaries involved in the Transactions (including Parent, Merger Sub and Merger OP), none of the Affiliates of the Guarantors shall be deemed to be “Affiliates” of Parent, Merger Sub or Merger OP (or, following the Closing, the Surviving Entity, the Surviving Partnership or any of their respective Subsidiaries).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York are authorized or obligated by Law or executive order to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” means the Equity Commitment Letter and the Debt Commitment Letter.

“Company Balance Sheet” means the consolidated audited balance sheet of the Company as of December 31, 2025, and the notes thereto, as contained in the Company SEC Documents.

“Company Balance Sheet Date” means December 31, 2025.

“Company Declaration of Trust” means the Company’s Articles of Amendment and Restatement of Declaration of Trust (including all articles of amendment and articles supplementary).

“Company Disclosure Letter” means the Company Disclosure Letter dated as of the date hereof and delivered by the Company to Parent prior to or simultaneously with the execution of this Agreement.

“Company Equity Award” means each Time-Based Unit Award and TSR Unit Award.

“Company Equity Incentive Plan” means the Company’s 2018 Long-Term Equity Incentive Ownership Plan, including any amendments.

“Company IP” means all Intellectual Property Rights owned or purported to be owned by the Acquired Companies.

“Company IT Assets” means all information technology systems and information technology assets (including all computers, firmware, servers and related equipment), hardware, software, websites, databases and networks that are used by or on behalf of the Acquired Companies in the operation of their business as currently conducted.

“Company Material Adverse Effect” means, with respect to the Company Parties, any Effect that (a) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets or results of operations of the Acquired Companies, taken as a whole or (b) has or would reasonably be expected to prevent or materially impair or materially delay the ability of any of the Company Parties to timely consummate either Merger or any other Transactions prior to the End Date; provided that, in no event shall any of the following, alone or in combination, or any Effect to the extent any of the foregoing results from any of the following, be taken into account in determining whether there shall have occurred a Company Material Adverse Effect pursuant to clause (a): (i) changes in the Company’s share price or trading volume; (ii) any failure by the Company to meet, or changes to, published revenue, earnings or other financial projections, or any failure by the Company to meet any internal budgets, plans or forecasts of revenue, earnings or other financial projections, in and of itself (provided, that the exception in this clause (ii) and in clause (i) shall not in any way prevent or otherwise affect a determination that any Effect underlying such failures has resulted in, or contributed to, a Company Material Adverse Effect); (iii) changes in general business, economic or political conditions (including the impact of tariffs and general trade disruptions) in the United States or any other country or region in the world; (iv) any changes in regulatory, legislative or political conditions in the financial, credit, banking, capital or currency markets in the United States or any other country or region in the world, or changes therein, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (v) changes in conditions generally affecting the industries in which the Acquired Companies conduct business, including changes in conditions in the real estate industry generally; (vi) any geopolitical conditions, protests or public demonstrations (including civil unrest), acts of hostilities, war, military action threatened or underway as of the date of this Agreement, sabotage or terrorism, including cyber terrorism (including any outbreak, escalation or general worsening of any such acts) in the United States or any other country or region in the world; (vii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions or other natural or man-made disasters or acts of God, epidemics, pandemics or disease outbreaks in the United States or any other country or region in the world, or any escalation of the foregoing; (viii) the entry into or the announcement, pendency or performance of this Agreement or the Transactions or the consummation of any Transactions, including: (A) the identity of Parent and its Affiliates, (B) any communication by Parent or any of its Affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Acquired

Companies following the Closing, and (C) the failure to obtain any Third Party consent in connection with the Transactions, and (D) the impact of the foregoing with respect to clauses (A) and (B) on any relationships, contractual or otherwise, with customers, franchisors, managers, lenders, suppliers, vendors, business partners or employees (provided, that this clause (viii) shall not apply to any representation or warranty that is intended to address the consequences of the negotiation, execution, announcement or pendency of the Transactions or with respect to any condition to Closing to the extent such condition relates to any such representation or warranty); (ix) (A) any action taken of which Parent has approved, consented to or requested, in each case, in writing, (B) the taking of any action expressly required by this Agreement (other than pursuant to the first sentence of Section 5.1) or (C) the failure to take any action expressly prohibited by this Agreement; (x) changes in Law, regulation or other legal or regulatory conditions (or the interpretation thereof); (xi) changes in GAAP or other accounting standards (or the interpretation thereof); and (xii) any claim or Legal Proceeding asserted or commenced by or on behalf of any of the current or former shareholders or equityholders of the Company or any Subsidiary of the Company (or on behalf of the Company or any Subsidiary of the Company, but in any event only in their capacities as current or former shareholders or equityholders) arising out of this Agreement or the Mergers; provided that, in each of the foregoing clauses (iii), (iv), (v), (vi), (x) and (xi), such effects referred to therein may be taken into account to the extent that the Company is disproportionally affected relative to other companies in the United States in the industry in which the Acquired Companies operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

“Company Preferred Shares” means the preferred shares of beneficial interest, par value $0.001 per share, of the Company.

“Company Real Property” means, collectively, the Owned Real Property and the Leasehold Real Property.

“Company Service Provider” means each current or former director, trustee, officer, employee or individual independent contractor of any of the Acquired Companies.

“Company Superior Proposal” means a bona fide written Company Takeover Proposal (but substituting “fifty percent (50%)” for all references to “twenty percent (20%)” in the definition of such term) that the Company Board determines in good faith after consultation with its outside financial advisor and outside legal counsel, taking into account the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such Company Takeover Proposal, including the financing terms thereof, and such other factors as the Company Board considers to be appropriate, and taking into account any revisions to the terms of this Agreement to which Parent has committed in writing in response to such Company Takeover Proposal in accordance with Section 5.2(e) of this Agreement, is more favorable to the shareholders of the Company than the Transactions.

“Company Takeover Proposal” means any proposal or offer from any Person or group of Persons (other than Guarantors, Parent, Merger Sub or any of their Affiliates) to the Company or any of its Representatives relating to (A) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries that would result in such other Person directly or indirectly acquiring (x) beneficial ownership of twenty percent (20%) or more of the outstanding Company Common Shares or securities of the Company representing more than twenty percent (20%) of the voting power of the Company or (y) assets or businesses that constitute twenty percent (20%) or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Company Board), (B) any acquisition, in one transaction or a series of related transactions, of the beneficial ownership or the right to acquire beneficial ownership, directly or indirectly, of twenty percent (20%) or more of the outstanding Company Common Shares or securities of the Company representing more than twenty percent (20%) of the voting power of the Company, (C) any direct or indirect acquisition (including the acquisition of stock in any Subsidiary of the Company), in one transaction or a series of related transactions, of assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing twenty percent (20%) or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Company Board), (D) any tender offer or exchange offer or any other similar transaction or series of transactions that if consummated would result in any Person or group directly or indirectly acquiring beneficial ownership or the right to acquire beneficial ownership of twenty percent (20%) or more of the outstanding Company Common Shares or securities of the Company representing more than twenty percent (20%) of the voting power of the Company or (E) any combination of the foregoing.

“Company Termination Fee” means an amount equal to $36,000,000.

“Confidentiality Agreement” means the Confidentiality Agreement, between the Company and Ares Real Estate Management Holdings, LLC, dated as of March 3, 2026.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, mortgage, indenture, deed of trust, debenture, note, option, warrant, warranty, purchase order, license, Governmental Permit, franchise, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Debt Commitment Letter” means the debt commitment letter, dated as of the date hereof, between Parent and the lenders party thereto (including all exhibits, annexes, schedules, term sheets and executed fee letters related thereto (which fee letters may be redacted to omit fee amounts and economic terms that do not impact the amount or availability of the Necessary Financing Amount or expand the conditions to obtaining the Debt Financing on the Closing Date) attached thereto or contemplated thereby), as the same may be amended, supplemented or replaced in compliance with this Agreement or pursuant to Section 5.16 following a Financing Failure Event, pursuant to which the financial institutions party thereto have agreed, subject only to the applicable Financing Conditions, to provide or cause to be provided the debt financing set forth therein for the purposes of financing (together with the proceeds of the Equity Financing) the Transactions.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.

“Debt Financing Deliverables” means the following customary documents to be delivered in connection with the Debt Financing: (i) at least five (5) Business Days prior to the Closing Date, (a) draft payoff letters (“Payoff Letters”) with respect to any Indebtedness of any of the Company Parties listed on Schedule 1.2(a) (the “Payoff Indebtedness”), which Payoff Letters authorize, upon repayment of the amounts set forth in such Payoff Letters, the release of any Liens securing such Payoff Indebtedness, in each case, in form and substance reasonably satisfactory to the Parent Parties and each executed by or on behalf of the holders of such Payoff Indebtedness (with duly executed copies of such Payoff Letters to be delivered at least one (1) Business Day prior to the Closing Date), (b) drafts of customary defeasance documentation with respect to the Payoff Indebtedness set forth as item 3 on Schedule 1.2(a), which defeasance documentation authorize, upon execution and delivery by all parties thereto, including the applicable Company Parties, the release of the applicable Company Parties as obligors under such Payoff Indebtedness, the release of any Liens securing such Payoff Indebtedness and substitution of the applicable defeasance collateral therefor, in form and substance reasonably satisfactory to the Parent Parties (with duly executed copies of such defeasance documentation to be delivered at least two (2) Business Days prior to the Closing Date) and (c) as applicable, drafts of customary releases and/or terminations of all security interests recorded against the assets of any of the Company Parties (including, for the avoidance of doubt, UCC-3 financing statements, intellectual property releases, mortgage releases and termination of any guarantees with respect thereto) with respect to such Payoff Indebtedness (with duly executed copies of such releases and/or terminations, if applicable, to be delivered at least one (1) Business Day prior to the Closing Date); and (ii) at least three (3) Business Days prior to the Closing Date, documentation and other information reasonably requested at least ten (10) Business Days prior to the Closing Date by the Financing Sources under applicable “know-your-customer” and anti-money laundering rules and regulations (including beneficial ownership certifications as under 31 C.F.R. § 1010.230).

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing.

“Effect” means any effect, change, event, occurrence, circumstance or development.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Authority).

“Environmental Law” means any Law concerning pollution (or cleanup thereof) or protection of natural resources, endangered or threatened species, or the environment, or human health or safety (as such matters relate to exposure of any Person to dangerous or deleterious substances, materials or wastes or any other Hazardous Substances) including any Law relating to the manufacture, handling, transport, use, treatment, storage, disposal, generation, processing, recycling, remediation or release of, or exposure to, any harmful or deleterious material or other Hazardous Substances.

“Environmental Permits” means all Governmental Permits issued or required under Environmental Law.

“Equity Financing” means the equity financing to be provided pursuant to the Equity Commitment Letter.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Entity, trade or business (whether or not incorporated) that is considered a single employer together with the Company or any ERISA Affiliate under ERISA Section 4001(b) or part of the same “controlled group” with the Company or any ERISA Affiliate for purposes of Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financing” means the Debt Financing and the Equity Financing.

“Financing Conditions” means (i) with respect to the Debt Financing, the conditions precedent set forth in Exhibit A of the Debt Commitment Letter and (ii) with respect to the Equity Financing, the conditions precedent set forth in Section 2 of the Equity Commitment Letter.

“Financing Failure Event” means any of the following: (i) the commitments with respect to all or any portion of the Debt Financing expiring or being terminated; (ii) for any reason, all or any portion of the Debt Financing becoming unavailable; or (iii) a breach or repudiation by any Financing Related Person or any other party to the Debt Commitment Letter.

“Financing Related Persons” means (i) the Financing Sources, (ii) any Affiliates of the Financing Sources and (iii) the respective stockholders, partners, members, controlling persons and Representatives of each Person identified in clauses (i) and (ii) of this definition.

“Financing Sources” means the Persons that are party to, and have committed to provide or arrange all or any part of the Debt Financing pursuant to, the Debt Commitment Letter and/or any additional or replacement lender, arranger, bookrunner, syndication agent or other entity acting in a similar capacity for the Debt Financing (but excluding, for the avoidance of doubt, the Parent Parties).

“GAAP” means United States generally accepted accounting principles.

“Government Official” means any officer or employee of a Governmental Authority, including state-owned Entities, or of a public organization or any Person acting in an official capacity for or on behalf of any Governmental Authority or public organization.

“Governmental Authority” means any federal, domestic, territorial, state, provincial, municipal or local governmental authority of any nature (including any government and any governmental agency, instrumentality, tribunal or commission, or any subdivision, department or branch of any of the foregoing) or arbitrator or arbitral body (public or private) or other body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Permit” means any approvals, authorizations, consents, licenses, ordinances, permits, certificates, franchises, registrations, accreditations, variance filings, exemptions or notifications issued or granted by, obtained from or made with or to a Governmental Authority.

“Hazardous Substances” means (a) all substances, materials or wastes that are defined or classified or regulated as hazardous, toxic, explosive or radioactive, as pollutants or contaminants, or any other terms of similar meaning, under Environmental Law, and (b) petroleum or petroleum distillates or byproducts, asbestos, or asbestos containing materials, radon, lead-based paint, per- and polyfluoroalkyl substances, radiation, toxic mold or polychlorinated biphenyls.

“Indebtedness” means, as to the Acquired Companies, without duplication, all (a) indebtedness of the Acquired Companies for borrowed money, (b) obligations of the Acquired Companies evidenced by notes, debentures or similar instruments, (c) obligations of the Acquired Companies under leases treated as capital leases or required to be treated as capitalized leases in accordance with GAAP, (d) obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction to the extent such letters of credit, banker’s acceptances or similar credit transactions have been drawn upon, (e) net obligations of the Acquired Companies in respect of interest rate, currency and other swaps, hedges or similar arrangements, (f) obligations of the Acquired Companies to guarantee any of the foregoing types of payment obligations on behalf of any Person other than the Acquired Companies, (g) any deferred purchase price obligations for purchase of assets, properties, securities, rights or services (including fixed or contingent deferred purchase price, purchase price adjustments, earn-out obligations, holdback payments, contingency payments, installment payments, seller notes, post-closing true-up obligations or similar liabilities), in each case, calculated as the maximum amount payable under or pursuant to such obligations and (h) all outstanding pre-payment premium obligations of the Acquired Companies, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (a) through (h); provided that, for clarification, Indebtedness shall not include “trade debt” or “trade payables.” Notwithstanding the foregoing, Indebtedness does not include any intercompany obligations between or among the Acquired Companies which are wholly-owned.

“Intellectual Property Rights” means all intellectual property and proprietary rights throughout the world, including (i) patents, patent applications and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, trade and corporate names, trade dress, logos, service marks, and other indicia of origin, and all goodwill associated therewith, (iii) copyrights, copyrightable material and rights in the works of authorship, (iv) internet domain names and social or mobile media identifiers, (v) trade secrets and corresponding rights in confidential and proprietary information, including know-how, technologies, databases, processes, techniques, protocols, methods, inventions, discoveries, ideas, designs and formulae, (vi) proprietary rights in computer programs or software (in each case, whether in source code, object code or other form), algorithms, databases and compilations of data and (vii) any registrations and applications of the foregoing.

“Intervening Event” means an event, development or change in circumstances that is not known to the Company Board (or if known, the consequences of which were not known to the Company Board as of the date of this Agreement) as of or prior to the date of this Agreement, which event, development or change in circumstances becomes known to the Company Board prior to the Shareholders Meeting; provided, however, that (i) in no event shall the receipt of a Company Takeover Proposal constitute an Intervening Event and (ii) in no event shall any of the following constitute, or be taken into account in determining the existence of, an Intervening Event: (A) the fact that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period, or changes after the date of this Agreement in the market price or trading volume of the Company Common Shares; provided, however, the underlying causes of such meeting, exceedance, failure and/or changes may otherwise constitute or be taken into account in determining whether an “Intervening Event” has occurred if not otherwise falling into clause (ii)(A) or (B) the reasonably foreseeable consequences of the announcement of this Agreement.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company,” or “to the Company’s Knowledge,” whether or not capitalized, or any similar expression used with respect to the Company, means the actual knowledge, and such knowledge as would have been obtained after due and reasonable inquiry, of the individuals set forth in Section 1.1(a) of the Company Disclosure Letter.

“Labor Agreement” means any collective bargaining agreement or other labor-related Contract with a union, works council, labor organization, or other employee representative.

“Law” shall mean any federal, state, local or foreign statute, law, act, regulation, requirement, interpretation, Governmental Permit, license, approval, authorization, decision, directive, decree, rule, ruling, Order, ordinance, code, policy or rule of common law of any Governmental Authority, including any judicial or administrative interpretation thereof.

“Leasehold Real Property” means, collectively, each real property leased (including ground leased) as lessee or sublessee, by an Acquired Company (including all buildings, structures and other improvements and fixtures located on such real property and all easements, rights and other appurtenances to such real property to the extent of the lessee’s or sublessee’s leasehold interest therein).

“Legal Proceeding” means any lawsuit, action, arbitration, claim, charge, complaint, audit, investigation, inquiry or other proceeding.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any Contract or undertaking and those arising as a result of any act or omission.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, encumbrance, right of first refusal, preemptive right, community property right or other similar adverse restriction in respect of such property or asset.

“made available to Parent” means that such information, document or material was: (a) publicly available on the SEC EDGAR database prior to the execution of this Agreement; (b) delivered to Parent or Parent’s Representatives via electronic mail or in hard copy form prior to the execution of this Agreement or (c) made available for review by Parent or Parent’s Representatives at least one (1) day prior to the execution of this Agreement in the VDR maintained by the Company in connection with the Mergers.

“NYSE” means the New York Stock Exchange.

“Order” means any writ, judgment, injunction, consent, order, directive, determination, decree, stipulation, award, ruling or executive order of or by any Governmental Authority.

“Organizational Documents” means, with respect to any Entity, (a) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, by-laws and similar organizational documents, as amended and in effect on the date hereof, (b) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement, as amended and in effect on the date hereof, (c) if such Entity is a trust, such Entity’s declaration of trust, by-laws and similar organizational documents, as amended and in effect on the date hereof and (d) if such Entity is a limited partnership, such Entity’s certificate of limited partnership, partnership agreement and similar organizational documents, as amended and in effect on the date hereof.

“Owned Real Property” means, collectively, each parcel of real property owned in fee by an Acquired Company (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property to the extent of an Acquired Company’s interest therein).

“Parent Material Adverse Effect” means, with respect to the Parent Parties, any Effect that, individually or taken together with all other Effects that has or would reasonably be expected to prevent or materially impair or materially delay the ability of any of the Parent Parties to consummate the Mergers or the other Transactions contemplated by this Agreement prior to the End Date.

“Parent Termination Fee” means an amount equal to $77,000,000.

“Partnership Agreement” means the Agreement of Limited Partnership of the Operating Partnership, dated as of December 31, 1998 among the Company and the other partners named therein, as amended.

“Partnership Preference Units” means the units having such rights, preferences and other privileges, variations and designations as more fully described in the Partnership Agreement.

“Partnership Units” means the Partnership OP Units and the Partnership Preference Units.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet (ii) Liens for Taxes, assessments and other governmental levies, fees or charges that are not due and payable as of the Closing Date, or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (iii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business that are not due and payable as of the Closing Date, or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, the existence of which does not, and would not reasonably be expected to, materially interfere with the present use of any Company Real Property subject thereto or affected thereby, (iv) zoning, building codes and other land use Law regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property that are not violated by the current use or occupancy of real property or the operation of the business thereon or which do not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of such real property, (v) conditions, covenants, restrictions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any Company Real Property which are disclosed on existing title reports or existing surveys or which would be shown on current title reports or current surveys performed by Parent as of the date hereof and the existence of which does not, and would not, impair the marketability, value or use and enjoyment of such real property, (vi) [intentionally omitted], (vii) rights of tenants or other parties in possession, without any right of first refusal, right of first offer or other option to purchase any Company Real Property (or any portion thereof), (viii) [intentionally omitted], (ix) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (x) Liens that constitute non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business, (xi) Liens relating to intercompany borrowing among a Person and any of its wholly owned Subsidiaries, and (xii) Liens resulting from transfer restrictions under securities Laws applicable to the Acquired Companies.

“Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint stock company, syndicate, association, Entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Personal Information” means all data or other information (i) relating, directly or indirectly, to an identified or identifiable natural person or household or (ii) defined as “personal data,” “personal information,” “personally identifiable information,” or any similar term under applicable Law.

“REIT” means an entity classified for U.S. federal income tax purposes as a “real estate investment trust” under Sections 856 to 860 of the Code.

“Representatives” means, with respect to any Person, the trustees, directors, officers, employees, agents, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity and, in the case of Parent, its financing sources.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Space Lease” means any one or more leases, subleases, licenses or occupancy agreements of a particular Company Real Property (other than ground leases), together with all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, under which the Company or any Subsidiary is the landlord or sub-landlord or serves in a similar capacity.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal Entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal Entity.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, franchise, employment, payroll, severance, stamp, occupation, windfall profits, profits, environmental, customs, duties, capital stock, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, estimated, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax of any kind or any assessment or charge, in each case, in the nature of taxes and imposed by a Taxing Authority, together with any interest or penalty or addition thereto.

“Tax Protection Agreements” means any Contract to which any of the Acquired Companies is a party pursuant to which: (a) any liability to holders of equity of a Subsidiary of the Company relating to Taxes may arise and give rise to an indemnity obligation by any of the Acquired Companies, whether or not as a result of the consummation of the Transactions; or (b) in connection with the deferral of income Taxes of a holder of equity of a Subsidiary of the Company, any Acquired Company has agreed to (i) maintain a minimum level of debt or continue a particular debt or allow a partner or member to guarantee any debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, (iv) operate (or refrain from operating) in a particular manner, (v) only dispose of assets in a particular manner, (vi) use (or refrain from using) a specific method of taking into account book tax disparities under Section 704(c) of the Code with respect to one or more properties, or (viii) use (or refrain from using) a particular method of allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code.

“Tax Return” means any return, report, document, declaration or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Agreement” means any written agreement, indemnity or other arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits between any Acquired Company and any Person (other than customary arrangements under commercial contracts, leases or borrowings entered into in the ordinary course of business); provided that the term “Tax Sharing Agreement” shall not include any Tax Protection Agreements.

“Taxing Authority” means any Governmental Authority having jurisdiction with respect to the imposition or collection of any Tax.

“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Company Parties or the Parent Parties.

“Transaction Documents” means this Agreement, each other document, certificate, and instrument being delivered pursuant to this Agreement, including the Commitment Letters, the Guarantee, and the Confidentiality Agreement.

“Transaction Litigation” means any claim or Legal Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving any of the Company Parties, the Company Board, any committee thereof and/or any of the Company’s trustees or officers relating directly or indirectly to this Agreement, the Mergers or any of the Transactions or disclosures relating to the Transactions (including any such claim or Legal Proceeding based on allegations that the Company Parties’ entry into this Agreement or the terms and conditions of this Agreement or any of the Transactions constituted a breach of the duties of any member of the Company Board or any officer of the Company Parties).

“Transactions” means the transactions contemplated by this Agreement, including the Mergers.

“VDR” means the “Project Wizard” virtual dataroom maintained and hosted on behalf of the Company by Intralinks.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	Section 5.2(b)
Agreement	Preamble
Amended Partnership Agreement	Section 2.4(b)(iii)
Articles of Merger	Section 2.3(c)
Capitalization Date	Section 3.6(a)
Certificate	Section 2.5(a)(i)
Chosen Courts	Section 8.5
Closing	Section 2.3(a)
Closing Date	Section 2.3(a)
COBRA	Section 3.17(d)
Company	Preamble
Company Acquisition Agreement	Section 5.2(d)
Company Adverse Recommendation Change	Section 5.2(d)
Company Benefit Plan	Section 3.17(a)
Company Board	Recitals
Company Board Recommendation	Section 3.3(a)
Company Common Shares	Recitals
Company Licenses	Section 3.11(b)
Company Material Contract	Section 3.10(b)
Company Merger	Recitals
Company Merger Certificate	Section 2.3(c)
Company Merger Effective Time	Section 2.3(c)
Company Parties	Preamble
Company SEC Documents	Section 3.7(a)
Company Shareholder Approval	Section 3.2(a)
Construction Contract	Section 3.13(k)
Continuing Employee	Section 5.8(a)
Contracting Party	Section 7.3(f)
Current Premium	Section 5.9(a)

Data Privacy Laws	Section 3.14(e)
Data Security Requirements	Section 3.14(e)
DB Plan	Section 3.17(c)
DRULPA	Recitals
DSOS	Section 2.3(b)
End Date	Section 7.1(b)
Enforceability Exceptions	Section 3.2(a)
Equity Commitment Letter	Section 4.7
Exchange Agent	Section 2.7(a)
Exchange Fund	Section 2.7(a)
Excluded Shares	Section 2.5(a)(i)
Excluded Units	Section 2.6(b)
Fee Ground Leases	Section 3.13(c)
Guarantee	Recitals
Guarantors	Recitals
Healthcare Reform Laws	Section 3.17(e)
Indemnified Party	Section 5.9(b)
Indemnified Party Proceeding	Section 5.9(b)
Insurance Policies	Section 3.15
Leasehold Ground Leases	Section 3.13(b)
Merger Consideration	Section 2.5(a)(i)
Merger OP	Preamble
Merger OP GP	Recitals
Merger Sub	Preamble
Merger Sub GP	Recitals
Mergers	Recitals
MGCL	Section 3.19
MRL	Recitals
Necessary Financing Amount	Section 5.16(b)
Non-Recourse Party	Section 7.3(f)
Operating Partnership	Preamble
Parent	Preamble
Parent Parties	Preamble
Parent-Approved Transaction	Section 5.12(e)
Participation Agreements	Section 3.10(b)(xii)
Partnership OP Units	Recitals
Partnership Merger	Recitals
Partnership Merger Certificate	Section 2.3(b)
Partnership Merger Effective Time	Section 2.3(b)
Party or Parties	Preamble
Prior Sale Contract	Section 3.13(f)
Proxy Statement	Section 5.3(a)
Qualified REIT Subsidiary	Section 3.1(b)
Qualifying Income	Section 7.4(a)
REA	Section 3.13(o)
Recovery Costs	Section 7.3(b)
Related Person Agreements	Section 3.20
Rent Roll	Section 3.13(g)
Required Information	Section 5.15(a)(ii)

SDAT	Section 2.3(c)
Shareholders Meeting	Section 5.3(c)
Solvent	Section 4.8
Special Pre-Closing Dividend	Section 5.1(b)
Specific Performance Conditions	Section 8.11(a)
Specified Agreements	Section 5.8(c)
Surviving Entity	Section 2.1(a)
Surviving Partnership	Section 2.1(b)
Takeover Statutes	Section 3.19
Taxable REIT Subsidiary	Section 3.1(b)
Time-Based Unit Award	Section 2.8(a)
Transfer Right	Section 3.10(b)(viii)
Transfer Taxes	Section 5.12(b)
TSR Unit Award	Section 2.8(b)
Viruses	Section 3.14(f)
Voting Debt	Section 3.6(g)

Section 1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Parts, Exhibits and Schedules are to Articles, Sections, Parts, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, including by waiver or consent, in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended from time to time. References to “$” and “dollars” are to the currency of the United States. Accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States, and if such date is not a Business Day, the Business Day immediately following such date. The words “ordinary course of business” or “ordinary course” shall be deemed, in each case, to be followed by the words “consistent with past practice.”

ARTICLE 2

THE MERGERS

Section 2.1 The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA and the MRL, at the Company Merger Effective Time, the Company shall be merged with and into Merger Sub, and the separate existence of the Company shall thereupon cease. Merger Sub will continue as the surviving Entity (the “Surviving Entity”) in the Company Merger.

(b) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, Merger OP shall be merged with and into the Operating Partnership, and the separate existence of Merger OP shall thereupon cease. The Operating Partnership will continue as the surviving partnership (the “Surviving Partnership”) in the Partnership Merger.

Section 2.2 Effect of the Mergers.

(a) The Company Merger shall have the effects provided in this Agreement and as set forth in the DRULPA and the MRL. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall transfer to, vest in and devolve upon the Surviving Entity, and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Entity.

(b) The Partnership Merger shall have the effects provided in this Agreement and as set forth in the DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all the properties, rights, privileges, powers and franchises of the Operating Partnership and Merger OP shall vest in the Surviving Partnership, and all debts, liabilities, duties and obligations of the Operating Partnership and Merger OP shall become the debts, liabilities, duties and obligations of the Surviving Partnership.

Section 2.3 Closing; Effective Times.

(a) The closing of the Mergers (the “Closing”) shall take place at 10:00 a.m., Eastern time, as soon as practicable (and, in any event, within three (3) Business Days) following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Bass, Berry & Sims PLC, 100 Peabody Place, Suite 1300, Memphis, TN 38103, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Merger OP and the Operating Partnership will (i) cause a certificate of merger (the “Partnership Merger Certificate”) to be executed, acknowledged and filed with the Delaware Secretary of State (the “DSOS”) in accordance with the DRULPA, and (ii) make any other filings, recordings or publications required to be made by the Operating Partnership or Merger OP in connection with the Partnership Merger. The Partnership Merger shall become effective on the date and time at which the Partnership Merger Certificate has been duly filed with, and accepted for record by, the DSOS, or at such other date and time agreed between the parties and specified in the Partnership Merger Certificate (the “Partnership Merger Effective Time”). The parties shall cause the Partnership Merger Effective Time to occur immediately prior to the Company Merger Effective Time.

(c) Upon the terms and subject to the provisions of this Agreement, on the Closing Date and immediately following the Partnership Merger Effective Time, Merger Sub and the Company shall (i) duly execute and file articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (“SDAT”) in accordance with the Laws of the State of Maryland and cause a certificate of merger (the “Company Merger Certificate”) to be executed, acknowledged, and filed with the DSOS in accordance with the DRULPA, and (ii) make any other filings, recordings or publications required to be made by the Company or Merger Sub in connection with the Company Merger. The Company Merger shall become effective after the Partnership Merger Effective Time on the date and time at which the Articles of Merger have been filed with, and accepted for record by, the SDAT or at such other date and time as is agreed between the parties hereto and specified in the Articles of Merger (not to exceed thirty (30) days after the Articles of Merger are accepted for record by the SDAT) (such date and time being hereinafter referred to as the “Company Merger Effective Time”). The parties shall cause the Company Merger Effective Time to occur immediately after the Partnership Merger Effective Time.

(d) Unless otherwise agreed, the parties shall cause the Company Merger Effective Time and the Partnership Merger Effective Time to occur on the Closing Date.

Section 2.4 Organizational Documents; Officers and General Partners.

(a) At the Company Merger Effective Time, unless otherwise jointly determined by Parent and the Company prior to the Company Merger Effective Time:

(i) the name of the Surviving Entity shall be “AREG Wizard Intermediate LP”;

(ii) the certificate of limited partnership of Merger Sub, as in effect immediately prior to the Company Merger Effective Time, shall be the certificate of limited partnership of the Surviving Entity until, subject to Section 5.9, amended in accordance with applicable Law;

(iii) the limited partnership agreement of Merger Sub, as in effect immediately prior to the Company Merger Effective Time, shall be the limited partnership agreement of the Surviving Entity, until thereafter amended in accordance with the provisions thereof and in accordance with applicable Law, subject to Section 5.9;

(iv) from and after the Company Merger Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, the officers of Merger Sub immediately prior to the Company Merger Effective Time shall be the officers of the Surviving Entity; and

(v) Merger Sub GP shall be the sole general partner of the Surviving Entity following the Company Merger Effective Time, entitling Merger Sub GP to such rights, duties and obligations as are more fully set forth in the limited partnership agreement of the Surviving Entity.

(b) At the Partnership Merger Effective Time, unless otherwise jointly determined by Parent and the Company prior to the Partnership Merger Effective Time:

(i) the name of the Surviving Partnership shall be “Whitestone REIT Operating Partnership, L.P.”;

(ii) the certificate of limited partnership of Merger OP, as in effect immediately prior to the Partnership Merger Effective Time shall be the certificate of limited partnership of the Surviving Partnership, subject to Section 5.9, amended in accordance with applicable Law;

(iii) the limited partnership agreement of Merger OP, as in effect immediately prior to the Partnership Merger Effective Time, shall be the limited partnership agreement of the Surviving Partnership (the “Amended Partnership Agreement”), until thereafter amended in accordance with the provisions thereof and in accordance with applicable Law, subject to Section 5.9;

(iv) from and after the Partnership Merger Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, the officers of Merger OP immediately prior to the Partnership Merger Effective Time shall be the officers of the Surviving Partnership; and

(v) Merger OP GP shall be the sole general partner of the Surviving Partnership following the Partnership Merger Effective Time entitling Merger OP GP to such rights, duties and obligations as are more fully set forth in the limited partnership agreement of the Surviving Partnership.

Section 2.5 Merger Consideration; Effect on Company Capital Shares.

(a) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Company Common Shares:

(i) Each Company Common Share issued and outstanding immediately prior to the Company Merger Effective Time (other than Company Common Shares to be cancelled pursuant to Section 2.5(a)(iii) (collectively, “Excluded Shares”)), subject to the terms and conditions set forth herein, shall be automatically cancelled and converted into the right to receive an amount in cash equal to $19.00 per Company Common Share (the “Merger Consideration”), without interest. At the Company Merger Effective Time, all of the Company Common Shares (other than Excluded Shares) shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and each certificate evidencing or representing ownership of the Company Common Shares (other than Excluded Shares) or, if applicable, Partnership OP Units (other than Excluded Units) outstanding immediately prior to the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, or any book-entry shares or book-entry units evidencing or representing Company Common Shares or Partnership OP Units (each such certificate, book-entry share or book-entry unit, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration, without interest, and each Certificate formerly evidencing Company Common Shares (other than Excluded Shares), shall thereafter only represent the right to receive the payment to which reference is made in Section 2.6.

(ii) Each unit of partnership interest in Merger Sub issued and outstanding immediately prior to the Partnership Merger Effective Time shall remain as one issued and outstanding unit of partnership interest of the Surviving Entity.

(iii) Any Company Common Shares held by the Parent Parties or any of their Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Without duplication of the effects of Section 2.5(a), if, between the date hereof and the Company Merger Effective Time or the Partnership Merger Effective Time, the outstanding Company Common Shares or Partnership OP Units are changed into a different number or class of shares by reason of any share split, division or subdivision of shares, share dividend, reverse share split, consolidation of shares, reclassification, reorganization, recapitalization or other similar transaction, then the amount of cash into which each Company Common Share is converted in the Company Merger and each Partnership OP Units is converted in the Partnership Merger shall be adjusted to provide the holders the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing set forth in this Section 2.5(b) shall be construed to supersede or in any way limit the prohibitions set forth in this Agreement, including Section 5.1.

Section 2.6 Merger Consideration; Effect on Partnership Units. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of Merger OP, the Operating Partnership or any holder of partnership interests in the Operating Partnership or partnership interests in Merger OP, as applicable:

(a) Each Partnership OP Unit held by a holder other than the Acquired Companies issued and outstanding immediately prior to the Partnership Merger Effective Time (other than Excluded Units), subject to the terms and conditions set forth herein, shall be converted into, and shall be cancelled in exchange for, the right to receive an amount in cash equal to Merger Consideration, without interest.

(b) Each Partnership OP Unit held by the Company (“Excluded Units”) immediately prior to the Partnership Merger Effective Time shall be unaffected by the Partnership Merger and shall remain outstanding as Partnership OP Units of the Surviving Partnership held by the Surviving Entity.

(c) The general partner interests of Merger OP outstanding immediately prior to the Partnership Merger Effective Time and owned by Merger OP GP shall be converted into general partner interests of the Surviving Partnership, entitling Merger OP GP to such rights, duties and obligations as are more fully set forth in the Amended Partnership Agreement.

(d) Each limited partnership interest in Merger OP shall automatically be cancelled and cease to exist, the holders thereof shall cease to have any rights with respect thereto, and no payment shall be made with respect thereto.

(e) The general partnership interests in the Operating Partnership shall automatically be cancelled and cease to exist, the holders thereof shall cease to have any rights with respect thereto, and no payment shall be made with respect thereto.

(f) Each Partnership Preference Unit outstanding immediately prior to the Partnership Merger Effective Time shall be cancelled and shall no longer be outstanding.

Section 2.7 Payment of Merger Consideration.

(a) Prior to the Partnership Merger Effective Time, (i) Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent with respect to the Mergers (the “Exchange Agent”), and (ii) Parent shall deposit, or shall cause to be deposited, with the Exchange Agent cash amounts sufficient to enable the Exchange Agent to make payments pursuant to Section 2.5 or Section 2.6(a), as applicable, to holders of Company Common Shares and Partnership OP Units outstanding immediately prior to the Company Merger Effective Time or Partnership Merger Effective Time, respectively (the “Exchange Fund”). The Exchange Agent shall make payments of the Merger Consideration out of the Exchange Fund in accordance with this Agreement. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity.

(b) Within five (5) Business Days after the Company Merger Effective Time, Parent and the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates that, immediately prior to the Company Merger Effective Time, evidenced outstanding Company Common Shares or that, immediately prior to the Partnership Merger Effective Time, represented Partnership OP Units whose shares or units, as applicable, were converted into the right to receive or be exchanged for the Merger Consideration, as applicable, pursuant to Section 2.5 or Section 2.6(a), as applicable: (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass to the Exchange Agent, only upon delivery of the Certificates or affidavits of loss in lieu thereof in accordance with Section 2.7(d) to the Exchange Agent, and which letter shall be in such form and have such other provisions as are mutually approved by Parent and the Company) and (ii) instructions for use in effecting the surrender of Certificates previously evidencing or representing such Company Common Shares or Partnership OP Units in exchange for payment therefor. Parent shall ensure that, upon surrender to the Exchange Agent of each such Certificates (or affidavits of loss in lieu of a Certificate pursuant to Section 2.7(d)), together with a properly executed letter of transmittal, the holder of such Certificates (or, under the circumstances described in Section 2.7(e), the transferee of the Company Common Shares or Partnership Units previously evidenced or represented by such Certificates) shall promptly receive in exchange therefor the amount of cash to which such holder (or transferee) is entitled pursuant to Section 2.5 or Section 2.6(a), as applicable. Exchange of book-entry shares or book-entry units evidencing or representing Company Common Shares or Partnership OP Units shall be effected in accordance with the Exchange Agent’s customary procedures with respect to securities represented by book entry.

(c) On or after the first anniversary of the Company Merger Effective Time, the Surviving Entity shall be entitled to cause the Exchange Agent to deliver to the Surviving Entity any funds made available by Parent to the Exchange Agent which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Parent and the Surviving Entity with respect to the cash amounts payable upon surrender of their Certificates. None of the Parent Parties, the Company Parties, the Surviving Entity or the Exchange Agent shall be liable to any holder of a Certificate for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat Law. Any amounts remaining unclaimed by holders of the Certificates, book-entry shares or book-entry units immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(d) If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, to the reasonable satisfaction of Parent and the Exchange Agent and the taking of such other actions as may be reasonably requested by the Exchange Agent, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the cash amount payable in respect thereof pursuant to this Agreement.

(e) In the event of a transfer of ownership of Company Common Shares or Partnership OP Units that is not registered in the transfer records of the Company or the Operating Partnership, as applicable, payment may be made with respect to such Company Common Shares or Partnership OP Units to a transferee of such Company Common Shares or Partnership OP Units if the Certificate (if applicable) previously representing such Company Common Shares or Partnership OP Units is presented to the Exchange Agent, accompanied by all documents reasonably required by the Exchange Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

(f) As of the Company Merger Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of any Company Common Shares outstanding immediately prior to the Company Merger Effective Time on the records of the Company. The Merger Consideration paid in accordance with the terms of this Article 2 upon surrender of any Certificates (or automatically in the case of book-entry shares of Company Common Shares) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificates. From and after the Company Merger Effective Time, the holders of Company Common Shares outstanding immediately prior to the Company Merger Effective Time shall cease to have any rights with respect to such Company Common Shares except as otherwise provided for herein or by applicable Law. If, after the Company Merger Effective Time, Certificates evidencing such Company Common Shares are presented to the Surviving Entity for transfer, they shall be cancelled and exchanged as provided in this Agreement.

(g) As of the Partnership Merger Effective Time, the unit transfer books of the Operating Partnership shall be closed and thereafter there shall be no further registration of transfers of any Partnership Units outstanding immediately prior to the Partnership Merger Effective Time on the records of the Operating Partnership. The Merger Consideration paid in accordance with the terms of this Article 2 upon surrender of any Certificates (or automatically in the case of book-entry units of Partnership Units) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificates. From and after the Partnership Merger Effective Time, the holders of Partnership Units outstanding immediately prior to the Partnership Merger Effective Time shall cease to have any rights with respect to such Partnership Units except as otherwise provided for herein or by applicable Law. If, after the Partnership Merger Effective Time, Certificates representing such Partnership Units are presented to the Surviving Partnership for transfer, they shall be cancelled and exchanged as provided in this Agreement.

(h) After the Closing Date, the Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Entity. Any interest and other income resulting from such investments shall be paid to the Surviving Entity. Until the termination of the Exchange Fund, to the extent that there are losses with respect to such investments, or the cash portion of the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, the Surviving Entity shall promptly replace or restore the cash portion of the Exchange Fund lost through investments or other events so as to ensure that the cash portion of the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments.

Section 2.8 Company Equity Awards.

(a) Treatment of Company Time-Based Unit Awards. Immediately prior to the Company Merger Effective Time, each of the outstanding restricted common share unit awards subject to time-based vesting (each, a “Time-Based Unit Award”) granted pursuant to the Company Equity Incentive Plan, shall automatically become fully vested and thereafter shall be cancelled and, in exchange therefor, each holder of any such cancelled vested Time-Based Unit Awards shall cease to have any rights with respect thereto, except the right to receive as of the Company Merger Effective Time, in consideration for the cancellation of such vested Time-Based Unit Awards and in settlement therefor, an amount in cash equal to the product of (i) the number of Company Common Shares then underlying such Time-Based Unit Awards as of immediately prior to the Company Merger Effective Time and (ii) the Merger Consideration; provided, however, that to the extent that any Time-Based Unit Awards constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code, including payment in accordance with any applicable exception or permitted payment event under Section 409A of the Code and Section 1.409A-3(j) of the Treasury Regulations.

(b) Treatment of Company TSR Units. Immediately prior to the Company Merger Effective Time, each outstanding restricted performance share unit award (each, a “TSR Unit Award”) granted pursuant to the Company Equity Incentive Plan shall automatically become earned and vested and thereafter shall be cancelled and, in exchange therefor, each holder of any such cancelled vested TSR Unit Award shall cease to have any rights with respect thereto, except the right to receive as of the Company Merger Effective Time, in consideration for the cancellation of such vested TSR Unit Award and in settlement therefor, an amount in cash equal to the product of (i) the Merger Consideration and (ii) the number of Company Common Shares that would have vested pursuant to the terms of the TSR Unit Award, assuming that any performance based vesting conditions applicable to such TSR Unit Award for any performance period that has not been completed as of the Company Merger Effective Time are achieved at the levels based on the greater of target or actual performance through the Company Merger Effective Time, with such adjustments to the performance goals as maybe made by the Compensation Committee of the Company Board in accordance with the terms of such TSR Unit Award ; provided, however, that to the extent that any TSR Unit Awards constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code, including payment in accordance with any applicable exception or permitted payment event under Section 409A of the Code and Section 1.409A-3(j) of the Treasury Regulations.

(c) Further Action. At or prior to the Company Merger Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.8.

(d) Termination of Company Equity Incentive Plan. As of the Company Merger Effective Time, the Company Equity Incentive Plan shall terminate, and the Company shall ensure that following the Company Merger Effective Time, no participant in the Company Equity Incentive Plan or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Entity or any subsidiary thereof.

(e) Parent Funding. At the Company Merger Effective Time, Parent shall deposit with the Surviving Entity cash in the amount necessary, together with the other funds of the Surviving Entity, to make the payments required under this Section 2.8, and Parent shall cause the Surviving Entity to make the payments required under this Section 2.8 through the Surviving Entity’s payroll within five (5) Business Days after the Company Merger Effective Time, or at such later time as necessary to avoid a violation and/or adverse Tax consequences under Section 409A of the Code.

Section 2.9 Appraisal Rights. No dissenters’ or appraisal rights under Title 3, Subtitle 2 of the MGCL, as incorporated by reference in Title 8, Subtitle 5 of the MRL, shall be available with respect to the Mergers or other Transactions, including any rights under Sections 3-201 et seq. of the MGCL.

Section 2.10 Further Action. If, at any time after the Company Merger Effective Time, any further action is necessary to carry out the purposes of this Agreement, the officers of the Surviving Entity and Parent shall (in the name of Merger Sub, in the name of the Company or otherwise) take such action.

Section 2.11 Withholding of Tax. Each of Parent, the Surviving Entity, any Affiliate thereof or the Exchange Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement to any Person such amount as Parent, the Surviving Entity, any Affiliate thereof or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Entity, any Affiliate thereof or the Exchange Agent and withheld amounts are paid over to the applicable Governmental Authority in accordance with Laws or Order, then for all purposes of this Agreement such amounts shall be treated as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.12 Tax Consequences. The parties intend that for U.S. federal, and applicable state, income tax purposes (a) the Company Merger shall be treated as a taxable sale by the Company of all of the Company’s assets to Merger Sub in exchange for the applicable Merger Consideration to be provided to the shareholders of the Company and the assumption of all of the Company’s liabilities, followed by a distribution of such Merger Consideration to the shareholders of the Company in liquidation pursuant to Section 331 and Section 562 of the Code, and that this Agreement be, and is hereby adopted as, a “plan of liquidation” of the Company for U.S. federal income tax purposes, and (b) the Partnership Merger shall be treated as a taxable sale of the Partnership OP Units by holders other than the Company in exchange for the applicable Merger Consideration. The Parties hereto agree not to take any position on any Tax Return that is inconsistent with the foregoing for all U.S. federal, and, if applicable, state and local tax purposes.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except (a) as set forth in the Company Disclosure Letter (subject to Section 8.12), or (b) as disclosed in the Company SEC Documents publicly available on the SEC EDGAR database, on or after January 1, 2023 or furnished by the Company at least one (1) Business Day prior to the date of this Agreement (other than (i) disclosures contained or referenced in the “Risk Factors”, “Safe Harbor Statement” or any similar section of any Company SEC Documents or (ii) any disclosures contained or referenced in any “forward-looking statements” section in any Company SEC Documents or any other statement contained in any other section of the Company SEC Documents, in each case to the extent such disclosures or statements are predictive, non-specific, cautionary or forward-looking in nature, which in no event shall be deemed an exception to or disclosure for purposes of any representation or warranty set forth in this Article 3), the Company and Operating Partnership hereby jointly and severally represent and warrant to Parent and Merger Sub:

Section 3.1 Organization and Good Standing; Subsidiaries.

(a) The Company is a real estate investment trust duly formed, validly existing and in good standing under the Laws of the State of Maryland and has all real estate investment trust power and authority required to carry on its business as currently conducted and to own, lease and operate its properties and assets. The Operating Partnership is a limited partnership, validly existing and in good standing under the laws of the State of Delaware and has all limited partnership power and authority required to carry on its business as currently conducted and to own, lease and operate its properties and assets. Each of the Company and Operating Partnership is duly qualified or licensed to do business as a foreign corporation and where such concept is recognized, is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing (with respect to jurisdictions that recognize such concept) necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Letter contains a complete and correct list of each Subsidiary of the Company as of the date hereof, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Subsidiary of the Company, (ii) the percentage of interest held, directly or indirectly, by the Company in each Subsidiary of the Company, (iii) the names and percentage of interest held by each Person other than Company or its Subsidiaries in such Subsidiary, (iv) the classification for U.S. federal income Tax purposes of each Subsidiary, and (v) the jurisdictions in which the Company and each Subsidiary of the Company are qualified and licensed to do business. Section 3.1(b) of the Company Disclosure Letter also contains a complete and correct list of (A) each Subsidiary of the Company that is a REIT, a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each, a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary”

within the meaning of Section 856(l) of the Code (each, a “Taxable REIT Subsidiary”), and (B) each Subsidiary of the Company that is an entity taxable as a corporation which is neither a REIT, a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary. Each of the Subsidiaries of the Company (1) is validly existing and in good standing under the applicable Laws of the jurisdiction of its organization and has the authority required to carry on its business as currently conducted and to own, lease and operate its properties and assets, (2) is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing (with respect to jurisdictions that recognize such concept) necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (3) has all corporate, partnership or other legal Entity, as the case may be, power and authority required to carry on its business as currently conducted and to own, lease or operate its properties and assets, except where such failure would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) None of the Company Parties, directly or indirectly, owns any equity interest or investment (whether equity or debt) in any Person (other than in (i) the Subsidiaries of the Company listed on Section 3.1(b) of the Company Disclosure Letter and (ii) investments in short-term investment securities).

(d) The Company has made available to Parent complete and correct copies of the Company’s and the Operating Partnership’s Organizational Documents. Each of the Company and the Operating Partnership is in compliance with the terms of its Organizational Documents in all material respects. Complete and correct copies of the Company’s and the Operating Partnership’s minute books since January 1, 2023, have been made available by the Company to Parent.

Section 3.2 Authority.

(a) The Company has all requisite real estate investment trust power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the affirmative vote at the Shareholders Meeting of the holders of Company Common Shares entitled to cast a majority of all the votes entitled to be cast on the matter to approve the Company Merger (the “Company Shareholder Approval”), to consummate the Transactions. Assuming the accuracy of the representations and warranties set forth in Section 4.6, the execution, delivery and performance by the Company of this Agreement, and the consummation of the Transactions, have been duly and validly authorized and approved by all necessary action on the part of the Company Board, subject to the receipt of the Company Shareholder Approval, and no other real estate investment trust, limited liability company or partnership proceedings or actions on the part of the Company or any of its Subsidiaries are necessary to authorize the execution and delivery of this Agreement or for the Company to consummate the Transactions (other than, with respect to the Company Merger, the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT). Assuming the due authorization, execution and delivery by the Parent Parties of this Agreement and the accuracy of the representations and warranties set forth in Section 4.6, this Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Legal Proceeding therefor may be brought (collectively, the “Enforceability Exceptions”). Except for the Company Shareholder Approval, no vote of the holders of Company Common Shares or any class of equity securities of any Subsidiary of the Company is necessary pursuant to applicable Law or the Organizational Documents of the Acquired Companies to approve the Company Merger and the other Transactions.

(b) The Operating Partnership has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. Assuming the accuracy of the representations and warranties set forth in Section 4.6, the execution, delivery and performance by the Operating Partnership of this Agreement, and the consummation of the Transactions, have been duly authorized by all necessary action on the part of the Operating Partnership and the Company as the sole general partner, and no other real estate investment trust, limited liability company or partnership proceedings or actions on the part of the Company as the sole general partner, the Operating Partnership or any of their respective Subsidiaries are necessary to authorize the execution and delivery of this Agreement or for the Operating Partnership to consummate the Transactions (other than, with respect to the Partnership Merger, the filing of the Partnership Merger Certificate with the DSOS). Assuming the due authorization, execution and delivery by the Parent Parties of this Agreement and the accuracy of the representations and warranties set forth in Section 4.6, this Agreement has been duly and validly executed and delivered by the Operating Partnership and constitutes the legal, valid and binding obligation of the Operating Partnership, enforceable against the Operating Partnership, in accordance with its terms, subject to the Enforceability Exceptions. Except for the approval of the Company as the sole general partner (which has been obtained), no vote of the holders of Partnership Units or any class of equity securities of any Subsidiary of the Operating Partnership is necessary pursuant to applicable Law or the Organizational Documents of the Acquired Companies to approve the Partnership Merger and the other Transactions.

Section 3.3 Company Board Approval; Fairness Opinion.

(a) The Company Board has duly adopted resolutions (i) determining that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein, are advisable and in the best interests of the Company and its shareholders, (ii) adopting this Agreement and approving the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Transactions upon the terms and subject to the conditions set forth herein, (iii) directing that the Company Merger be submitted to the holders of Company Common Shares for their consideration and approval at the Shareholders Meeting and (iv) recommending that the holders of Company Common Shares approve the Company Merger (such recommendation, the “Company Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 5.2.

(b) BofA Securities, Inc., the Company’s financial advisor, has delivered to the Company Board its opinion (to be confirmed in writing), to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration to be received in the Company Merger by the holders of Company Common Shares (other than Excluded Shares) is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution of this Agreement by all Parties, furnish an accurate, complete and confidential copy of such opinion letter to Parent solely for informational purposes. Parent, on behalf of itself and its officers, directors and Affiliates, agrees and acknowledges that such written opinion letter is being furnished to Parent solely for informational purposes and none of Parent and its officers, directors and Affiliates may rely on such written opinion letter for any purpose.

Section 3.4 Governmental Authorization. No Governmental Permits are or (with or without notice or lapse of time, or both) will be required to be made or obtained by any Acquired Company in connection with the execution, delivery and performance by the Company Parties of this Agreement and the consummation by the Company Parties of the Transactions other than (a) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT, (b) the filing of the Partnership Merger Certificate with, and the acceptance for record of the Partnership Merger Certificate by, the DSOS, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (d) compliance with any applicable rules of NYSE, (e) such Governmental Permits the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (f) any filings, consents or other notifications as may be required as a result of the business or identity of the Parent Parties (or the beneficial ownership of any of them).

Section 3.5 Non-Contravention. Assuming the accuracy of the representations and warranties set forth in Section 4.6, the execution, delivery and performance by the Company Parties of this Agreement and the consummation by the Company Parties of the Transactions do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the Company Parties’ Organizational Documents or any comparable Organizational Documents of (i) subject to obtaining the Company Shareholder Approval, the Company, or (ii) any other Acquired Company, (b) assuming that the Governmental Permits referred to in Section 3.4 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such consent has been satisfied or waived, and subject to obtaining the Company Shareholder Approval, contravene, conflict with or result in a violation or breach of any applicable Law, (c) assuming compliance with the matters referred to in Section 3.4, and subject to obtaining the Company Shareholder Approval, require any consent or approval (except as contemplated by Section 3.4 or as set forth in Section 3.4 of the Company Disclosure Letter) under, result in any breach of any obligation or any loss of any benefit or increase in any cost or obligation of the Company, Operating Partnership or any Subsidiary of the Company under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under, any Company Material Contract (including any lease agreements that would constitute a Company Material Contract), or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Acquired Company, except in the case of clauses (a)(2), (b), (c) and (d) above, any such violation, breach, default, right, termination, amendment, acceleration, cancellation or loss that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Capitalization; Subsidiaries.

(a) As of 5:00 p.m. on April 6, 2026 (the “Capitalization Date”), the authorized shares of beneficial interest of the Company consist of: (i) 400,000,000 Company Common Shares, of which 51,393,977 shares are issued and outstanding as of the Capitalization Date, and (ii) 50,000,000 Company Preferred Shares, of which no shares are issued and outstanding. As of the date hereof, no Company Common Shares have been sold on a forward basis.

(b) Section 3.6(b)(i) of the Company Disclosure Letter contains, as of the Capitalization Date, a complete and correct list of the authorized and outstanding Partnership Units, including all holders of the Partnership Units and the number and type of such units held by each such holder. The Company is the sole general partner of the Operating Partnership. As of the Capitalization Date the Company held 51,272,878 Partnership OP Units. In addition to the Partnership Units held by the Company, as of the Capitalization Date, 634,059 Partnership OP Units were issued and outstanding and held by Persons other than the Company, and each such Partnership OP Unit is redeemable in accordance with the Partnership Agreement in exchange for one Company Common Share or cash, at the Company’s option (subject, in each case, to the terms and conditions of the Partnership Agreement). The Partnership OP Units that are owned by the Company and any Subsidiary of the Company are free and clear of any Liens, other than any transfer and other restrictions under the Partnership Agreement.

(c) As of the Capitalization Date, (i) 509,208 Company Common Shares were subject to issuance upon settlement and vesting of Time-Based Unit Awards, and (ii) 1,395,604 Company Common Shares were subject to issuance upon settlement and vesting of TSR Unit Awards (with such awards subject to performance goals reflected at maximum level performance). As of the Capitalization Date, the Company has 1,913,674 Company Common Shares remaining available for future issuance under the Company Equity Incentive Plan (including in respect of Company Equity Awards covered in the immediately preceding sentence). All outstanding Company Common Shares have been, and all Company Common Shares that may be issued pursuant to the Company Equity Incentive Plan and the award agreements thereunder will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are or will be fully paid and non-assessable and were not, and will not be, issued in violation of any preemptive, first refusal, first offer or similar rights. Section 3.6(c) of the Company Disclosure Letter contains, as of the Capitalization Date, a complete and correct list of each outstanding Time-Based Unit Award and TSR Unit Award, including, as applicable, the holder (by name), date of grant, the number of Company Common Shares subject to such Time-Based Unit Award and TSR Unit Award (with respect to each TSR Unit Award, reflected at target and maximum levels of achievement), vesting schedule (including any acceleration terms and, in the case of each TSR Unit Award, the applicable performance vesting terms and performance periods) and the amount of accrued dividend equivalents with respect to each such award. As of the Capitalization Date, there are no accrued dividend equivalents payable with respect to all Company Equity Awards.

(d) Except for changes since the Capitalization Date resulting from the redemption, vesting, settlement or other conversion or exchange of the Partnership OP Units into or for Company Common Shares (in accordance with the Partnership Agreement) or Company Equity Awards outstanding on such date, there are no other outstanding (i) shares of beneficial interest or voting securities of the Company, (ii) securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights to acquire from an Acquired Company, or other obligation of any Acquired Company to issue, any shares of beneficial interest, voting securities or securities convertible into or exchangeable for shares of beneficial interest or voting securities of the Company, (iv) restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units, deferred stock units, contingent value rights, “phantom” stock or similar equity or equity-based rights issued or granted by the Company or any of its Subsidiaries that are linked to the value of the Company Common Shares or other obligations by the Company to make any payments based on the price or value of shares of beneficial interest of the Company, (v) Contracts that are binding on any Acquired Company that obligates an Acquired Company to issue, acquire, sell, redeem, exchange or convert any of the foregoing in clauses (i)-(iv) above or (vii) below, (vi) obligations or binding commitments of any character restricting the transfer of or granting registration rights over any equity interest of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound or (vii) restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units, deferred stock units, contingent value rights, “phantom” stock or similar rights issued or granted by the Company or any Subsidiary of the Company that are linked to the value of the securities of the Company or other obligations by the Company or any Subsidiary of the Company or to make any payments based on the price or value of securities of the Company. None of the Company or any Subsidiary of the Company is party to any Contract that obligates it to repurchase, redeem or otherwise acquire any securities or other equity or voting interests of the Company. There are no accrued and unpaid distributions with respect to any securities of the Company (except to the extent such dividends have been publicly announced and are not yet due and payable).

(e) There are no outstanding (i) partnership interests or other equity or voting interests of the Operating Partnership, (ii) securities of the Company or any Subsidiary of the Company convertible into or exchangeable for partnership interests or other equity or voting interests of the Operating Partnership, (iii) contingent rights or entitlements to partnership interests or other equity or voting interests of the Operating Partnership, (iv) options, warrants or other rights to acquire from the Operating Partnership, or other obligations of the Operating Partnership to issue, any partnership interests or other equity or voting interests of the Operating Partnership or securities convertible into or exchangeable for partnership interests or other equity or voting interests of the Operating Partnership, (v) Contracts that are binding on any Acquired Company that obligates an Acquired Company to issue, acquire, sell, redeem, exchange or convert any of the foregoing in clauses (i)-(iv) above or (vii) below, (vi) obligations or binding commitments of any character restricting the transfer of or granting registration rights over any partnership interest of, or other equity or voting interest in, the Operating Partnership to which the Operating Partnership is a party or by which it is bound or (vii) restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units, deferred stock units, contingent value rights, “phantom” stock or similar rights issued or granted by the Operating Partnership that are linked to the value of the interests in the Operating Partnership or other obligations by the Operating Partnership to make any payments based on the price or value of interests in the Operating Partnership. Other than the Partnership Agreement, the Operating Partnership is not a party to any contract that obligates it to repurchase, redeem or otherwise acquire any partnership interests or other equity or voting interests of the Operating Partnership. There are no accrued and unpaid distributions with respect to any partnership interests of the Operating Partnership, other than those distributions that have been authorized or declared prior to the date hereof.

(f) All outstanding equity interests of the Subsidiaries of the Company (other than the Operating Partnership) are duly authorized, validly issued, fully paid and non-assessable (subject to applicable Law) and were not issued in violation of any preemptive, first refusal, first offer or similar rights. Other than with respect to the Operating Partnership, all such equity interests are owned, directly or indirectly, by the Company or the Operating Partnership free and clear of any Liens (other than Permitted Liens) and free of preemptive rights. No Subsidiary of the Company (other than the Operating Partnership) is bound by any (i) outstanding subscriptions, options, warrants, calls, commitments, rights agreements or other agreements calling for it to issue, deliver or sell, or cause to be issued, delivered or sold, any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements (except, in each case, to or with the Company or any of its wholly owned Subsidiaries) or (ii) obligations or binding commitments of any character restricting the transfer of or granting registration rights over any equity securities of, or other equity or voting interest in, any such Subsidiary to which an Acquired Company is a party or by which it is bound. No Subsidiary of the Company (other than the Operating Partnership) has any outstanding restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units, deferred stock units, contingent value rights, “phantom” stock or similar rights issued or granted by such Subsidiary that are linked to the value of the interests in such Subsidiary or other obligations by such Subsidiary to make any payments based on the price or value of interests in such Subsidiary. There are no outstanding contractual obligations of any Subsidiary of the Company (other than the Operating Partnership) to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests.

(g)  There are no bonds, debentures, notes or other Indebtedness having voting rights (or convertible into securities having such rights) of the Acquired Companies (“Voting Debt”) issued and outstanding.

(h) Other than (i) equity securities held in the ordinary course of business for cash management purposes, (ii) equity securities, rights or interests held in other Acquired Companies or (iii) as set forth on Section 3.6(h) of the Company Disclosure Letter, none of the Acquired Companies owns or holds the right to acquire any equity securities, ownership interests or voting interests (including Voting Debt) of, or securities exchangeable or exercisable therefor, or investments (whether equity or debt) in, any other Person.

(i) The Company does not have a “poison pill” or similar shareholder rights plan.

(j) The Company has not exempted any Person from, or rendered inapplicable, any “Ownership Limit” or “Designated Investment Entity Limit” (each as defined in the Company Declaration of Trust).

(k) No Acquired Company is under any obligation, contingent or otherwise, by reason of any Contract to register the offer and sale or resale of any of their securities under the Securities Act.

(l) All dividends or other distributions on the shares of Company Common Shares and any material dividends or other distributions on any securities of any Acquired Company which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 3.7 Company SEC Documents; Company Financial Statements; Disclosure Controls.

(a) Since January 1, 2023, the Company Parties have timely filed or otherwise furnished (as applicable) on a publicly available basis with the SEC all forms, documents and reports required to be filed prior to the date hereof by them with the SEC (such forms, documents and reports so filed or furnished by the Company or any of its Subsidiaries with the SEC since such date, as have been supplemented, modified or amended since the time of filing, and those filed with the SEC since the date of this Agreement, if any, including any amendments, supplements or modifications thereto, collectively, the “Company SEC Documents”). As of its respective filing or furnishing date (or the date of their most recent amendment, supplement or modification) each Company SEC Document (other than preliminary materials) complied in all material respects with the applicable requirements of (i) the applicable listing and corporate governance rules and regulations of the NYSE and (ii) the Securities Act or the Exchange Act (together with all certifications required pursuant to the Sarbanes-Oxley Act), as the case may be, and the applicable rules and regulations promulgated thereunder applicable to such Company SEC Document. None of the Company SEC Documents at the time it was filed or furnished (or if amended or superseded by a filing, on the date of such amended or superseded filing, or in the case of a registration statement or proxy statement, as of the date of effectiveness or date of mailing, respectively, or, if amended, as of the date of the last such amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made not misleading. All Company SEC Documents were filed in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC. The Company has made available to the Parent Parties complete and correct copies of all written correspondence between the SEC, on the one hand, and the Acquired Companies, on the other hand, since January 1, 2023. At all applicable times, the Acquired Companies have complied in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the rules and regulations of the NYSE.

(b) The consolidated financial statements of the Company, Operating Partnership and the Acquired Companies included, or incorporated by reference, in the Company SEC Documents, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented

(except as may be indicated therein or in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of the Company, Operating Partnership and the other Acquired Companies, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of the Company, Operating Partnership and the other Acquired Companies for the periods presented therein, in each case.

(c) The Acquired Companies have established and maintain “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rules 13a-15 and 15d-15 of the Exchange Act) as required by Rules 13a-15 and 15d-15 promulgated under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) such material information is accumulated and communicated to the Company’s principal executive officer and its principal financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The principal executive officer and principal financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. The principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d) The Acquired Companies have established and maintain a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting for the Company and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of an Acquired Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Acquired Company are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Company. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm, has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Acquired Companies that has not been subsequently remediated or (B) any fraud or allegation of fraud, whether or not material that involves any Acquired Company’s management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by the Acquired Companies. As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to the Company SEC Documents and none of the Acquired Companies or the Company SEC Documents are the subject of ongoing SEC review or investigation.

(e) Neither the Company nor any Subsidiary of the Company is required to be registered as an investment company under the Investment Company Act.

(f) There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements joint ventures, off-balance sheet partnerships or any similar contracts or arrangements of the type required to be disclosed pursuant to Item 303 of Regulation S-K promulgated by the SEC.

(g) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, none of the Acquired Companies has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director or trustee of any Acquired Company.

(h) Except as has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Acquired Companies nor any director, trustee, officer or employee of the Acquired Companies, in their capacity as such, has (i) knowingly used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government official or employee or any other Person or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic Government Official or employee, or any other Person, in each case, in violation of any applicable Anti-Corruption Law.

Section 3.8 Absence of Certain Changes.

(a) Since the Company Balance Sheet Date, there has not occurred a Company Material Adverse Effect.

(b) Since the Company Balance Sheet Date, the business of the Acquired Companies has been conducted, in all material respects, in the ordinary course of business.

(c) Since the Company Balance Sheet Date, except for regular quarterly cash dividends or other distributions on the Company Common Shares and Partnership OP Units, there has not been any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Shares.

Section 3.9 No Undisclosed Liabilities. There is no liability, debt or obligation of or claim against an Acquired Company, except for liabilities and obligations (a) reflected, disclosed or reserved for on the Company Balance Sheet or disclosed in the notes thereto included in the Company SEC Documents, (b) that have arisen since the Company Balance Sheet Date in the ordinary course of business consistent with past practice in all material respects, (c) incurred in connection with this Agreement or the Transactions, (d) which have been discharged or paid in full prior to the date of this Agreement or (e) which has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.10 Company Material Contracts.

(a) All Contracts, including amendments thereto, required to be filed with the SEC as an exhibit to any Company SEC Documents filed on or after January 1, 2023, pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed.

(b) Section 3.10(b) of the Company Disclosure Letter sets forth, as of the date hereof, a complete and correct list of each Contract to which an Acquired Company is a party or by which an Acquired Company or any of its properties or assets are bound as of the date hereof that was not required to be filed with the SEC as described in Section 3.10(a) (excluding any Company Benefit Plan described in Section 3.17(a) of the Company Disclosure Letter and any Contract set forth under Section 3.10(a) above), and which falls within any of the following categories:

(i) any Contract that involves a joint venture entity, limited liability company or legal partnership or strategic alliance with a Third Party;

(ii) any Contract (other than any leases) that involves (A) annual future payments to any Acquired Company of more than $2,000,000 or (B) annual aggregate payments by, or other consideration from, any Acquired Companies of more than $2,000,000, and, in each case of (A) and (B), is not terminable by any Acquired Company for convenience without material penalty to any Acquired Companies;

(iii) any Contract (other than any leases) containing any covenant or other provision (A) containing and limiting the right of an Acquired Company or its Affiliates pursuant to any “most favored nation” or “exclusivity” provisions that restrict any existing or future Affiliates (disregarding the proviso in the definition thereof) of the Company, (B) limiting the right of an Acquired Company or its Affiliates to engage in any line of business or to compete with any Person in any line of business or (C) that, following the Closing, purports to limit in any respect the right of Parent or any of its Subsidiaries to compete with any Person or to solicit customers or other Persons or (D) any exclusivity provisions; in each case of clauses (A), (B) (C) or (D), other than any Contracts that may be cancelled without material liability to an Acquired Company upon notice of ninety (90) days or less;

(iv) any Contract relating to any Indebtedness obligation of the Acquired Companies (A) with an outstanding principal amount, together with the aggregate amount of all undrawn commitments related thereto, as of the date hereof greater than $5,000,000, (B) secured by the Company Real Property or (C) relating to any interest rate caps, interest rate collars or hedging (including interest rates, currency, commodities or derivatives);

(v) any Contract relating to an acquisition, divestiture, merger or similar transaction that, has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, that after the date hereof, could result in material liabilities on the part of any Acquired Company;

(vi) any Contract that is (A) a Leasehold Ground Lease, (B) a Fee Ground Lease or (C) a Construction Contract, solely with respect to clause (C), involving (1) annual payments of more than $1,000,000 or (2) aggregate payments of more than $2,000,000;

(vii) any Contract (A) pursuant to which any Acquired Company has granted to any Person or has been granted a license (or other rights in or to use), with respect to any Intellectual Property Rights, other than (1) an inbound non-exclusive license of unmodified, commercially available software (including click-wrap, shrink-wrap or off-the-shelf software) or other commercially available unmodified technology, in each case with a replacement cost of, or involving annual fees of less than $1,000,000, (2) a license of Company IP granted on a non-exclusive basis in the ordinary course of business or (3) any other Contract in which grants of rights to use Intellectual Property Rights are non-exclusive, incidental and not material to the performance under such Contract, (B) that restricts an Acquired Company, in a manner that would result in a Company Material Adverse Effect, from using or exploiting any Company IP, or (C) under which a Third Party has developed any material Intellectual Property Rights for or on behalf of an Acquired Company (other than Contracts with employees entered into on an Acquired Company’s standard form of agreement);

(viii) any Contract that grants any buy/sell, put option, call option, redemption right, option to purchase, a marketing right, a forced sale, tag or drag right or a right of first offer, right of first refusal or other purchase right that is similar to any of the foregoing, pursuant to the terms of which any Acquired Company could be required to purchase or sell the equity interests or a material portion of the assets of any Person or any real property or any other material assets, rights or properties of the Acquired Companies (any of the foregoing, a “Transfer Right”);

(ix)  any Contract that is an agreement in settlement of a dispute that imposes obligations on the Acquired Companies after the date hereof beyond the obligation to comply with applicable Law, other than any settlement that provides solely for the payment of less than $1,000,000 in cash (net of any amount covered by insurance or indemnification that is reasonably expected to be received by the Company or any of its Subsidiaries);

(x) any Labor Agreement;

(xi) any Contract containing covenants expressly limiting, in any material respect, the ability of the Acquired Companies to sell, transfer, pledge or otherwise dispose of any material assets or business of the Acquired Companies;

(xii) any Contract that provides for a right of any Person (other than the Acquired Companies) to receive material fees or receive a profits interest in, invest, join or partner in (whether characterized as a contingent fee, profits interest, equity interest or otherwise), or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture or partnership with respect to any current or future real property in which any Acquired Company has or will have a material interest, including those transactions or properties identified, sourced, produced or developed by such Person (such Contracts, collectively, the “Participation Agreements”);

(xiii) any Contract that requires the Acquired Companies to make any investment (in the form of a loan, capital contribution, preferred equity investment or preferred equity investment or similar transaction) in, or purchase or sell, as applicable, equity interests of, any Person or assets, including through a pending purchase or sale of assets, merger, consolidation or similar business combination transaction, that (together with all of the interests, assets and properties subject to such requirement in such Contract) have a fair market value or purchase price in excess of $1,000,000;

(xiv) any Contract that evidences a loan to any Person (other than a wholly owned Subsidiary of the Company) by any of the Acquired Companies in an amount in excess of $1,000,000;

(xv) any Contract that provides for the acquisition, disposition, assignment or transfer (whether by merger, purchase or sale of assets or stock or otherwise) of any assets real property (including any Prior Sale Contract), (A) which Contract is pending, (B) which Contract has closed and any Acquired Company has outstanding express obligations under such Contract, as of the date of this Agreement, that are reasonably likely to be in excess of $2,000,000 or (C) or involves any pending or contemplated merger, consolidation or similar business combination transaction outside the ordinary course of business;

(xvi) any Contract required to be filed as an exhibit to the Company Annual Report on Form 10-K pursuant to Item 601(b)(2) or (10) of Regulation S-K promulgated under the Securities Act; and

(xvii)  any Contract that is required to be described pursuant to Item 404 of Regulation S-K promulgated under the Securities Act or is otherwise a Related Person Agreement.

Each Contract of the type described in Section 3.10(a) and Section 3.10(b), other than this Agreement, is referred to herein as a “Company Material Contract.” Complete and correct copies of each Company Material Contract, as of the date of this Agreement, have been made available by the Company Parties to the Parent Parties.

(c) (i) Each Company Material Contract is a valid, binding and enforceable obligation of an Acquired Company and, to the Knowledge of the Company, of the other party or parties thereto, in accordance with its terms, subject to the Enforceability Exceptions, (ii) each Company Material Contract is in full force and effect, except to the extent any Company Material Contract expires or is terminated in accordance with its terms, (iii) none of the Acquired Companies has received written notice of any violation or default under any Company Material Contract, (iv) each Acquired Company and, to the Knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Company Material Contract and is not in breach or violation of, or default under, any Company Material Contract, and no event or condition has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Company Material Contract and (v) there are no disputes pending or, threatened with respect to any Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, no Acquired Company has received written notice from any other party to a Company Material Contract that such other party intends to terminate, not renew or renegotiate in any material respects the terms of any such Company Material Contract.

Section 3.11 Compliance with Applicable Laws; Company Licenses.

(a) The Acquired Companies are, and for the past three (3) years have been, in compliance with all applicable Laws and Governmental Permits, except where the failure to be in compliance with such Laws has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. For the past three (3) years, none of the Acquired Companies has received any written notice or other communication from any Governmental Authority regarding any actual or alleged failure of any of the Acquired Companies to comply with any such Laws or Governmental Permits, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Acquired Companies hold all Governmental Permits that are required for the Acquired Companies to conduct their business as presently conducted and to own, lease and, to the extent applicable, operate its properties (the “Company Licenses”), except where the failure to hold Company Licenses has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Acquired Company complies with the terms of the Company Licenses applicable to such Acquired Company, and no suspension, cancellation of, petition, objection or other pleading with respect to, any Company License is pending or threatened, except for such noncompliance, suspensions or cancellations that has not had, and would not, individually in the aggregate with other such noncompliance, suspensions or cancellations, reasonably be expected to have a Company Material Adverse Effect. Except as has not had, and would not, individually or in the aggregate, with such other events, reasonably be expected to have a Company Material Adverse Effect, no event has occurred with respect to any of the Company License which permits, or after notice or lapse of time or both would permit, the suspension, revocation or termination thereof or would result in any other impairment of the rights of the holder of any such Company License.

(c) Each Company License is valid and in full force and effect and has not, during the past three (3) years, been suspended, revoked, cancelled or adversely modified, except where the failure thereof to be in full force and effect, or the suspension, revocation, cancellation or modification thereof, has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no Legal Proceedings pending or threatened that would reasonably be expected to result in the revocation or termination of any Company License, and during the past three (3) years, there has not been any event, condition or circumstance that would preclude any Company License from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms), except for where any such revocation or termination of a Company License or the failure to be renewed has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.12 Litigation. There are no, and for the past three (3) years there have been no, pending or threatened Legal Proceedings at law or in equity, or investigations before or by any Governmental Authority to which an Acquired Company is a party (either as plaintiff or defendant), or against any properties or assets of the Acquired Companies or any director, trustee or officer of the Acquired Companies that would reasonably be expected to have a Company Material Adverse Effect. Except as has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no unsatisfied Order or any open injunction binding upon an Acquired Company. As of the date of this Agreement, there is no Legal Proceeding to which any of the Acquired Companies is a party pending or threatened in writing seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other Transactions.

Section 3.13 Real Property.

(a) Section 3.13(a) of the Company Disclosure Letter contains a complete and correct list of the common street addresses for all Owned Real Property as of the date hereof and sets forth the applicable Acquired Company owning such property. Such Acquired Company owns the applicable Owned Real Property in indefeasible fee simple title free and clear of any Liens, subject only to Permitted Liens. Except as set forth on Section 3.13(a) of the Company Disclosure Letter, no Company Real Property is subject to any PILOT agreement. Except as set forth on Section 3.13(a) of the Company Disclosure Letter, no Acquired Company has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof and other than the rights pursuant to this Agreement, there are no outstanding options, rights of first offer or first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Section 3.13(b) of the Company Disclosure Letter contains a complete and correct list of (i) all Leasehold Real Property as of the date hereof, including the common street address and the applicable Acquired Company leasing or subleasing such Leasehold Real Property and (ii) each ground lease, lease, sublease, license or other Contract pursuant to which the applicable Acquired Company leases or holds such Leasehold Real Property as lessee or sublessee, including all amendments, extensions and renewals thereto, guaranties thereof and each other written agreement relating thereto (the “Leasehold Ground Leases”). Each Leasehold Ground Lease is the legal, valid, binding and enforceable obligation of the applicable Acquired Company and is in full force and effect. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to each Leasehold Real Property, (i) an Acquired Company has a valid and enforceable leasehold estate in all Leasehold Real Property and either good and valid fee simple title to or valid leasehold interest in all buildings, structures and other improvements and fixtures located on or under such Leasehold Real Property, in each case free and clear of any Liens, subject only to Permitted Liens and (ii) no Acquired Company has received any written notice from, or delivered any written notice to, any lessor or sub-lessor of such Leasehold Real Property of the existence of any default or breach, event or circumstance that, with notice or lapse of time, or both, would constitute a breach or default, or permit the termination, modification or acceleration of rent under such Leasehold Ground Lease by the party that is the lessee, sub-lessee, lessor or sub-lessor of such Leasehold Real Property. Complete and correct copies of the Leasehold Ground Leases have been made available to Parent.

(c) Section 3.13(c) of the Company Disclosure Letter contains (i) a complete and correct list of all Owned Real Property as of the date hereof which is subject to a ground lease or similar arrangement under which the Company or any Subsidiary is the landlord or sub-landlord or serves in a similar capacity, and (ii) each ground lease, lease or sublease of such Owned Real Property, but excluding any Space Leases, (together with the date and the parties thereto, including all amendments, extensions, and renewals thereto, guaranties thereof and each other written agreement relating thereto) (the “Fee Ground Leases”). Neither the Company nor any of its Subsidiaries, on the one hand, nor, to the Knowledge of the Company, any other party, on the other hand, has received any written notice from, or delivered any written notice to, any lessee or sub-lessee under a Fee Ground Lease of the existence of any default or breach, event or circumstance that, with notice or lapse of time, or both, would constitute a breach or default, or permit the termination, modification or acceleration of rent under such Fee Ground Lease by the party that is the lessee, sub-lessee, lessor or sub-lessor of such Fee Ground Lease except for defaults that have not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Complete and correct copies of the Fee Ground Leases have been made available to Parent.

(d) Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement (i) none of the Acquired Companies has received notice of any violation of any Law affecting any portion of any of the Company Real Properties issued by any Governmental Authority that has not been resolved, (ii) none of the Acquired Companies has received notice to the effect that there are (A) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Company Real Properties, (B) zoning, building or similar Laws, codes, ordinances, orders or regulations that are violated by the maintenance, operation or use of any buildings or other improvements on any of the Company Real Properties, or (C) any defaults under any Contract evidencing any Lien or other Contract affecting any of the Company Real Properties, and (iii) no Company Real Property has suffered any damage or destruction by fire, flood or other casualty, which damage has not been repaired or restored as of the date hereof.

(e) Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Acquired Companies have good and marketable title to, or a valid and enforceable leasehold interest in, all personal property owned, used or held for use by them, and (ii) the Acquired Companies’ ownership of any such personal property is free and clear of any Liens, subject only to Permitted Liens.

(f) No fee interest in real property or leasehold interest in any ground lease has been conveyed, transferred, assigned, or otherwise disposed of by the Acquired Companies (a “Prior Sale Contract”) since January 1, 2023, except for easements or similar interests. None of the Acquired Companies has received any written notice of any outstanding claims under any Prior Sale Contract, and no event or circumstance has occurred under any Prior Sale Contract, in each case, that with the passage of time or receipt of notice or both, would reasonably be expected to result in liability to any Acquired Company in an amount, in the aggregate, in excess of $1,500,000.

(g) Section 3.13(g) of the Company Disclosure Letter includes the true, correct and complete rent roll maintained by the applicable Acquired Company for the Space Leases (such information in Section 3.13(g) of the Company Disclosure Letter, the “Rent Roll”), which Rent Roll is accurate as of the applicable dates set forth in the Rent Roll. Complete and correct copies of the Rent Roll have been made available to the Parent Parties. Complete and correct copies of all Space Leases as of the date hereof have been made available to the Parent Parties. Neither the Company nor any of its Subsidiaries, on the one hand, nor, to the Knowledge of the Company, any other party, on the other hand, is in default or breach under any Space Lease, and no event or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of any rents or fees under such Space Leases, except for breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no brokerage commissions or brokerage fees which are now due or which may be due in the future relating to any of the Space Leases.

(h) Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there are no pending common area maintenance (CAM), percentage rent or similar audits by any Third Party of which the Company has Knowledge or has received written notice, (ii) there are no pending claims regarding violation of co-tenancy clauses in any Space Leases, (iii) there are no pending real property tax protests or litigation, investigation, complaint or action regarding any Company Real Property or Space Leases, (iv) no tenants under Fee Ground Leases or Space Leases have “gone dark” or given written notice of its intention to “go dark” or filed for bankruptcy and (v) there are no brokerage commissions or fees which are now due or payable or which may be due or payable in the future relating to any of the Fee Ground Leases. All rent has been properly calculated and billed to tenants pursuant to the Fee Ground Leases and Space Leases and by landlord pursuant to the Leasehold Ground Leases, except for such failures to properly calculate or bill rent as has not had, or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(i) There is no outstanding Indebtedness for borrowed money pursuant to which the Company or any Subsidiary of Company is a lender as of the date hereof to any Person other than to a wholly owned Subsidiary of the Company.

(j) No Company Real Property is owned, directly or indirectly, jointly by the Company or any Subsidiary with any Person other than the Company or any Subsidiary.

(k) Section 3.13(k) of the Company Disclosure Letter lists each Company Real Property that is (i) under development or redevelopment as of the date hereof (other than normal repair and maintenance but including any construction project the cost of which is in excess of (A) $1,000,000 annually or (B) $2,000,000 in the aggregate) and describes (1) the status of such development or redevelopment as of the date hereof (including the anticipated completion date), and (2) the estimated costs to complete, (ii) subject to a binding agreement for development or redevelopment or commencement of construction by an Acquired Company involving (A) annual payments of more than $1,000,000 or (B) aggregate payments of more than $2,000,000 (each, a “Construction Contract”) or (iii) land held for development, in each case, other than those pertaining to customary capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business.

(l) As of the date hereof, (i) neither the Company nor any Subsidiary of the Company has exercised any Transfer Right with respect to any real property or one or more Persons for aggregate consideration in excess of $1,000,000, which transaction has not yet been consummated and (ii) no Third Party has exercised any Transfer Right with respect to any Subsidiary of the Company or Company Real Property or Participation Agreement, which transaction has not yet been consummated.

(m) No Person other than an Acquired Company manages or operates any of the Company Real Property on behalf of any Acquired Company.

(n) The Company has not received any written notices from lenders currently requiring material repairs or other material alterations to Company Real Property.

(o) No Acquired Company has received written notice that any Acquired Company is in violation or default under any operation and reciprocal easement agreement or other similar agreements to which a member of the Company or any of its Subsidiaries is a party (each, a “REA”), except for violations or defaults that have been cured or that are immaterial, individually or in the aggregate. No Acquired Company has delivered a default notice to a party under a REA, except for defaults that have been cured or that are immaterial, individually or in the aggregate.

(p) The Acquired Companies have sufficient assets to conduct their business as currently conducted and to perform their respective obligations under this Agreement.

Section 3.14 Intellectual Property and Data Privacy.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a complete and correct list (in all material respects), as of the date hereof, of all U.S. and foreign: (i) patents and patent applications, (ii) trademark registrations and applications, (iii) copyright registrations and (iv) domain names, in each case, included in the Company IP. Each of the items required to be listed on Section 3.14(a) of the Company Disclosure Letter is subsisting, valid and enforceable, in each case, except as has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Acquired Companies exclusively own all right, title and interest to and in the Company IP, free and clear of any Liens (other than Permitted Liens) and otherwise have the valid and sufficient right to use all other Intellectual Property Rights used in or necessary for the operation of the conduct of the business of the Acquired Companies as currently conducted, except where the failure to own such Company IP or have the right to use such applicable Intellectual Property Right has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the conduct of any of the Acquired Companies’ businesses does not infringe or misappropriate any Intellectual Property Right of any other Person (and has not done so for the past six (6) years) and no Legal Proceeding is pending or, during the past three (3) years, has been pending or threatened in writing against any Acquired Company alleging any such infringement or misappropriation by such Acquired Company of any Intellectual Property Rights of another Person. Except as set forth in Section 3.14(c) of the Company Disclosure Letter, in the last six (6) years, no Person is or has been infringing or misappropriating any Company IP in any material respect and the Company has not, in the last three (3) years, sent any notice to any Person regarding the same.

(d) The Acquired Companies take commercially reasonable measures to protect, safeguard and maintain the confidentiality of any Company IP that the Acquired Companies hold as a trade secret and of any other material confidential information used in the operation of their businesses.

(e) In connection with their collection, storage, transfer, modification, selling, sharing, use or other processing of any Personal Information, at all times during the past three (3) years, the Acquired Companies have complied with all of the following to the extent relating to privacy or the collection, storage, transfer, modification, selling, sharing, use or other processing of Personal Information: (i) requirements under applicable Laws relating to privacy and the collection, storage, transfer, modification, selling, sharing, use or other processing of any Personal Information (collectively, the “Data Privacy Laws”), (ii) privacy policies of the Acquired Companies, (iii) applicable portions of Contracts, and (iv) industry standards by which any Acquired Company is bound or purports to comply (collectively, the “Data Security Requirements”), in each case except as has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Acquired Companies maintain commercially reasonable physical, technical, organizational and administrative security measures and policies in place that are designed to protect the Company IT Assets and any Personal Information they collect, maintain, or otherwise process from and against unauthorized access, use and/or disclosure, except as has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Acquired Companies have received during the past three (3) years written communication from any Governmental Authority or any other Person that alleges that such Acquired Company is not in compliance with any Data Security Requirements except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f)  The Acquired Companies take commercially reasonable measures designed to prevent the introduction of viruses, bugs, disabling codes, spyware, trojan horses, worms and other malicious code or corruptants (collectively, “Viruses”) into the Company IT Assets that would have a material adverse effect on the operation or use of such Company IT Assets in the business of the Acquired Companies, and, except as has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company IT Assets are free of any Viruses. During the past three (3) years, there have not been any violations, outages, corruptions, unauthorized intrusions or breaches of security of, or other unauthorized access to the Company IT Assets, or any other unauthorized or unlawful access to, or use, transfer, modification, or other processing of, any Personal Information in the possession or control of the Acquired Companies, in each case, except as has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.15 Insurance. The Acquired Companies maintain insurance coverage with reputable insurers in such amounts and covering such risks that are adequate for the operation of its business and the protection of its assets. There is no material claim by any Acquired Company pending under any such insurance policies that has been denied or disputed by the insurer (but such insurer may have reserved rights with respect to such claim). The Company has made available to Parent complete and correct copies of all currently in force material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for all Company Real Properties (the “Insurance Policies”). Each of the Insurance Policies is in full force and effect, all premiums due thereon have been paid in full and the Acquired Companies are in compliance in all respects with the terms and conditions of the Insurance Policies and all claims, events and occurrences that may be covered under any Insurance Policy have been noticed pursuant to the conditions in such Insurance Policy, except, in each case, which has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Such Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. From January 1, 2023, through the date hereof, no written notice of premature cancellation, refusal of coverage, refusal to renew, termination prior to the expiration of the term thereof or material increase in premium has been received by any Acquired Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Except for workers’ compensation Insurance Policies, no Insurance Policies are written on retrospective, audited or similar premium basis, except, in each case, which has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.16 Tax Matters.

(a) All income and other material Tax Returns required to have been filed by or with respect to the Acquired Companies have been filed, and all such Tax Returns are complete and correct in all material respects.

(b) All material amounts of Taxes required to have been paid by the Acquired Companies (whether or not shown to be due and payable on any such Tax Return) have been paid, other than any amounts of Taxes that have been adequately reserved for in accordance with GAAP.

(c) The Acquired Companies have complied in all material respects with applicable Laws relating to the payment and withholding of Taxes and have withheld and paid over to the appropriate Taxing Authorities all material amounts required to have been so withheld and paid over under applicable Laws.

(d) No deficiency for any material amount of Taxes has been asserted or threatened in writing or assessed by any Governmental Authority against any Acquired Company, except for deficiencies that have been satisfied by payment, settled, withdrawn or otherwise resolved.

(e) There are no audits, examinations, inquiries or other proceedings by any Governmental Authority ongoing or pending with respect to any Taxes of any Acquired Company (including any challenge to the Company’s status as a REIT), nor in the last three years has any such audit, examination, inquiry or other proceeding been threatened in writing.

(f) None of the Acquired Companies has waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to any Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(g) In the last three years, no claim has been made in writing by a Taxing Authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(h) The Company (i) for all taxable years commencing with the Company’s taxable year ended December 31, 1999 and through December 31, 2025, has qualified to be subject to tax as a REIT for U.S. federal income tax purposes, (ii) has operated since January 1, 2026, to the date of this Agreement in a manner consistent with the requirements for qualification and taxation as a REIT, (iii) intends to continue to operate in such a manner as to qualify as a REIT through the Company Merger Effective Time and (iv) has not taken or omitted to take any action which would reasonably be expected to result in the Company’s failure to qualify as a REIT.

(i) No Acquired Company has incurred, or engaged in any transaction that could reasonably be expected to give rise to, (i) any liability for Taxes under Section 857(b)(1), 857(b)(4), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code or (ii) any liability for Taxes under Sections 856(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs), and no event has occurred, and no condition or circumstance exists, which would reasonably be expect to result in any liability for Taxes described in clauses (i) and (ii) above.

(j) No Subsidiary of the Company is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary with respect to the Company. No Subsidiary of the Company is a REIT.

(k) Section 3.16(k) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each Subsidiary of the Company and such Subsidiary’s classification for U.S. federal income Tax purposes. Each such Subsidiary has had the classification shown on Section 3.16(k) of the Company Disclosure Letter since the latest of (i) its formation, (ii) its direct or indirect acquisition by the Company and (iii) December 31, 2020.

(l) None of the Acquired Companies holds any property subject Section 1374 of the Code or that would otherwise be subject to the Tax on built-in gain under Section 337(d) of the Code or any applicable Treasury Regulations promulgated thereunder.

(m) The Company does not have any “earnings and profits accumulated in any non-REIT year” under Section 857(a)(2)(B) of the Code.

(n) None of the Acquired Companies has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(o) None of the Acquired Companies has entered into, or is the subject of, any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), or other ruling, relief, advice or agreement with a Taxing Authority in respect of material Taxes that remains in effect, and no request for a ruling, relief, advice, agreement or any other item that relates to the Taxes or Tax Returns of the Acquired Companies is currently pending with any Taxing Authority.

(p) None of the Acquired Companies (i) has ever been a member of an affiliated group filing a consolidated, joint, unitary or combined Tax Return other than an affiliated group of which an Acquired Company is or was the parent or (ii) has any liability for the Taxes of any Person (other than the Company or any Subsidiary of the Company) under U.S. Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract.

(q) There are no Liens for unpaid Taxes upon any property or assets of any Acquired Company, except for Permitted Liens.

(r) None of the Acquired Companies has, within the past two (2) years, been a party to any transaction intended to qualify for tax-free treatment under Section 355 of the Code (or under so much of Section 356 of the Code as it relates to Section 355 of the Code).

(s) There are no Tax Sharing Agreements in force as of the date of this Agreement, and as of the date of this Agreement, no Person has raised in writing, or threatened to raise, a material claim against any Acquired Company, for any breach of any Tax Sharing Agreement.

(t) There are no Tax Protection Agreements in force at the date of this Agreement, and, as of the date of this Agreement, no Person has raised in writing, or threatened to raise, a material claim against the Company or any Acquired Company for any breach of any Tax Protection Agreements.

(u) The Company’s aggregate tax basis in its assets exceeds its aggregate liabilities for U.S. federal income tax purposes (including its allocable share thereof under Section 752 of the Code).

Section 3.17 Employees and Employee Benefit Plans.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of each material “Company Benefit Plan.” A “Company Benefit Plan” means each (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA but whether or not subject to ERISA, (ii) employment, consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay or benefits, commission, bonus and other compensation or benefit plan, program, policy, agreement or arrangement and (iii) medical, vision, dental or other health plans, or life insurance plans, in each case, maintained, sponsored or contributed to by any of the Acquired Companies, or required to be contributed to by any of the Acquired Companies for the benefit of any current or former Company Service Providers and/or their dependents or with respect to which any of the Acquired Companies have any material actual or contingent liability. The Company has made available to Parent prior to the date hereof complete and correct copies of each material Company Benefit Plan (including all award agreements that govern any outstanding Company Equity Awards that provide for accelerated vesting provisions) or, in the case of an unwritten Company Benefit Plan, a written description thereof, and, if applicable, any related trust agreements or other funding instruments and the most recently audited financial statements and actuarial report. In addition, the Company has made available to Parent prior to the date hereof complete and correct copies of each of the following documents (if applicable): (A) the most recent summary plan description, and all related summaries of material modifications thereto; (B) the most recent IRS determination, advisory or opinion letter issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code; (C) most recent financial statements and actuarial valuations, if applicable; and (D) all material correspondence regarding the Company Benefit Plan with any Governmental Authority.

(b) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS as to its qualified status or may rely upon a favorable prototype opinion or advisory letter from the IRS for a pre-approved plan, and no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. Except as has not had, and would not, individually or in the aggregate, reasonably be expected to have a material effect on the Acquired Companies, taken as a whole, each Company Benefit Plan (and any related trust or other funding vehicle) has been established, funded, maintained and administered in accordance with its terms and in compliance with ERISA, the Code and other applicable Laws. Except as has not had, and would not, individually or in the aggregate, reasonably be expected to have a material effect on the Acquired Companies, taken as a whole, no audits, investigations, actions, suits or claims (other than routine claims for benefits in the ordinary course of business) are pending or threatened with respect to any Company Benefit Plan.

(c) No Company Benefit Plan is subject to Sections 302, 303 or Title IV of ERISA or Sections 412 or 430 of the Code or is otherwise a defined benefit pension plan (including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA) (each, a “DB Plan”). No Company Benefit Plan is, and neither the Acquired Companies nor any ERISA Affiliate has, within the past six (6) years, sponsored, maintained, participated in, contributed to or been obligated to contribute to (i) a DB Plan, (ii) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in Section  210 of ERISA or a plan subject to Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA or applicable state Law) or (v) a “volunteer employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code) or other funded arrangement for the provision of welfare benefits. As of the date of this Agreement, each DB Plan sponsored, maintained, participated in or contributed by the Acquired Companies or any ERISA Affiliate within the past six (6) years has been terminated and neither the Company nor any ERISA Affiliate has any liability, contingent or otherwise, with respect thereto.

(d) No Company Benefit Plan provides for health, medical or other welfare benefits coverage after a termination of employment, other than (i) health care continuation coverage required by Section 4980B of the Code (“COBRA”) or other applicable Law, or (ii) coverage through the end of the calendar month in which a termination of employment occurs, in each case,  the full cost of which is borne by the Company Service Provider (or its beneficiaries).

(e) The Acquired Companies and each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA is and has been in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and all regulations and guidance issued thereunder (collectively, “Healthcare Reform Laws”). The Acquired Companies have not incurred or are not reasonably likely to incur any Tax or other liability (whether or not assessed) pursuant to Sections 4980D, 4980H, 6721 or 6722 of the Code.

(f) Neither the execution by the Company or the Operating Partnership of this Agreement nor the consummation of the Transactions could (either alone or upon occurrence of any additional or subsequent events) (i) increase the amount of compensation or benefits due or payable to any current or former Company Service Provider, (ii) accelerate the time of payment or vesting, or trigger any funding or payment of any compensation or benefits under any Company Benefit Plan, including by directly or indirectly causing the transfer or setting aside of any assets to fund any compensation or benefits under any Company Benefit Plan, (iii) result in any payment or benefit (including severance or otherwise) becoming due or owed to any current or former Company Service Provider, (iv) limit or restrict the right of any Acquired Company to merge, amend, or terminate any Company Benefit Plan, or (v) result in any payment or benefit (whether in cash, property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code. None of the Acquired Companies is a party to or has any obligation to reimburse, indemnify, compensate or otherwise “gross-up” any Person for taxes, including those payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(g) Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(h) All required premiums for, contributions to, and payments from, any Company Benefit Plans have been timely made or timely accrued by the Company in the consolidated audited and unaudited financial statements of the Company in accordance with the terms of the applicable Company Benefit Plan and applicable Law, except where any failure has not had, and would not, individually or in the aggregate, reasonably be expected to materially affect the Acquired Companies, taken as a whole.

(i) Section 3.17(g) of the Company Disclosure Letter contains a complete and correct list of all employees of the Acquired Companies as of the date hereof, specifying each employee’s identification number, title, primary work location, exempt or non-exempt status, active or inactive status (and as applicable, type of leave and anticipated return date), full-time or part-time status, visa status (as applicable), union or non-union status, date of hire, employing entity, and, to the extent permitted by applicable Law, the current year annual base salary or hourly wage.

(j) Except as has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Acquired Companies is, or in the past three (3) years has been, the subject of any pending or threatened, (i) Legal Proceeding arising out of, in connection with, or otherwise relating to the application for employment, provision of services, employment or termination of employment or services of any individual by any of the Acquired Companies or (ii) alleging that any Acquired Company has engaged in any unfair labor practice under any Law or has violated any Law related to labor, employment or employment practices.

(k) There is no, and for the past three (3) years there has been no, pending, or threatened, strike, lockout, slowdown, picketing, work stoppage, hand billing, unfair labor practice charge, material labor grievance, material labor arbitration, or other material labor dispute against or affecting the Acquired Companies. For the past three (3) years, there have been no labor organizing activities with respect to any employees of any Acquired Company.

(l) No Acquired Company is a party to or bound by any Labor Agreement, there are no Labor Agreements or any other labor-related agreements or arrangements that pertain to any of the employees of any Acquired Company with respect to their employment with any Acquired Company, and none are currently being negotiated, and there are no labor unions, works councils, employee representatives, groups of employees or other organizations representing, or purporting to represent or attempting to represent, any employee of any Acquired Company.

(m) Except as has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Acquired Company is, and for the past three (3) years has been, in compliance with all applicable Laws relating to employment, employment practices, and labor, including all applicable Laws relating to terms and conditions of employment, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), restrictive covenants, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), collective bargaining and labor relations, employment discrimination, harassment, retaliation, civil rights, disability rights or benefits, safety and health, worker compensation, pay equity and transparency, automated employment decision tools and other artificial intelligence, equal opportunity, plant closures and layoffs (including the WARN Act), employee leave issues, employee trainings and notices, COVID-19, affirmative action, unemployment insurance, and payment of withholding and/or social security taxes.

(n) Except as would not result in material Liability for the Acquired Companies: (i) the Acquired Companies have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Laws, Contract or company policy; and (ii) each individual who is providing or within the past three (3) years has provided services to an Acquired Company and is or was classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.

(o) To the Knowledge of the Company, no current employee with annualized compensation at or above $200,000, intends to terminate his or her employment with an Acquired Company prior to the one-year anniversary of the Closing.

(p) To the Knowledge of the Company, no current or former employee or independent contractor of an Acquired Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement or restrictive covenant obligation: (i) owed to an Acquired Company; or (ii) owed to any Third Party with respect to such person’s right to be employed or engaged by an Acquired Company.

(q) In the five (5) years immediately preceding the date of this Agreement, no Acquired Company has been party to a settlement agreement resolving material allegations of sexual harassment against any current or former director, trustee, officer or employee of an Acquired Company. In the prior five (5) years, no allegations of sexual harassment have been made in writing or reported to any Acquired Company and there have not been any other allegations of sexual harassment, in each case, involving any director, trustee, officer or employee of any Acquired Company.

Section 3.18 Environmental Matters. Except as has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Acquired Companies and the Company Real Property are, and for the past three (3) years have been, in compliance with all Environmental Laws and all applicable Environmental Permits, (b) the Acquired Companies hold and maintain all Environmental Permits required under applicable Environmental Laws to permit the Acquired Companies to operate and occupy their assets and to conduct the business of the Acquired Companies as currently conducted, and all such Environmental Permits are valid and in full force and effect with all necessary applications for renewal thereof having been timely filed, (c) no written notification, demand, directive, request for information, citation, summons, notice of violation, Order or other information has been received regarding any actual or alleged violation of or Liabilities under Environmental Laws, no complaint has been filed, no penalty has been asserted or assessed and no investigation, action, suit or proceeding is pending or is threatened relating to any of the Acquired Companies or any of their respective properties, and relating to or arising out of any Environmental Law, any Environmental Permit, or any Hazardous Substance, and no notices of violation are pending, issued to or threatened, against the Company or any of its Subsidiaries or any of their respective properties relating to or arising out of any Environmental Law, (d) the Acquired Companies are in compliance, and have complied, with all applicable Environmental Laws and Environmental Permits in connection with any disposal of Hazardous Substances by the Acquired Companies, (e) the Acquired Companies have not treated, stored, transported, handled, released, disposed of or arranged for the disposal of, or exposed any Person to, any Hazardous Substances (and Hazardous Substances are not present at any Company Real Property or at any other location for which any Acquired Company may be liable), any of which would require investigation or remediation by any Acquired Company pursuant to, or that may otherwise result in Liability to any Acquired Company under, Environmental Law, (f) the Acquired Companies and their respective properties are not, and have not in the past three (3) years been, subject to any Order, writ, judgment, injunction, decree, stipulation, determination or award by any Governmental Authority pursuant to any Environmental Laws or any Environmental Permit or relating to Hazardous Substances, (g) no Acquired Company has agreed to assume, undertake, provide an indemnity with respect to or retain, or has otherwise become subject to any Liability of any other Person under Environmental Law or relating to Hazardous Substances and (h) there are no Liabilities or obligations (and no asserted Liabilities or obligations) of the Acquired Companies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief). The Company has made available to Parent all reports of any environmental site assessments, investigations, remediation, environmental or health and safety compliance audits, or other material documents, in each case containing information that has not had, and would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, to the extent within the possession of any Acquired Company.

Section 3.19 Takeover Statutes. (a) The Company Board has taken all action necessary to render inapplicable to the Company Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”), (b) the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Company Merger and (c) no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover statutes or regulations enacted under state or federal Laws in the United States applicable to any of the Company Parties, including the DRULPA (collectively, “Takeover Statutes”), are applicable to the Mergers or the other Transactions.

Section 3.20 Related Party Transaction. Except for this Agreement, there have been no transactions, agreements, arrangements or understandings between any Acquired Company, on the one hand, and any Affiliates (other than the Acquired Companies) of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC (such Contracts or other arrangements, the “Related Person Agreements”).

Section 3.21 Information in the Proxy Statement. None of the information supplied by the Company and its Subsidiaries contained in the Proxy Statement (and any amendment thereof or supplement thereto) at the date mailed to the Company’s shareholders and at the time of the Shareholders Meeting to be held in connection with the Company Merger, contains (or will contain) any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made in this Agreement by the Company with respect to statements and information made or incorporated by reference therein supplied by Parent and its Affiliates, including Merger Sub, in writing specifically for inclusion or incorporation by reference in the Proxy Statement or any amendment thereof or supplement thereto. The Proxy Statement (and any amendment thereof or supplement thereto) at the date mailed to the Company’s shareholders and at the time of the Shareholders Meeting to be held in connection with the Company Merger will comply as to form and substance in all material respects with the provisions of the Exchange Act, NYSE and any other applicable federal securities Laws.

Section 3.22 No Brokers. Except for BofA Securities, Inc. and Jones Lang LaSalle Securities, LLC, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of any of the Acquired Companies who will be entitled to any finders’ fee or agents’ commission from the Acquired Companies in connection with the Transactions.

Section 3.23 No Additional Representations or Warranties.

(a) Except for the specific representations and warranties expressly set forth in this Article 3 or in any certificate delivered hereunder, neither the Company Parties, any of their respective Subsidiaries, nor any other Person on behalf of the Company Parties makes, has made, has been authorized to make, or shall be deemed to have made (and the Company Parties, on behalf of themselves, each of their respective Subsidiaries, and its and their respective Representatives, hereby disclaims), any express or implied representation or warranty with respect to the Company Parties or any of their respective Subsidiaries, or with respect to any other information provided to Parent, Merger Sub or their respective Representatives in connection with the Transactions, including the accuracy, completeness or timeliness thereof, including with respect to providing or making available to Parent, Merger Sub or any of their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, forecast, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Parent, Merger Sub and/or any of their respective Representatives in connection with presentations by the Company’s management, or other material or information made available to Parent or Merger Sub (or their respective Representatives) in the VDR, and, if made, such other representation or warranty shall not be relied upon by Parent, Parent’s Subsidiaries (including Merger Sub) or any other Person on behalf of Parent and none of the Company Parties, their respective Subsidiaries or any other Person shall be subject to any liability to Parent, Merger Sub or any other Person resulting therefrom. Notwithstanding anything contained in this Agreement to the contrary, the Company Parties acknowledge and agree that none of the Parent Parties or any other Person on behalf of a Parent Party has made or is making any representations or warranties relating to the Parent Parties whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article 4 or in any certificate delivered hereunder, including any implied representation or warranty as to the accuracy or completeness of any information regarding any Parent Party furnished or made available to the Company Parties or their respective Representatives.

(b) Except for the specific representations and warranties expressly set forth in Article 4 or in any certificate delivered hereunder, each of the Company Parties acknowledges and agrees that (i) none of the Parent Parties, their respective Subsidiaries or any other Person on behalf of the Parent Parties or any of their respective Subsidiaries makes, has made, has been authorized to make, or shall be deemed to have made any express or implied representation or warranty with respect to the Parent Parties or any of their respective Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to the Company Parties or any of their respective Representatives, including with respect to the Parent Parties and their respective Subsidiaries’ respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement or the Transactions, and the Company Parties and their respective Representatives are not relying on, and knowingly and irrevocably waive any claim based on reliance on, any representation, warranty or other information of the Parent Parties or any Person except for those specific representations and warranties expressly set forth in Article 4 or in any certificate delivered hereunder and (ii) no Person makes, has made, has been authorized by the Parent Parties or their respective Subsidiaries or any other Person on behalf of the Parent Parties to make, or shall be deemed to have made any representation or warranty relating to the Parent Parties, their respective Subsidiaries or their respective businesses or otherwise in connection with this Agreement or the Transactions, and if made, such other representation or warranty shall not be relied upon by the Company Parties and none of the Parent Parties, their respective Subsidiaries or any other Person shall be subject to any liability to the Company Parties or any other Person resulting therefrom. Without limiting the generality of the foregoing, except for those specific representations and warranties expressly set forth in Article 4 or in any certificate delivered hereunder, the Company Parties acknowledge and agree that none of the Parent Parties, any of their respective Subsidiaries or any other Person has made a representation or warranty (including as to accuracy or completeness) to the Company Parties with respect to, and none of the Parent Parties, any of their respective Subsidiaries or any other Person shall be subject to any liability to the Company Parties or any other Person resulting from, the Parent Parties, any of their respective Subsidiaries or their respective Representatives providing, or making available, to the Company Parties or any of their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, forecast, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to the Company Parties and/or its Representatives or Affiliates. The Company Parties acknowledge that there are uncertainties inherent in attempting to make estimates, projections, budgets and other forecasts and plans and that they are familiar with such uncertainties. Each of the Company Parties acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition (financial or otherwise), operations, assets and business of the Parent Parties and their Subsidiaries and, in making its determination to proceed with the Transactions, each of the Parent Parties has relied solely on the results of its own independent investigation and the specific representations and warranties expressly set forth in Article 4 or in any certificate delivered hereunder, and has not relied directly or indirectly on any other materials or information made available to the Parent Parties or their respective Affiliates or Representatives by or on behalf of the Parent Parties or any agreements or covenants of any Person other than the express covenants and agreements of the Parent Parties pursuant to this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

The Parent Parties hereby jointly and severally represent and warrant to the Company Parties as follows:

Section 4.1 Organization.

(a) Each of the Parent Parties is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all power and authority required to own, lease and, to the extent applicable, operate its properties and assets and to carry on its business as currently conducted. Each of the Parent Parties is duly qualified or licensed to do business and is in good standing in each jurisdiction where the nature of the business conducted by it makes such qualification or licensing or good standing (with respect to jurisdictions that recognize such concept) necessary, except where such failure to be so qualified or licensed and in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Each of Merger Sub and Merger OP are wholly-owned Subsidiaries of Parent.

(b) All of the issued and outstanding limited partnership interests of Merger Sub are, and at the Company Merger Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, including with respect to the Financing, and it has not conducted any business prior to the date hereof and has no, and prior to the Company Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

(c) All of the issued and outstanding limited partnership interests of Merger OP are, and at the Partnership Merger Effective Time will be, owned by Merger Sub. Merger OP was formed solely for the purpose of engaging in the Transactions, including with respect to the Financing, and it has not conducted any business prior to the date hereof and has no, and prior to the Partnership Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 4.2 Authority.

(a) Each of the Parent Parties has all requisite power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by each of the Parent Parties of this Agreement and the consummation of the Transactions has been duly and validly authorized and approved by all necessary action on the part of the Parent Parties, and no other proceedings or actions on the part of any Parent Party are necessary to authorize the execution and delivery of this Agreement or for each Parent Party to consummate the Transactions (other than, with respect to the Company Merger, the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT, and with respect to the Partnership Merger, the filing of the Partnership Merger Certificate with, and the acceptance for record of the Partnership Merger Certificate by, the DSOS). Assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement has been duly and validly executed and delivered by the Parent Parties and constitutes the legal, valid and binding obligation of each of the Parent Parties, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

(b) No vote of, or consent by, the holders of any equity interests of Parent (other than its general partner) is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions or otherwise required by Parent’s Organizational Documents, applicable Law or any Governmental Authority.

Section 4.3 Governmental Authorization(a) . The execution, delivery and performance by each of the Parent Parties of this Agreement and the consummation by the Parent Parties will not (with or without notice or lapse of time, or both), require any Governmental Permit to be made or obtained by either Parent or Merger Sub other than (a) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT, (b) the filing of the Partnership Merger Certificate with, and the acceptance for record of the Partnership Merger Certificate by, the DSOS, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (d) any filings, consents or other notifications as may be required as a result of the business or identity of the Parent Parties (or the beneficial ownership of any of them), where failure to obtain such consents, approvals, authorizations or Governmental Permits, or to make such filings or notifications which has not had, and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Non-Contravention. The execution, delivery and performance by each of the Parent Parties of this Agreement and the consummation by each of the Parent Parties of the Transactions do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the Organizational Documents of the Parent Parties, (b) assuming the Governmental Permits referred to in Section 4.3 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such Governmental Permit has been satisfied or waived, contravene, conflict with or result in a violation or breach of any applicable Law, (c) assuming compliance with the matters referred to in Section 4.3, require any consent or approval under, result in any breach of any obligation or any loss of any material benefit or material increase in any cost or obligation of Parent or any of its Subsidiaries under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under, any material Contract, or, except in the case of clauses (b) and (c) above, any such violation, breach, default, right, termination, amendment, acceleration, cancellation or loss that has not had, and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5 Litigation. As of the date of this Agreement, (a) there is no Legal Proceeding pending or, to the knowledge of Parent, threatened in writing against the Parent Parties, and (b) the Parent Parties are not subject to any outstanding Order of any Governmental Authority.

Section 4.6 Ownership of Company Common Shares and Partnership OP Units.

(a) Neither Parent nor any of Parent’s Affiliates directly or indirectly (including pursuant to a derivative contract) owns, and, at all times for the past three (3) years, neither Parent nor any of Parent’s Affiliates has owned, beneficially or otherwise, any shares of Company’s capital stock or any equity interests, securities, contracts or obligations convertible into or exercisable or exchangeable for shares of Company’s capital stock.

(b) Neither Parent nor any of its controlled Affiliates has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any shareholder of the Company would be entitled to receive, in respect of Company Common Shares, consideration of a different amount or nature than the Merger Consideration contemplated by this Agreement, (ii) any shareholder of the Company (A) agrees to vote to approve the Company Merger or (B) agrees to vote against, or not to tender its Company Common Shares in, any Company Takeover Proposal or (iii) as of the date hereof, any Third Party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Company Merger (other than pursuant to the Equity Commitment Letter).

Section 4.7 Financial Capacity. Parent has delivered to the Company Parties true and complete copies of (a) the executed equity commitment letter dated as of the date hereof (the “Equity Commitment Letter”) from the Guarantors to provide to Parent on the Closing Date the Equity Financing, which Equity Commitment Letter provides that the Company Parties are express Third-Party beneficiaries thereto, and

(b) the executed Debt Commitment Letter. None of the Commitment Letters has been amended or modified prior to the execution of this Agreement. Assuming the satisfaction of the conditions in Article 6, the aggregate proceeds of the Debt Financing and the Equity Financing will be sufficient to perform all of Parent’s payment obligations in connection with the Transactions, including (i) the payment of the aggregate Merger Consideration pursuant to the Mergers and all consideration payable pursuant to this Agreement in respect of Company Equity Awards, and (ii) the payment of all fees and expenses required to be paid by the Parent Parties at Closing in connection with the Transactions. As of the date hereof, to the knowledge of Parent, the commitments contained in the Commitment Letters have not been withdrawn, modified or rescinded in any respect. As of the date hereof, the Commitment Letters are in full force and effect and represent valid, binding and enforceable obligations of Parent and (to the knowledge of Parent) each other party thereto (subject to the Enforceability Exceptions), subject only to the satisfaction or waiver of the Financing Conditions. Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or (to the knowledge of Parent) any other party thereto under any term of the Commitment Letters that would reasonably be expected to materially impair or adversely affect the Financing and the timely receipt of the proceeds thereof. As of the date hereof, Parent has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of or fulfill any obligation under any of the Commitment Letters. As of the date hereof, except as set forth in the Commitment Letters, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than the Financing Conditions. As of the date of this Agreement, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied or (ii) the Financing will not be made available in full to Parent on the Closing Date. The Parent Parties expressly agree and acknowledge that the Closing is not subject to, or conditioned on, the Parent Parties receipt of any financing.

Section 4.8 Solvency. None of the Parent Parties is entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of any Acquired Company. Assuming (a) satisfaction or waiver of the conditions to the Parent Parties’ obligation to consummate the Mergers, and (b) the accuracy of the representations and warranties of the Company and the Operating Partnership set forth in Article 3 hereof and without giving effect to “Company Material Adverse Effect” qualifiers therein, each of Parent and the Surviving Entity will, after giving effect to all of the Transactions, including the payment of any amounts required to be paid in connection with the consummation of the Transactions and the payment of all related fees and expenses, be Solvent at and immediately after the Company Merger Effective Time. As used in this Section 4.8, the term “Solvent” means, with respect to a particular date, that on such date, (i) the sum of the assets, at a fair valuation, of Parent, the Surviving Entity, and their respective Subsidiaries will exceed their debts, (ii) each of Parent, the Surviving Entity, and their respective Subsidiaries have not incurred debts beyond its ability to pay such debts as such debts mature and become due in the ordinary course, and (iii) each of Parent, the Surviving Entity, and their respective Subsidiaries, has sufficient capital and liquidity with which to conduct its business.

Section 4.9 Information in the Proxy Statement. The information supplied in writing by Parent specifically for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof or supplement thereto) will not, at the date first mailed to the Company’s shareholders and at the time of the Shareholders Meeting to be held in connection with the Mergers or at the Company Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 4.10 Company Arrangements. Other than this Agreement, as of the date hereof, none of the Parent Parties or their respective executive officers, directors or controlled Affiliates, as applicable, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or Affiliates of the Company Parties relating in any way to the Transactions or the operations of the Company Parties.

Section 4.11 Investment Intention. Parent is acquiring through the Transactions the units of partnership interest of the Surviving Entity for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the units of partnership interest of the Surviving Entity have not been registered under the Securities Act or any “blue sky” Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable “blue sky” Laws or pursuant to an exemption from any such registration.

Section 4.12 Guarantee. Parent has furnished the Company with a duly executed, accurate and complete copy of the Guarantee. The Guarantee is in full force and effect and constitutes the legal, valid, binding and enforceable obligations of the Guarantors (subject to the Enforceability Exceptions). There is no breach or default under the Guarantee by the Guarantors, and no event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a breach or default) thereunder by the Guarantors. The Guarantors have, and at all times will have, for so long as the Guarantee shall remain in effect in accordance with the Guarantee, access to sufficient capital to satisfy in full the full amount of the guaranteed obligations under the Guarantee.

Section 4.13 Acknowledgment of Disclaimer of Other Representations and Warranties.

(a) Except for the specific representations and warranties expressly set forth in this Article 4 or in any certificate delivered hereunder, none of the Parent Parties nor any other Person on behalf of the Parent Parties makes, or has made (and the Parent Parties, on behalf of themselves, their respective Subsidiaries and their respective Representatives, hereby disclaims) any express or implied representation or warranty with respect to the Parent Parties, their respective Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the Transactions, including as to the accuracy or completeness of any information.

(b) Except for the specific representations and warranties expressly set forth in Article 3 or in any certificate delivered hereunder, each of the Parent Parties acknowledges and agrees that (i) none of the Company Parties, their respective Subsidiaries or any other Person on behalf of the Company Parties or any of their respective Subsidiaries makes, has made, has been authorized to make, or shall be deemed to have made any express or implied representation or warranty with respect to the Company Parties or any of their respective Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to the Parent Parties or any of their respective Representatives, including with respect to the Company Parties and their respective Subsidiaries’ respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement or the Transactions, and the Parent Parties and their respective Representatives are not relying on, and knowingly and irrevocably waive any claim based on reliance on, any representation, warranty or other information of the Company Parties or any Person except for those specific representations and warranties expressly set forth in Article 3 or in any certificate delivered hereunder and (ii) no Person makes, has made, has been authorized by the Company Parties or their respective Subsidiaries or any other Person on behalf of the Company Parties to make, or shall be deemed to have made any representation or warranty relating to the Company Parties, their respective Subsidiaries or their respective businesses or otherwise in connection with this Agreement or the Transactions, and if made, such other representation or warranty shall not be relied upon by the Parent Parties and none of the Company Parties, their respective Subsidiaries or any other Person shall be subject to any Liability to the Parent Parties or any other Person resulting therefrom. Without limiting the generality of the foregoing, except for those specific representations and warranties expressly set forth in Article 3 or in any certificate delivered hereunder, the Parent Parties acknowledge and agree that none of the Company Parties, any of their respective Subsidiaries or any other Person has made a representation or warranty (including as to accuracy or completeness) to the Parent Parties with respect to, and none of the Company Parties, any of their respective Subsidiaries or any other Person shall be subject to any Liability to the Parent Parties or any other Person resulting from, the Company Parties, any of their respective Subsidiaries or their respective Representatives providing, or making available, to the Parent Parties or any of their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, forecast, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Parent and/or its Representatives or Affiliates in connection with presentations by the Company’s management or in the VDR. The Parent Parties acknowledge that there are uncertainties inherent in attempting to make estimates, projections, budgets and other forecasts and plans and that they are familiar with such uncertainties. Each of the Parent Parties acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition (financial or otherwise), operations, assets and business of the Company and its Subsidiaries and, in making its determination to proceed with the Transactions, each of the Parent Parties has relied solely on the results of its own independent investigation and the specific representations and warranties expressly set forth in Article 3 or in any certificate delivered hereunder, and has not relied directly or indirectly on any other materials or information made available to the Parent Parties or their respective Affiliates or Representatives by or on behalf of the Company or any agreements or covenants of any Person other than the express covenants and agreements of the Company pursuant to this Agreement.

ARTICLE 5

COVENANTS

Section 5.1 Interim Operations of the Company Parties. The Company Parties agree that, between the date hereof and the Company Merger Effective Time, except (i) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Section 5.1 of the Company Disclosure Letter, (iii) as may be required or expressly permitted (but for this Section 5.1) by this Agreement, (iv) as required by any Law or Company Material Contract, or (v) as required by the rules or regulations of NYSE, each Company Party shall, and shall cause its Subsidiaries to, (x) use commercially reasonable efforts to conduct its operations in the ordinary course of business consistent with past practice (y) use commercially reasonable efforts to maintain and preserve substantially intact the business organization of the Acquired Companies, to retain the services of its current officers and key employees, to preserve its assets and properties in good repair and condition and to preserve the goodwill and current relationships of the Acquired Companies with persons with which the Acquired Companies have significant business relations and (z) maintain the status of the Company as a REIT. Without limiting the foregoing, except (i) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed with respect to Sections 5.1(e) through Section 5.1(g), Section 5.1(j), Section 5.1(k), Section 5.1(m), Section 5.1(n) through Section 5.1(q), Section 5.1(t) and Section 5.1(u)), (ii) as set forth in Section 5.1 of the Company Disclosure Letter, (iii) as required or expressly permitted (but for this Section 5.1) by this Agreement, (iv) as required by any Law or Company Material Contract, or (v) as required by the rules or regulations of NYSE, each Company Party shall not, nor shall it permit any of its Subsidiaries to, between the date hereof and the Company Merger Effective Time, do any of the following:

(a) amend any of the Acquired Companies’ Organizational Documents (whether by merger, consolidation or otherwise);

(b) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any shares of beneficial interest or other equity interest of any Acquired Company, other than (A) the payment of cash dividends or other distributions declared prior to the date of this Agreement,

(B) the declaration and payment by the Company and the Operating Partnership of the regular distributions, which are declared quarterly, per Company Common Share or Partnership OP Unit for the fiscal quarter ending June 30, 2026 declared on April 8, 2026, in an amount not to exceed $0.1425 per Company Common Share or Partnership OP Unit, (C) dividends or other distributions, declared, set aside or paid by any Acquired Company to any other Acquired Company that is, directly or indirectly, wholly owned by the Company, (D) the minimum amount of distributions determined by the Company (in consultation with Parent) to be required for the Company to maintain its status as a REIT under the Code or avoid the incurrence of any income or excise Taxes by the Company in accordance with (and subject to) this Section 5.1 (such per share distribution amount, a “Special Pre-Closing Dividend”), and (E) distributions resulting from the vesting or settlement of Company Equity Awards set forth in Section 5.1(b)(ii) of the Company Disclosure Letter, (ii) adjust, split, combine, subdivide or reclassify any shares of beneficial interest or other equity interests of the Acquired Companies, (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of beneficial interest or other equity interests of any Acquired Company or (iv) purchase, redeem or otherwise acquire any Company securities, except for acquisitions of Company Common Shares by the Company in satisfaction by holders of Company Equity Awards of applicable withholding Taxes;

(c) except for transactions among the Company and one or more wholly owned Subsidiaries of the Company or among one or more wholly owned Subsidiaries of the Company (i) issue, deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), sell, grant, pledge, transfer, subject to any Lien or dispose of any Company or Operating Partnership securities or any other securities convertible into or exchangeable for Company or Operating Partnership securities, other than (A) the issuance of Company Common Shares upon the settlement of Company Equity Awards that are outstanding on the date hereof, in accordance with such equity award’s terms as in effect on the date hereof, (B) the issuance of Company Common Shares upon redemption of Partnership OP Units, in accordance with their terms existing on the date hereof, or (C) grants or awards of Company securities required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements in effect as of the date hereof and expressly identified on Section 5.1(c)(i)(C) of the Company Disclosure Letter, or (ii) amend any term of any security of the Acquired Companies (in each case, whether by merger, consolidation or otherwise);

(d) adopt a plan or agreement of, or resolutions providing for or authorizing a, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to any of the Acquired Companies;

(e) except as set forth on Section 5.1(e) of the Company Disclosure Letter, (i) increase the salary, wages, benefits, bonuses, severance or other compensation or benefits payable or to become payable to the Company’s current or former trustees or Company Service Providers, except for (x) increases in annual base salary or annual wage rate adopted in the ordinary course of business in respect of any non-officer employee or individual service provider whose base salary or annual wage rate does not exceed $275,000 after giving effect to such increase, or (y) increases required under any Company Benefit Plan (without the exercise of discretion) or under applicable Law and expressly identified in Section 5.1(e)(i)(y) of the Company Disclosure Letter; (ii) terminate the employment of any employee, other than for “cause,” or hire any new employee other than those for whom an offer of employment has already been extended prior to the date hereof or with an annual base salary of more than $275,000 (iii) grant any new severance, termination, retention, transaction, change in control, equity or equity-based compensation or similar compensation or benefits to any current or former trustees or Company Service Providers, or (iv) enter into, adopt, materially amend or terminate any Company Benefit Plan (or any plan, program, agreement or arrangement that would constitute a Company Plan if in effect on the date hereof) or take any action to fund, accelerate or in any way secure the vesting or payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan (or any plan, program, agreement or arrangement that would constitute a Company Plan if in effect on the date hereof), except (x) in the ordinary course of business consistent with past practice in conjunction with annual Company Benefit Plan renewals or (y) entry into at-will offer letters entered into with new hires permitted pursuant to clause (ii) above (provided that any such offer letter does not provide for severance payments, notice periods in excess of thirty (30) days, equity or equity-based grants or any transaction or retention bonuses);

(f) modify, extend, terminate or enter into any Labor Agreement or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of an Acquired Company;

(g) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, reductions in compensation or other similar actions that trigger notice obligations under the WARN Act;

(h) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of an Acquired Company;

(i) acquire any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), other than (i) one or more acquisitions of personal property (and not real property) in the ordinary course of business consistent with past practice that, individually, involve a purchase price of not more than $2,000,000 and (ii) acquisitions of assets or real property pursuant to Contracts listed in Section 5.1(i) of the Company Disclosure Letter;

(j) sell, assign, lease, sublease, license, pledge, transfer, ground lease, abandon, permit to lapse or expire, subject to any Lien or otherwise dispose of any assets or properties except (i) pursuant to existing Company Material Contracts, (ii) Permitted Liens incurred in the ordinary course of business, (iii) sales of inventory or used equipment in the ordinary course of business, or (iv) assets or properties with an aggregate sale price of not more than $2,000,000 individually or in the aggregate other than Intellectual Property Rights or real property (including any Company Real Property);

(k) make any material change to its methods, principles or procedures of accounting in effect as of December 31, 2025, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices, in each case, except for such changes that are required by GAAP, the SEC or applicable Law;

(l) (i) incur, assume, refinance or guarantee any Indebtedness for borrowed money, except (A) for borrowings and guarantees under the Company’s or any of its Subsidiaries’ current credit facilities in the ordinary course of business (including to the extent necessary to pay dividends permitted by Section 5.1(b)), or (B) in respect of Indebtedness owing by any wholly owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company, (ii) amend the terms of any Indebtedness of the Acquired Companies in any material respect, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than any Acquired Company); (iv) prepay any Indebtedness, except for (A) repayments of Indebtedness in the ordinary course of business (specifically excluding the loans secured, directly or indirectly, by any Company Real Property), and (B) mandatory payments under the terms of any Indebtedness in accordance with its terms, or (v) make loans, advances or capital contributions to or investments in any Person (other than (A) as required by any joint venture agreement or (B) as permitted pursuant to Section 5.1(m));

(m) make any capital expenditures or enter into any Contract for any renovation, construction or capital expenditure other than (i) capital expenditures set forth in the capital expenditure budget set forth on Section 5.1(m) of the Company Disclosure Letter, (ii) capital expenditures required by Law, (iii) emergency capital expenditures in any amount that the Company determines is necessary in its reasonable judgment to maintain its ability to operate its businesses in the ordinary course, (iv) capital expenditures in any amount not exceeding $5,000,000 in the aggregate for all projects of the Acquired Companies, and (v) Contracts related to capital expenditures permitted by clauses (i) through (iv);

(n) settle or compromise any claim or Legal Proceeding (whether or not commenced prior to the date of this Agreement), other than any Legal Proceeding providing solely for the payment of an amount less than $2,000,000 individually or $5,000,000 in the aggregate (net of any amount covered by insurance or indemnification), that does not impose any material restriction on the Company or its Subsidiaries or Affiliates, does not relate to any Transaction Litigation and does not include an admission of liability or fault on the part of the Company or any of its Subsidiaries; provided that in no event shall the Acquired Companies settle any Transaction Litigation except in accordance with the provisions of Section 5.11;

(o) enter into any new line of business;

(p) fail to maintain or modify or reduce the Acquired Companies’ insurance coverage provided by the Insurance Policies as of the date of this Agreement in a form and amount consistent with past practice;

(q) (i) enter into any new lease (or amend, renew or extend any existing lease) for space at a Company Real Property set forth on Schedule 5.1(q) or any other space at a Company Real Property, except for leases (A) of not more than $500,000 of annualized rent that are on commercially reasonable terms and consistent with the Company’s past practices in all respects, (B) covering a gross leasable area of less than 20,000 square feet and (C) with a term not to exceed ten (10) years, including any fixed rate renewal options, (ii) terminate, modify, extend, renew or amend any Space Lease at the Company Real Property set forth on Schedule 5.1(q) or any other Space Lease with annual rent in excess of $500,000 covering a gross leasable area of more than 20,000 square feet or with a term (including fixed renewal options) of more than ten (10) years (provided, however, that an Acquired Company may terminate, modify, extend, renew or amend such Space Lease so long as any terminated Space Lease is promptly replaced and the replacement, and any modified, extended, renewed or amended lease is (A) for a net effective rent equal to or in excess of the net effective rent payable under such original Space Lease, (B) for commercially reasonable terms consistent with the Company’s past practices) and (C) covering a gross leasable area of less than 20,000 square feet and (D) with a term not to exceed ten (10) years (including any renewal options), (iii) terminate or grant any reciprocal easement or similar agreements affecting Company Real Property (other than in the ordinary course of business consistent with past practice), which would adversely affect the current use or operation of the Company Real Property (unless contractually obligated to do so or in connection with a transaction otherwise permitted by this Agreement), or (iv) enter into any Construction Contract (or one or more Construction Contracts for the same project) for new construction with respect to any Company Real Property with a cost (together with costs under other Construction Contracts for the same project) in excess of (A) $1,000,000 annually or (B) $2,000,000 in the aggregate;

(r) (i) initiate or consent to any zoning reclassification of any Company Real Property or any change to any approved site plan (in each case, that is material to such Company Real Property or plan, as applicable), special use permit or other land use entitlement affecting any Company Real Property in any respect or (ii) amend, modify, extend, renew or terminate, or authorize any Person to amend, modify, extend, renew, terminate or allow to lapse, any Environmental Permit;

(s) enter into, agree to, or otherwise become bound by any easement, covenant, condition, restriction, or other encumbrance (including, without limitation, any land use restriction or zoning agreement) that (i) restricts or limits the use, development, operation, or enjoyment of any Company Real Property, (ii) adversely affects or could reasonably be expected to adversely affect the use, operation or value of any Company Real Property, or (iii) is inconsistent with, or would interfere in any respect with, the present use of any Company Real Property, in each case, whether recorded or unrecorded;

(t) enter into any co-tenancy agreement, arrangement, or understanding or grant any waiver in respect of any “go-dark” provision with any tenant or occupant under any Space Lease without the prior written consent of Parent;

(u) (i) other than in the ordinary course of business, (x) terminate, amend (other than by renewing on terms not otherwise materially different), or waive, release or assign any right under, in a manner material and adverse to the Company and/or any of its Subsidiaries (as applicable), any Company Material Contract or any other Contract with consideration paid to or payable by the Company or any of the Company’s Subsidiaries of more than $1,000,000, in the fiscal year ended December 31, 2024 or in any single fiscal year thereafter or (y) enter into (1) any Contract that would constitute a Material Contract if it were in effect on the date of this Agreement (or amend any Contract such that it would constitute a Company Material Contract if such Contract were in effect on the date of this Agreement) or (2) any other Contract with consideration paid to or payable by the Company or any of the Company’s Subsidiaries of more than $1,000,000, in the fiscal year ending December 31, 2024 or in any single fiscal year thereafter (or amend any such Contract) or (ii) enter into any Contract that contains, or amend any Contract such that it would contain, terms that purport to be binding on Acquiror and its Affiliates (other than the Company and its Subsidiaries) after giving effect to the Merger and materially restrict the ability of Parent and its Affiliates (other than the Company Parties and their respective Subsidiaries) to (x) compete in any business or with any person or in any geographic area (including any non-compete provisions) or (y) purchase or sell products or services from or to any person, which restrictions in each case would be material and adverse to Parent and its Subsidiaries;

(v) except in each case to the extent the Company determines (after prior consultation with the Parent) that such action is reasonably necessary to preserve the status of the Company as a REIT or to preserve the status of any Subsidiary of the Company as a REIT, partnership, disregarded entity, Taxable REIT Subsidiary, or Qualified REIT Subsidiary for U.S. federal income tax purposes, make, change or revoke any material Tax election (it being understood and agreed, for the avoidance of doubt, that nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), settle or compromise any material Tax claim or assessment by any Governmental Authority, change any material accounting method with respect to Taxes, enter into any closing agreement with a Taxing Authority, surrender any right to claim a refund of a material amount of Taxes or consent (other than in the ordinary course of business) to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(w) enter into any Tax Protection Agreement or take any action or fail to take any action that would violate or be inconsistent with any Tax Protection Agreement or give rise to a material liability with respect thereto; or

(x) authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to the Parent Parties, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Company Merger Effective Time, and the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations prior to the Company Merger Effective Time. Notwithstanding anything else to the contrary in this Agreement, if the Company declares a Special Pre-Closing Dividend payable to holders of record prior to the Closing Date and such Special Pre-Closing Dividend is paid prior to Closing, the Merger Consideration shall be decreased by an amount equal to all such Special Pre-Closing Dividends in the aggregate.

Section 5.2 No Solicitation.

(a) Except as expressly permitted by this Section 5.2, the Company Parties shall, and shall cause each of their Subsidiaries, and the respective trustees or directors and officers of the Company Parties and such Subsidiaries, and shall instruct and use commercially reasonable efforts to cause, the other Representatives of any of the Company Parties or their Subsidiaries: (i) to immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any Person (other than Parent and its Representatives) that may be ongoing with respect to a Company Takeover Proposal or any inquiry, discussion or request that would reasonably be expected to result in a Company Takeover Proposal and terminate all access of any person (other than the Parent Parties and their Representatives) to any data room, (ii) promptly (and in any event within two (2) Business Days following the date hereof) request in writing that any Third Party that has previously executed a confidentiality or similar agreement with respect to a Company Takeover Proposal promptly return to the Company or destroy all non-public information previously furnished to such Third Party or any of its Representatives by or on behalf of any of the Company Parties, their Subsidiaries or their Representatives in accordance with the terms of such agreement and (iii) not to, directly or indirectly, (A) solicit, initiate, knowingly facilitate any inquiries regarding, or knowingly encourage (including by way of furnishing non-public information relating to any of the Company Parties or their Subsidiaries) the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (B) conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, a Company Takeover Proposal (other than, solely in response to a bona fide, unsolicited inquiry that did not result from a material breach of this Section 5.2), to refer the inquiring Person to this Section 5.2, (C) execute, approve, adopt, publicly recommend or enter into, or publicly propose to execute, approve, adopt, publicly recommend or enter into, any letter of intent, acquisition agreement, merger agreement, joint venture agreement or similar Contract (whether written, oral, binding or non-binding) with respect to a Company Takeover Proposal (other than an Acceptable Confidentiality Agreement), (D) grant any waiver, amendment or release (to the extent not automatically waived, amended or released upon announcement of, or entering into, this Agreement) of any Third Party under any standstill or confidentiality agreement or (E) resolve or agree to do any of the foregoing; provided that, prior to the time the Company Shareholder Approval is obtained, but not after, the Company and its Subsidiaries shall be permitted to waive any rights under any “standstill” or similar covenants in confidentiality or non-disclosure agreements entered into in connection with or applicable to a Company Takeover Proposal to which the Company or any of its Subsidiaries is a party to allow a person to make, or to amend, a Company Takeover Proposal or make any related communications; provided further, that the Company and any of its Subsidiaries may only take such action if the Company Board determines in good faith (after consultation with its outside financial advisor and outside legal counsel) that the failure of the Company Board to take such action would reasonably be expected to be inconsistent with its duties under applicable Law. The Company Parties and Parent Parties agree that all standstill or similar provisions in the Confidentiality Agreement shall, as of the date of this Agreement, terminate and be of no further force or effect. None of the foregoing shall prohibit the Company Parties or their respective Representatives from contacting any Person or group of Persons that has made a bona fide unsolicited Company Takeover Proposal in writing that did not result from a material breach of this Section 5.2 after the date hereof solely to ascertain the facts or request the clarification of the terms and conditions thereof so as to determine whether the Company Takeover Proposal constitutes or could reasonably be expected to result in a Company Superior Proposal.

(b) Notwithstanding anything to the contrary contained in this Agreement, if, at any time after the date of this Agreement and prior to obtaining the Company Shareholder Approval, the Company Parties or any of their respective Representatives receives a bona fide unsolicited written Company Takeover Proposal from any Person, (which did not result from a material breach of this Section 5.2), and if the Company Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes or could reasonably be expected to result in a Company Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s duties under applicable Law, then the Company Parties, their Subsidiaries and their respective Representatives may, (i) furnish information with respect to the Company Parties and their Subsidiaries to the Person who has made such Company Takeover Proposal, including non-public information, if the Company receives from such Person an executed confidentiality agreement containing terms that are not materially less restrictive in the aggregate to the other party than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making or amendment of a Company Takeover Proposal) (such confidentiality agreement, an “Acceptable Confidentiality Agreement”); provided, that the Company substantially concurrently makes available to Parent any such non-public information that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided to Parent and (ii) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal, its Representatives and any prospective debt and equity financing sources regarding such Company Takeover Proposal. The Company Parties shall promptly (and in any event within twenty-four (24) hours) notify Parent and Merger Sub if any of the Company Parties, their Subsidiaries or their respective Representatives commences furnishing non-public information or commences discussions or negotiations as provided in this Section 5.2(b) or the Company Board determines that such Company Takeover Proposal constitutes or could reasonably be expected to result in a Company Superior Proposal.

(c) The Company Parties shall promptly (and in no event later than twenty-four (24) hours after receipt) notify Parent in writing in the event that any of the Company Parties, their Subsidiaries or their Representatives receives a Company Takeover Proposal or any inquiry, proposal or request that would reasonably be expected to result in any Company Takeover Proposal, including the identity of the Person making the Company Takeover Proposal or such inquiry, proposal or request and the material terms and conditions thereof (including, if applicable, copies of any written requests, proposals or offers, including proposed term sheets and agreements and a summary of any material terms conveyed orally relating thereto). The Company shall keep Parent reasonably informed, on a prompt basis (and in no event later than twenty-four (24) hours after receipt), regarding any material changes to the status and material terms of any such inquiry, proposal or offer (and shall provide Parent with a copy of any written documents or agreements delivered to the Company, its Subsidiaries or their Representatives that contain any material amendments thereto or any material change to the scope or material terms or conditions thereof (or, if not delivered in writing, a summary of any such material amendments or material changes)). The Company Parties agree that they and their Subsidiaries will not enter into any agreement with any Person subsequent to the date of this Agreement that prohibits any of the Company Parties or their Subsidiaries from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.2.

(d) Except as expressly permitted by this Section 5.2, the Company Board shall not (i)(A) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the Company’s shareholders, (B) change, qualify, withhold, withdraw or modify (or authorize or publicly propose to change, qualify, withhold, withdraw or modify), in any such case in a manner adverse to Parent, the Company Board Recommendation, (C) publicly make any recommendation in support of a tender offer or exchange offer that constitutes a Company Takeover Proposal or fail to recommend against any such tender offer or exchange offer, (D) publicly adopt, approve or recommend, or publicly propose to adopt, approve or recommend, to shareholders of the Company a Company Takeover Proposal or (E) fail to publicly recommend against any Company Takeover Proposal or fail to publicly reaffirm the Company Board Recommendation, in the case of clause (E), within the earlier of (x) seven (7) Business Days after Parent so requests in writing following a publicly announced Company Takeover Proposal and (y) two (2) Business Days prior to the Shareholders Meeting; (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit any of the Company Parties or any of their Subsidiaries to enter into any letter of intent, memorandum of understanding or other Contract (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement) (a “Company Acquisition Agreement”).

(e) Notwithstanding anything to the contrary contained in this Agreement, prior to, but not after, obtaining the Company Shareholder Approval, the Company Board may, in respect of a bona fide unsolicited Company Takeover Proposal (that did not result from a material breach of this Section 5.2), either or both (i) make a Company Adverse Recommendation Change or (ii) terminate this Agreement in accordance with Section 7.1(h) in order to substantially concurrently enter into a definitive written agreement effecting such Company Takeover Proposal (in each case of (i) and (ii), if and only if, prior to taking such action, (A) each Company Party has complied, in all material respects, with its obligations under this Section 5.2, (B) the Company Board has determined in good faith, after consultation with its outside financial adviser and outside legal counsel, that such Company Takeover Proposal constitutes a Company Superior Proposal and (C) the Company Board has determined in good faith, after consultation with its outside financial adviser and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s duties under applicable Law); provided, however, that, prior to taking either such action, (A) the Company Parties have given Parent at least four (4) Business Days’ prior written notice of its intention to take such action, including the terms and conditions of and the basis for such action, and the identity of the Person making, any such Company Superior Proposal and have contemporaneously provided to Parent a copy of the Company Superior Proposal or any proposed Company Acquisition Agreements and copies of any related financing commitments (or if not provided in writing to the Company Parties or their Subsidiaries, a written summary of any related financing commitments) in the Company Parties’ or their Subsidiaries’ possession, (B) to the extent requested in writing by Parent, the Company Parties have negotiated, and have caused their respective Representatives to negotiate, in good faith with Parent during such four (4) Business Day period concerning any revisions to the terms of this Agreement proposed by Parent, (C) following the end of such four (4) Business Days’ notice period, the Company Board shall have determined, in good faith, after consultation with its outside financial advisor and outside legal counsel, and giving due consideration to the revisions to the terms of this Agreement to which Parent has committed in writing, that the Company Takeover Proposal would nevertheless continue to constitute a Company Superior Proposal (assuming the revisions committed to by Parent in writing were to be given effect), and (D) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Takeover Proposal, the Company Parties shall, in each case, have delivered to Parent an additional written notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the four (4) Business Day notice period referred to above shall instead be equal to three (3) Business Days) during which time the Company Parties shall be required to comply with the requirements of this Section 5.2(e) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso. Notwithstanding anything to the contrary contained herein, neither the Company Parties nor any of their Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been (or is substantially concurrently) terminated in accordance with its terms and the Company Termination Fee has been paid in the manner provided in Section 7.3.

(f) The Company Board may, at any time prior to, but not after, obtaining the Company Shareholder Approval, make a Company Adverse Recommendation Change in response to an Intervening Event if each Company Party has complied, in all material respects, with its obligations under this Section 5.2 and prior to taking such action, the Company Board has determined in good faith, after consultation with its outside financial advisor and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s duties under applicable Law; provided, however, that, prior to taking such action, (i) the Company Parties have given Parent at least four (4) Business Days’ prior written notice of their intention to take such action and reasons thereof, including specifying in reasonable detail the facts and circumstances relating to the Intervening Event and the potential reasons that the Company Board is proposing to effect a Company Adverse Recommendation Change, (ii) to the extent requested in writing by Parent, the Company Parties have negotiated, and have caused their respective Representatives to negotiate, in good faith with Parent during such four (4) Business Day period to enable Parent to propose revisions to the terms of this Agreement such that it would cause the Company Board to not make such Company Adverse Recommendation Change, and (iii) following the end of such four (4) Business Days period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement to which Parent has committed in writing, and shall have determined, in good faith, after consultation with its outside financial advisor and outside legal counsel (assuming the revisions committed to by Parent in writing were to be given effect), that the failure to make a Company Adverse Recommendation Change would reasonably be expected to be inconsistent with the Company Board’s duties under applicable Law.

(g) Nothing contained in this Section 5.2 shall prohibit the Company Parties or the Company Board from complying with its disclosure obligations under United States federal or state Law with regard to a Company Takeover Proposal, including (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation MA promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act; provided that, in the case of clauses (i) and (ii), no such action or disclosure that would amount to a Company Adverse Recommendation Change shall be permitted, made or taken other than in compliance with this Section 5.2.

Section 5.3 Preparation of Proxy Statement; Shareholders Meeting; Vote of Parent.

(a) As promptly as reasonably practicable (but no later than thirty (30) days) after the execution of this Agreement, the Company shall (i) prepare a proxy statement in preliminary form for the Shareholders Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) and, (ii) after consultation with, and approval by, Parent (which shall not be unreasonably withheld or delayed), file the preliminary Proxy Statement with the SEC. The Company shall use commercially reasonable efforts to (i) obtain and furnish the information required to be included by the SEC in the Proxy Statement, and respond promptly to any comments made by the SEC with respect to the Proxy Statement, and (ii) promptly upon the earlier of (A) receiving notification that the SEC is not reviewing the preliminary Proxy Statement and (B) the conclusion of any SEC review of the preliminary Proxy Statement, cause the definitive Proxy Statement to be mailed to the Company’s shareholders and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended or supplemental proxy materials and, if required in connection therewith, resolicit proxies. The Company shall notify Parent and Merger Sub promptly upon the receipt of any comments from the SEC or its staff or any other Government Officials and of any request by the SEC or its staff or any other Government Officials for amendments or supplements to the Proxy Statement and shall supply Parent and Merger Sub with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, or its staff or any other Government Officials, on the other hand, with respect to the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall use commercially reasonable efforts to cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to Parent, Merger Sub and their respective Affiliates as may be required to be set forth in the Proxy Statement under applicable Law. The Proxy Statement shall contain the Company Board Recommendation, except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change, as permitted by and determined in accordance with Section 5.2. Parent shall ensure that such information supplied by it in writing for inclusion in the Proxy Statement will not, on the date it is first mailed to shareholders of the Company and at the time of the Shareholders Meeting or filed with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto), or responding to any comments of the SEC or its staff or any other Government Officials with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and shall consider Parent’s comments in good faith. The Company shall ensure that the Proxy Statement (i) will not on the date it is first mailed to shareholders of the Company and at the time of the Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

(b) If at any time prior to the Shareholders Meeting any event or circumstance relating to the Company or Parent or any of their respective Subsidiaries, or their respective officers, trustees or directors, should be discovered by the Company or Parent, as the case may be, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company or Parent, as the case may be, shall promptly inform the other Party hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s shareholders. All documents that the Company is responsible for filing with the SEC in connection with the Mergers will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

(c) As promptly as reasonably practicable following the earlier of (A) receiving notification that the SEC is not reviewing the preliminary Proxy Statement and (B) the conclusion of any SEC review of the preliminary Proxy Statement, the Company shall, in accordance with applicable Law and the Company’s Organizational Documents, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Company’s shareholders (including any adjournments and postponements thereof, the “Shareholders Meeting”) for the purpose of obtaining the Company Shareholder Approval. Notwithstanding anything else to the contrary set forth in this Agreement, the Company may postpone or adjourn the Shareholders Meeting after consultation with Parent (A) with the consent of Parent, (B) for the absence of a quorum, (C) to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Company Common Shares within a reasonable amount of time in advance of the Shareholders Meeting or (D) in the good faith judgment of the Company Board (after consultation with its outside legal counsel), to allow additional solicitation of votes in order to obtain the Company Shareholder Approval. Notwithstanding the foregoing, (X) in the case of clause (B) and clause (D) of the prior sentence, without the written consent of Parent, in no event shall the Shareholders Meeting (as so postponed or adjourned) be held on a date that is more than fifteen (15) Business Days after the date for which the Shareholders Meeting was originally scheduled; and (Y) without the written consent of Parent, in no event shall the Shareholders Meeting (as so postponed or adjourned) be held on a date that is on or after the fifth (5th) Business Day preceding the End Date, unless otherwise required by applicable Law. Unless the Company Board or any committee thereof has withdrawn the Company Board Recommendation in compliance with Section 5.2, the Company, through the Company Board, shall recommend to holders of the Company Common Shares that they vote in favor of the Company Merger so that the Company may obtain the Company Shareholder Approval and the Company shall use its commercially reasonable efforts to obtain the Company Shareholder Approval (including by soliciting proxies from the Company’s shareholders) and shall take all other action necessary or advisable to secure the Company Shareholder Approval. The Company shall keep Parent reasonably informed with respect to proxy solicitation results and voting results on a reasonably current basis or as otherwise reasonably requested by Parent. Unless this Agreement is terminated in accordance with Article 7, (1) the Company shall not submit to the vote of its shareholders any Company Takeover Proposal and (2) the obligation of the Company to duly call, give notice of, convene and hold the Shareholders Meeting and mail the Proxy Statement (and any amendment or supplement thereto that may be required by Law) to the Company’s shareholders shall not be affected by a Company Adverse Recommendation Change. Without the prior written consent of Parent, the approval of the Company Merger shall be the only matter (other than matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger or the transactions contemplated by a merger agreement) that the Company shall propose to be acted on by the shareholders of the Company at the Shareholders Meeting. Notwithstanding anything to the contrary in this Agreement, in no event will the record date of the Shareholders Meeting be changed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law.

Section 5.4 Filings; Other Action.

(a) Each of the Company Parties and the Parent Parties shall use their respective: commercially reasonable efforts to, (i) as promptly as practicable make and effect all registrations, filings and submissions required to be made or effected by it or otherwise advisable pursuant to the Exchange Act and other applicable Law with respect to the Mergers; (ii) obtain all consents and approvals required from Third Parties in connection with the Transactions; and (iii) cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Transactions, including if necessary the divestiture, hold separate or other disposition of any asset or business of the Parent Parties or the Acquired Companies; provided, however, that (A) without the prior written consent of Parent, in no event shall any Company Party (x) take any action, or agree to take any action, referenced in clause (iii) above relating to the divestiture, holding separate or other disposition of any asset or business of the Parent Parties or the Acquired Companies, or (y) pay any fee, penalty or other consideration, make any commitment or incur any Liability to any Person for any consent or approval in connection with the Transactions, and (B) in no event shall any of the Parent Parties or any of their Affiliates be required to pay any fee, penalty or other consideration, make any commitment or incur any Liability to any Person for any consent or approval in connection with the Transactions. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.4 or elsewhere in this Agreement shall require the Parent Parties to take or agree to take any action with respect to any of their Affiliates, including selling, divesting, conveying, holding separate, or otherwise limiting its freedom of action with respect to any assets, rights, products, licenses, businesses, operations, or interest therein, of any such Affiliates or any direct or indirect portfolio companies (as such term is understood in the private equity industry) of investment funds advised or managed by one or more Affiliates of the Parent Parties. In the event that any Party fails to obtain any such consent or approval, the Parties shall use commercially reasonable efforts to minimize any adverse effect upon the Company and Parent and their respective Affiliates and business resulting, or which would reasonably be expected to result, after the Company Merger Effective Time, from the failure to obtain such consent.

(b) Without limiting the generality of anything contained in Section 5.4(a), subject to applicable Law, each Party shall: (i) give the other Parties prompt written notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Authority with respect to the Merger or any of the other Transactions; (ii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding; and (iii) promptly inform the other Parties of (and provide copies of) any communication to or from any Governmental Authority and keep the other Parties reasonably informed regarding any substantive communications to or from a Third Party, in each case regarding the Mergers or other Transactions. Each Party will have the right to review in advance, and each Party will consult and cooperate with the other Parties and will consider in good faith the views of the other Parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Authority in connection with the Transactions. In addition, except as may be prohibited by any Governmental Authority or by any Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each Party will permit authorized Representatives of the other Parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted in writing to any Governmental Authority in connection with such request, inquiry, investigation, action or Legal Proceeding. The Parties will take such action as set forth on Section 5.4(b) of the Company Disclosure Letter.

Section 5.5 Access. Upon reasonable advance notice, the Company shall, and shall cause each of its Subsidiaries to, (a) afford Parent’s Representatives reasonable access, during normal business hours throughout the period prior to the Partnership Merger Effective Time, to all properties, facilities, officers, offices and other facilities, and books and records of the Acquired Companies and, during such period, the Company shall furnish promptly to Parent all readily available information concerning its business, properties, Contracts, assets and liabilities of the Acquired Companies as Parent may reasonably request and (b) permit such inspections as Parent may reasonably require and promptly furnish Parent with such financial and operating data and other information with respect to the business, properties and personnel of the Company and each of its Subsidiaries as Parent may reasonably request; provided, however, that the Acquired Companies shall not be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of the Company could: (i) violate any obligation of the Acquired Companies with respect to confidentiality, non-disclosure or privacy to a Third Party in effect prior to the date of this Agreement, and in any such event, the Parties hereto will use commercially reasonable efforts to make appropriate substitute disclosure arrangements; (ii) jeopardize protections afforded to any of the Acquired Companies under the attorney-client privilege or the attorney work product doctrine, and in any such event, the Parties hereto will use commercially reasonable efforts to make appropriate substitute disclosure arrangements; (iii) violate any Law; or (iv) materially interfere with the conduct of the Acquired Companies’ business (provided that the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set forth in clauses (i) through (iv)). No investigation pursuant to this Section 5.5 shall affect or be deemed to qualify, modify or limit any representation or warranty in this Agreement of any Party or any condition to the obligations of the Parties. All requests for access pursuant to this Section 5.5 must be directed to the Chief Executive Officer of the Company or another Person designated in writing by the Company. All information obtained by Parent and its Representatives pursuant to this Section 5.5 shall be treated as “Information” of the Acquired Companies for purposes of the Confidentiality Agreement.

Section 5.6 Interim Operations of Merger Sub and Merger OP. During the period from the date hereof through the earlier of the Partnership Merger Effective Time or the date of termination of this Agreement, Merger Sub and Merger OP shall not engage in any material activities of any nature except as provided in or contemplated by this Agreement.

Section 5.7 Publicity. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that (a) a Party may, without the prior consent of the other Parties hereto, issue such press release or make such public statement as may be required by Law or Order or the applicable rules of NYSE if it has provided the other Party with an opportunity to review and comment (and the Parties shall cooperate as to the timing and contents of any such press release or public statement) upon any such press release or public statement, and (b) the Company and Parent will not be obligated to engage in such consultation with respect to communications that are (i) principally directed to employees, or in response to questions by the press, analysts, investors or analyst or investor calls or questions by customers, partners or vendors, so long as such communications are consistent with previous releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party), or (ii) relating to a Company Adverse Recommendation Change or “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case, made in accordance with Section 5.2.

Section 5.8 Employee Matters.

(a) For a period of not less than twelve (12) months after the Closing Date (or such shorter period during which an individual remains employed following the Closing Date), Parent shall or shall cause the Surviving Entity to provide each employee of the Acquired Companies who continues employment with Parent or the Surviving Entity following the Company Merger Effective Time (each, a “Continuing Employee”) with (i) a base salary or hourly rate (as applicable) and annual target cash bonus opportunity that are each no less favorable than those provided to such Continuing Employee immediately prior to the Company Merger Effective Time (excluding for purposes of this clause (ii) any retention, long-term incentive, change in control or transaction-based, or equity or equity-based incentive opportunities), and (ii) employee benefits (including severance benefits, paid-time off, retirement and health and welfare insurance benefits, but excluding non-qualified deferred compensation, equity or equity-based compensation, change in control, defined benefit pension plan, retiree welfare benefits and long-term incentive compensation) that are substantially similar in the aggregate to the benefits provided to such Continuing Employee immediately prior to the Company Merger Effective Time (and subject to the same exclusions) and set forth in Section 3.17(a) of the Company Disclosure Letter.

(b) Parent shall cause the Surviving Entity to ensure that, as of the Company Merger Effective Time, each Continuing Employee receives full credit for purposes of eligibility to participate, vesting, vacation entitlement and severance benefits for service with the Acquired Companies (or predecessor employers to the extent the Acquired Companies provide such past service credit) under the comparable employee benefit plans, programs and policies of Parent or the Surviving Entity, as applicable, in which such employees became participants; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. As of the Company Merger Effective Time, Parent shall, or shall cause the Surviving Entity to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Benefit Plan as of the Company Merger Effective Time. With respect to each health or welfare benefit plan maintained by Parent or the Surviving Entity for the benefit of Continuing Employees, Parent shall use commercially reasonable efforts to cause the Surviving Entity to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Benefit Plan for the plan year that includes the Company Merger Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent or the Surviving Entity, as applicable, for the plan year in which the Company Merger Effective Time occurs.

(c) From and after the Closing Date, Parent shall honor, and shall cause the Surviving Entity and their respective Subsidiaries to honor, in accordance with its terms, (i) each existing (as of immediately prior to the Company Merger Effective Time) employment, change in control, retention, severance and termination protection plan, policy or agreement of or between the Acquired Companies and any current or former officer, trustee, director or employee of that company, in each case as set forth on Section 5.8(c)(i) of the Company Disclosure Letter, (ii) all obligations in effect as of the Company Merger Effective Time under any equity-based, bonus or compensation deferral plans, programs or agreements of the Acquired Companies or their respective Affiliates and (iii) all vested and accrued benefits under any Company Benefit Plan. Parent acknowledges and agrees that the Transactions shall constitute a “change in control” for purposes of each Company Benefit Plan that uses such term or a similar term, including without limitation those agreements set forth on Section 5.8(c)(ii) of the Company Disclosure Letter (the “Specified Agreements”). Parent shall, and shall cause the Surviving Entity to, comply with their respective obligations set forth in Section 5.8(c)(ii) of the Company Disclosure Letter. If directed by Parent in writing at least ten (10) Business Days prior to the Company Merger Effective Time, the Company shall terminate any and all Company Benefit Plans intended to qualify under Section 401(k) of the Code, effective not later than the Business Day immediately preceding the Company Merger Effective Time. In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolutions of the Company Board (the form and substance of which shall be subject to review and reasonable approval by Parent).

(d) Nothing in this Section 5.8 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to any particular Company Benefit Plan, (ii) prevent Parent or the Surviving Entity from amending or terminating any of its benefit plans in accordance their terms, (iii) create a right in any employee to employment with Parent or the Surviving Entity, or (iv) create any Third-Party beneficiary rights in any employee of any Acquired Company with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Company or the Surviving Entity or under any benefit plan which Parent, the Company or the Surviving Entity may maintain.

Section 5.9 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six (6) years from and after the Company Merger Effective Time, Parent shall, or shall cause the Surviving Entity to, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Company Merger Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy (accurate and complete copies of which have been made available to Parent) on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 5.9(a), neither Parent nor the Surviving Entity shall be obligated to pay an aggregate amount for such insurance policy in excess of 200% of the amount per annum the Company paid in its last full fiscal year prior to the date hereof (the “Current Premium”) and if such aggregate amount for such insurance policy would at any time exceed 200% of the Current Premium, then the Surviving Entity shall cause to be maintained policies of insurance that, in the Surviving Entity’s good faith judgment, provide the maximum coverage available at an aggregate amount for such insurance policy equal to 200% of the Current Premium. Prior to the Company Merger Effective Time, and in lieu of maintaining insurance policies pursuant to this Section 5.9(a), Parent shall have the option to cause coverage to be extended under the Company’s officers’ and directors’ liability insurance policy by obtaining a “tail” policy or policies, on terms and conditions no less favorable in any material respect than the Company’s existing officers’ and directors’ liability insurance policy, which provide such Persons currently covered by such policy with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Company Merger Effective Time; subject to the limitations set forth in the provisos above in this Section 5.9(a) and such “tail” policy or policies shall satisfy the provisions of this Section 5.9(a). If such prepaid policies have been obtained prior to the Company Merger Effective Time, the Surviving Entity shall (and Parent shall cause the Surviving Entity to) maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b) From and after the Company Merger Effective Time, the Surviving Entity shall: (i) indemnify and hold harmless each individual who at the Company Merger Effective Time is, or at any time prior to the Company Merger Effective Time was, a trustee, director or officer of the Company or of a Subsidiary of the Company entitled to indemnification under the Company Organizational Documents or Organizational Documents of the Company’s Subsidiaries (in each case, solely when acting in such capacity) (each an “Indemnified Party”) for any and all costs and expenses (including reasonable fees and expenses of legal counsel, which shall be advanced as they are incurred as set forth in the Company Organizational Documents; provided that the Indemnified Party shall have made an undertaking to repay such expenses if it is ultimately determined that such Indemnified Party was not entitled to indemnification under this Section 5.9(b)), judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) imposed upon or reasonably incurred by such Indemnified Party in connection with or arising out of any action, suit or Legal Proceeding (whether civil or criminal) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Party Proceeding”) (A) by reason of such Indemnified Party’s being or having been such trustee, director or officer or an employee or agent of any of the Acquired Companies or otherwise in connection with any action taken or not taken at the request of any of the Acquired Companies at, or at any time prior to, the Company Merger Effective Time or (B) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she serves or has served as a trustee, director, officer, employee, agent, trustee or fiduciary at the request of the Company (including in any capacity with respect to any employee benefit plan) at, or at any time prior to, the Company Merger Effective Time, in each of clauses (A) or (B), whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is brought or threatened (including any Indemnified Party Proceeding relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted under applicable Law; provided, that Parent and the Surviving Entity shall not be (1) liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) or (2) obligated under this Section 5.9(b) to pay the fees and expenses of more than one legal counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Legal Proceeding except to the extent that, on the advice of any such Indemnified Party’s counsel, two or more of such Indemnified Parties shall have conflicting interests in the outcome of such Legal Proceeding; and (ii) fulfill and honor in all respects the obligations of the Company pursuant to: (1) each indemnification agreement set forth on Section 5.9(b) of the Company Disclosure Letter and in effect as of the date hereof between the Company and any Indemnified Party; and (2) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the Organizational Documents of the Acquired Companies as in effect on the date hereof. The Surviving Entity shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by Indemnified Parties in connection with their enforcement of their rights provided under this Section 5.9. The Surviving Entity’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six (6) years from the Company Merger Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(c) If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, or if Parent dissolves the Surviving Entity, then, and in each such case Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Entity shall assume the obligations set forth in this Section 5.9, unless assumed by operation of Law.

(d) The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any Organizational Documents, by Contract or otherwise. The obligations of Parent and the Surviving Entity under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect in any material respect the rights of any Indemnified Party unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be Third-Party beneficiaries of this Section 5.9). Nothing in this Agreement, including this Section 5.9, is intended to, shall be construed to or shall release, waive or impair any rights to trustees’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any Subsidiaries of the Company or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.10 Section 16 Matters. Prior to the Partnership Merger Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the Transactions, including any dispositions of Company Common Shares or Partnership OP Units (including any shares subject to Company Equity Awards) or any other Company or Partnership equity securities (including derivative securities) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.

Section 5.11 Transaction Litigation. The Company shall as promptly as reasonably practicable notify Parent in writing of, and shall give Parent the opportunity to participate (at Parent’s sole cost and expense) in the defense, negotiations and settlement of, any Transaction Litigation brought or, to the Knowledge of the Company, threatened in writing, shall keep Parent reasonably informed with respect to the status thereof and shall give consideration to Parent’s advice with respect to such Transaction Litigation. Without limiting the foregoing, this Section 5.11 shall not give Parent the right to control such defense, and that the Company shall control such defense. The Company shall give Parent and its Representatives a reasonable opportunity to review, and shall consider in good faith all reasonable comments, on all material filings or responses to be given to any Third Party or Governmental Authority in connection therewith. None of the Acquired Companies shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation unless Parent shall have consented in writing (such consent not to be unreasonably conditioned, withheld or delayed) provided, however, that Parent shall not be obligated to consent to any settlement that imposes equitable relief upon Parent or its Affiliates (including, after the Partnership Effective Time, the Company Parties and their respective Subsidiaries).

Section 5.12 Certain Tax Matters.

(a) The Company shall take such actions as the Company determines are reasonably necessary to ensure that the Company (i) will qualify for taxation as a REIT for U.S. federal income tax purposes for the Company’s 2026 taxable year and, if the Closing Date occurs in 2027, the Company’s 2027 taxable year, and (ii) will not become liable for U.S. federal income tax under Section 857(b) or 4981 of the Code. Prior to the Closing Date, the Company shall promptly notify Parent if the Company becomes aware of any issue that it believes would adversely impact the maintenance of the REIT status of the Company for the Company’s 2026 taxable year and, if the Closing Date occurs in 2027, the Company’s 2027 taxable year, and cooperate and consult in good faith with Parent with respect thereto.

(b) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne by Parent. Parent and the Company shall cooperate to file or cause to be filed in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to such Transfer Taxes.

(c) On the Closing Date, prior to the Company Merger, the Company shall deliver to Merger Sub a duly executed IRS Form W-9. The Operating Partnership shall use its commercially reasonable efforts to obtain and deliver to Merger Sub at or prior to the Partnership Merger a duly executed IRS Form W-9 from each holder of Partnership OP Units (other than the Company or any Subsidiary of the Company); provided, however, that in the event that any such IRS Form W-9 is not delivered to Merger Sub at or prior to the Partnership Merger, Parent’s remedy shall be limited to withholding pursuant to this Agreement.

(d) Parent and the Company shall, upon written request, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated in this Agreement).

(e) The Acquired Companies shall use commercially reasonable efforts to provide (at Parent’s sole cost and expense) cooperation and assistance to Parent regarding modifications to the structure of the Transactions that Parent reasonably requests, including to (a) convert or cause the conversion of one or more Subsidiaries of the Company that are organized as corporations into limited partnerships or limited liability companies, on the basis of organizational documents as reasonably requested by Parent, (b) sell, transfer or distribute or cause to be sold, transferred or distributed (by merger or otherwise) stock, partnership interests, limited liability company interests or other equity interests owned, directly or indirectly, by the Company in one or more Subsidiaries of the Company (including to the Company or any other Subsidiary of the Company), (c) exercise any right of the Company or a Subsidiary of the Company to terminate or cause to be terminated any Contract to which the Company or a Subsidiary of the Company is a party, and/or (d) sell, transfer or distribute, or cause to be sold, transferred or distributed, any of the assets of the Company or one or more Subsidiaries of the Company (including to the Company or any other Subsidiary of the Company) (any action or transaction described in clause (a) through (d), a “Parent-Approved Transaction” ); provided that (i) neither the Company nor any of its Subsidiaries shall be required to take any action in contravention of (A) any Organizational Document of the Company or any of its Subsidiaries, (B) any Company Material Contract, or (C) Applicable Law, (ii) the consummation of any Parent-Approved Transaction or other obligations of the Company or any of its Subsidiaries to incur any liabilities with respect thereto, shall be contingent upon all of the conditions set forth in Article 6 having been satisfied (or, with respect to Section 6.2(b), waived) and receipt by the Company of a written notice from Parent stating that the Parent Parties are prepared to proceed immediately with the Closing and irrevocably waiving any right to claim that the conditions to their obligations to consummate the Merger set forth in Section 6.1 and Section 6.2 have not been satisfied (other than delivery by the Company at the Closing of the certificate specified in Section 6.2(d) and the opinion specified in Section 6.2(e)), together with any other evidence reasonably requested by the Company that the Closing will occur (it being understood that in any event the transactions described in clauses (a), (b), (c) and (d) will be deemed to have occurred prior to the Closing), (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of the Parent Parties under this Agreement, including the amount of or timing of payment of the Merger Consideration or the obligation to complete the Merger in accordance with the terms of this Agreement, (iv) neither the Company nor any of the Subsidiaries of the Company shall be required to take any such action that could adversely affect the classification as a REIT of the Company or could subject the Company to any “prohibited transactions” Taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981 (or other material entity-level Taxes), (v) neither the Company nor any of its Subsidiaries shall be required to take any such action that could result in any Tax being imposed on, or any material adverse Tax consequences to any shareholder or other equity interest holder of the Company (in such person’s capacity as a shareholder or other equity interest holder of the Company), that are incrementally greater or more adverse, as the case may be, than the Taxes or other material adverse Tax consequences that would be imposed on such party in connection with the consummation of this Agreement in the absence of such action taken pursuant to this Section 5.12(e), and (vi) neither the Company nor any of its Subsidiaries shall be required to provide any material non-public information to a Third Party other than Parent and its Affiliates or their respective Representatives. Such actions or transactions shall be undertaken in the manner (including in the order) specified by Parent and, subject to the limits set forth above. Without limiting the foregoing, none of the representations, warranties or covenants of the Company or any of the Subsidiaries of the Company shall be deemed to apply to, or be deemed to be breached or violated by, the transactions or cooperation contemplated by this Section 5.12(e). The consummation of any Parent-Approved Transaction shall not constitute consummation of a Company Takeover Proposal or Superior Proposal for any purposes hereunder.

Section 5.13 Stock Exchange Delisting; Deregistration. Prior to the Company Merger Effective Time, the Company shall cooperate with Parent and shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to cause the delisting of the Company and of the Company Common Shares from the NYSE as promptly as practicable after the Company Merger Effective Time and the deregistration of the Company Common Shares under the Exchange Act as promptly as practicable after such delisting.

Section 5.14 Takeover Statutes. The Parent Parties and the Company Parties shall not take any action that would cause the Transactions, including the Mergers, to be subject to requirements imposed by any Takeover Statute. If any Takeover Statute may become, or may purport to be, applicable to this Agreement, the Mergers or any other Transactions, each of the Company Parties and Parent Parties shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Statute on the Parent Parties and the Transactions.

Section 5.15 Financing Cooperation.

(a) Prior to the earlier of the Partnership Merger Effective Time and the valid termination of this Agreement in accordance with Article 7, the Company Parties shall use their commercially reasonable efforts to provide such cooperation in connection with the arrangement of the Financing as is reasonably requested by the Parent Parties. Such assistance shall include using its commercially reasonable efforts to assist the Parent Parties in connection with arranging the Debt Financing, including using commercially reasonable efforts to do the following, each of which shall be at the Parent Parties’ written request with reasonable prior notice and at the Parent Parties’ sole cost and expense (other than in respect of the Required Information and other information that would be prepared notwithstanding the assistance contemplated hereby):

(i) deliver to the Parent Parties the Debt Financing Deliverables;

(ii) furnish the (1) financial statements and operating statements for each Company Real Property, in each case for the prior three calendar years (if reasonably available) and trailing twelve-month operating statements, (2) rent rolls and leases for each Company Real Property, (3) leasing updates, (4) tax bills and (5) any other customary items reasonably requested by Parent that are typically required for a mortgage secured real estate financing and reasonably available to any of the Company Parties or are necessary to satisfy the conditions set forth in Exhibit A to the Debt Commitment Letter (the “Required Information”); provided that the Parent Parties shall be solely responsible for the contents (other than historical information of the Company and its Subsidiaries) and determination of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information;

(iii) to the extent reasonably requested by Parent and necessary in connection with the Debt Financing or any other debt financing in connection with the Transactions, (x) obtain an original estoppel certificate with respect to each property leased pursuant to a Fee Ground Lease or Leasehold Ground Lease, in form and substance reasonably satisfactory to Parent and the Financing Sources, executed by the landlord and tenant under such ground lease and naming Parent and any such lender(s) designated by Parent as addressee and to the extent provided for in such lease: (A) verifying the basic facts of such lease (including term, rent, commencement date, expiration date and options, if any) and (B) confirming that there are no defaults by the tenant or landlord under such lease, it being agreed that no Company Party shall be required to pay any consideration, expenses or fees, otherwise expend any monies, or grant any concessions in connection with such estoppels except if such fees are reasonable or otherwise required under the terms of any Fee Ground Lease or Leasehold Ground Lease and (y) obtain an original estoppel certificate and/or Subordination, Non-disturbance, and Attornment Agreement with respect to each Space Lease, in form and substance reasonably satisfactory to the Parent and the Financing Sources, executed by the landlord and tenant under such Space Lease to the extent required in connection with the Financing; assist Parent in obtaining customary lender’s title insurance policies insuring mortgages or similar instruments to be secured upon the Closing, including by providing customary affidavits in connection therewith;

(iv) permit Parent and its Representatives to conduct surveys, appraisal and non-invasive environmental and engineering inspections of each real estate property owned and, subject to obtaining Third Party consents with respect thereto, if required, (which Company shall use commercially reasonable efforts to obtain), leased by any of the Company Parties (provided, however, that (A) neither the Parent Parties, any Financing Source, their respective Representatives, nor any other Person shall have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any such property, (B) the Parent Parties shall schedule and coordinate all inspections with the Company in accordance with Section 5.5, and (C) the Company shall be entitled to have representatives present at all times during any such inspection);

(v) participate (which may be limited to teleconference or virtual meeting platforms if reasonably necessary) in a reasonable number of lender meetings and due diligence sessions with the Financing Sources (solely to the extent customarily needed for financings of this type), in each case, upon reasonable advance notice, during normal business hours and at mutually agreed locations and times; and

(vi) facilitate and assist in the preparation and negotiation of the Debt Financing Documents, including one or more credit or loan agreements, pledge and security agreements, guarantees, certificates (including a solvency certificate) and other definitive financing documents as may be reasonably requested by the Parent Parties (including furnishing all (A) information relating to the Company Parties and their respective Subsidiaries and their respective businesses to be included in any schedules thereto or in any perfection certificates, (B) share certificates and any other pledged collateral to the extent held by the Company Parties and their respective Subsidiaries and (C) any other customary items reasonably requested by the Parent Parties that are typically required for the Financing and reasonably available to the Company Parties); provided that (x) the foregoing documentation (or, as applicable, the pledge of such pledged collateral) shall be subject to the occurrence of the Closing and become effective no earlier than the Partnership Merger Effective Time, (y) cooperating in satisfying the conditions precedent set forth in any definitive agreements relating to the Debt Financing shall only be required of the Company Parties to the extent satisfaction thereof requires the cooperation, or is within the control of, the Company Parties, their respective Subsidiaries or their respective Representative and (z) in no event shall the Company Parties or any of their officers, trustees, directors or employees be required to approve, ratify or execute any of the Debt Financing Documents that is effective prior to the consummation of the Mergers (unless contingent on the consummation of the Mergers);

provided that (v) the Company Parties and any of their Affiliates will not be required to make any filings with the SEC in connection with the Financing (other than the Proxy Statement), (w) nothing in this Section 5.15 shall require any such action to the extent it would (1) unreasonably and materially interfere with the ongoing business or operations of the Company Parties or require the Company Parties to agree to pay any fees, reimburse any expenses or give any indemnities, in any case prior to the Closing, for which the Parent Parties do not promptly reimburse or indemnify the Company Parties, as the case may be, under this Agreement (other than with respect to the preparation of audited and other historical financial statements or information that would otherwise be prepared notwithstanding the assistance contemplated hereby) or (2) require the Company Parties, or any of their Affiliates or their respective Representatives to execute, deliver or enter into, or perform any Debt Financing Document, that becomes effective prior to the Closing, (x) none of the board of trustees (or other similar governing body) of the Company Parties or any of their respective Subsidiaries shall be required to adopt resolutions approving the Debt Financing Documents that are effective prior to the Closing and consummation of the Mergers (and any such adoption or approval at Closing shall be performed by such board of trustees (or other similar governing body) as constituted after the Partnership Merger Effective Time and Closing), (y) the Company’s obligations under this Section 5.15 shall be subject to the Financing Related Persons (as applicable) being bound by confidentiality agreements in accordance with customary market practice, and (z) none of the Company Parties or any of their respective Subsidiaries shall be required to provide any information to the extent it would (1) cause significant competitive harm to the Company Parties or any of their respective Subsidiaries, (2) violate applicable Law or the provisions of any Contract (including any confidentiality agreement or similar agreement or arrangement) to which the Company Parties or any of their respective Subsidiaries is a party, (3) jeopardize any attorney-client or other legal privilege or (4) violate any applicable confidentiality obligation of the Company Parties or any of their respective Subsidiaries so long as that, in each case, the Company Parties provide the Parent Parties written notice of any information so withheld and reasonably cooperate with the Parent Parties in seeking to allow disclosure of such information in a manner that is not reasonably likely to cause such competitive harm, violate applicable Law or Contract, jeopardize such attorney-client or other legal privilege or violate any such confidentiality obligation.

(b) The Company Parties shall have the right to review and comment on marketing materials used in connection with the arrangement of the Debt Financing prior to the dissemination of such materials to potential lenders or other counterparties to the Debt Financing (or filing with any Governmental Authority) and no such materials shall contain information that would result in the requirement by any of the Company Parties to make any filing with the SEC. The Company Parties shall not be required to agree to any contractual obligation relating to the Financing that is not conditioned upon the Closing and that does not terminate without liability to the Company Parties and their respective Affiliates upon the termination of this Agreement. The Company Parties shall not be required to deliver or cause the delivery of any legal opinions, authorization and representation letters or take any action that (in their good faith determination) could result in liability to them or their officers or trustees or directors in connection with the Financing.

(c) The Parent Parties shall indemnify and hold harmless the Company Parties and their respective Subsidiaries, and each of their respective trustees, directors, officers, employees and other Representatives, from and against any and all actual losses incurred by the Company Parties in performing their obligations pursuant to this Section 5.15 or otherwise in connection with the Financing or any information, assistance or activities provided in connection therewith, except to the extent arising from (i) any material inaccuracy of any historical information furnished in writing by or on behalf of the Company Parties or their respective Subsidiaries, including financial statements or (ii) the gross negligence, bad faith or willful misconduct of the Company Parties, any of their Subsidiaries or any of their respective employees or Representatives. The Parent Parties shall reimburse the Company Parties and their respective Subsidiaries for any reasonable, documented out-of-pocket Third Party costs and expenses incurred by the Company Parties and their respective Subsidiaries and each of their respective trustees, directors, officers, employees and Representatives in connection with the Financing or such assistance.

(d) The Company Parties consent to the customary and reasonable use of the logos of the Company Parties in connection with the Financing; provided that such logos shall be used solely in a manner that is not intended to, and is not reasonably likely to, harm or disparage the Company Parties or their reputation or goodwill.

(e) Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 6.2(b), as applied to the Company Parties’ obligations under this Section 5.15, shall be deemed to be satisfied unless the Debt Financing has not been obtained primarily as a result of the Company Parties’ material breach of their obligations under this Section 5.15.

Section 5.16 Financing.

(a) Prior to the earlier of the Partnership Merger Effective Time and the valid termination of this Agreement in accordance with Article 7, the Parent Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange and obtain and consummate the Financing on or prior to the Closing Date, including, but not limited to, using their commercially reasonable efforts with respect to the following items: (i) maintaining in effect the Commitment Letters; (ii) satisfying on a timely basis (or if available, obtaining waivers of) all Financing Conditions (or other conditions not materially less favorable to the Parent Parties than the Financing Conditions) applicable to and to be satisfied by the Parent Parties (other than those conditions that by their nature are to be satisfied at the Closing); (iii) negotiating, executing and delivering Debt Financing Documents that reflect terms not materially less favorable to the Parent Parties than the terms contained in the Debt Commitment Letter; (iv) in the event that the conditions set forth in Section 6.1 and Section 6.2 and the Financing Conditions have been satisfied or, upon funding would be satisfied, using their commercially reasonable efforts to cause the Financing Sources to fund the full amount of the Debt Financing and the Guarantors to fund the full amount of the Equity Financing; and (v) enforcing Parent’s rights under the Debt Commitment Letter in the event of a Financing Failure Event (provided that in no event shall any Parent Party be required to commence litigation to seek damages to cause the Financing Sources to consummate the Financing).

(b) The Parent Parties shall give the Company prompt notice of any actual or threatened Financing Failure Event by any party to any Commitment Letter of which any of the Parent Parties or their Affiliates becomes aware. Without limiting the Parent Parties’ other obligations under this Section 5.16, if a Financing Failure Event occurs, the Parent Parties shall (i) promptly notify the Company of such Financing Failure Event and the reasons therefor, (ii) in consultation with the Company, use their commercially reasonable efforts to obtain alternative financing from the original Financing Sources or alternative Financing Sources (on terms not materially less favorable than those applicable to the original Debt Financing; provided that the Parent Parties shall not be required to (x) pay any fees materially in excess of those contemplated by the Debt Commitment Letter or (y) agree to economic terms that are materially less favorable (taken as a whole) than those contemplated by the Debt Commitment Letter as in effect of the date hereof), in an amount, after giving effect to the Equity Financing, any available portion of the Debt Financing, cash on hand and all other sources then available, sufficient to pay the aggregate Merger Consideration and all consideration payable pursuant to this Agreement in respect of Company Equity Awards and consummate the other Transactions, in each case, required to by paid by the Parent Parties in connection with Closing (the “Necessary Financing Amount”), as promptly as practicable following the occurrence of such event, and (iii) use their commercially reasonable efforts to obtain, and when obtained, provide the Company with a true and complete copy of, a new financing commitment that provides for such alternative financing. The Parent Parties and any of their Affiliates shall not, without the prior consent of the Company, amend, modify, supplement, restate, assign, substitute or replace any of the Commitment Letters or any Debt Financing Document if such amendments, modifications, supplements, restatements, assignments, substitutions or replacements would (i) reduce the aggregate amount of the Debt Financing or the net cash proceeds available from the Debt Financing below the Necessary Financing Amount, (ii) impose new or additional conditions to the Debt Financing or otherwise expand, amend, waive or modify any of the Financing Conditions that would make it less likely that the Debt Financing would be funded at Closing or (iii) otherwise expand, amend, waive or modify any provisions of, or remedies under, the Debt Commitment Letter in a manner materially adverse to the Parent Parties, except for substitutions and replacements pursuant to the immediately preceding sentence. The Parent Parties shall, upon request, keep the Company informed on a reasonably current basis and in reasonable detail of the status of the Parent Parties’ efforts to arrange the Debt Financing. The Parent Parties shall not take any action that would reasonably be expected to materially delay or prevent the consummation of the Transactions, including the Debt Financing. The Parent Parties expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Mergers, are not subject to, or conditioned on, the Parent Parties’ receipt of financing. Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 6.2(b), as applied to the Parent Parties’ obligations under this Section 5.16, shall be deemed to be satisfied if the Parent Parties have obtained the Financing sufficient to consummate the Mergers.

(c) To the extent the Parent Parties obtain alternative financing pursuant to Section 5.15(b), or amend, modify, supplement, restate, assign, substitute or replace any of the Commitment Letters or Debt Financing Documents pursuant to Section 5.15(c), references to “Debt Financing”, “Commitment Letters”, “Debt Financing Documents”, the “Debt Financing Sources”, the “Financing” and the “Debt Financing Commitment” shall be deemed to refer to such alternative debt financing, or the Commitment Letters or Debt Financing Documents as so amended, supplemented, modified or waived.

Section 5.17 R&W Policy. The Company Parties shall cooperate with Parent, Merger Sub, and their respective Affiliates and Representatives and use commercially reasonable efforts with respect to Parent’s or its Affiliates’ procurement of a buyer-side representations and warranties insurance policy in connection with the transactions contemplated hereby, including without limitation, conducting any additional diligence investigation, or providing to Parent, Merger Sub or their respective Affiliates any additional diligence information required to address and remove any conditional exclusions under such buyer-side representations and warranties insurance policy.

ARTICLE 6

CONDITIONS TO THE MERGERS

Section 6.1 Conditions to the Obligations of Each Party. The obligation of each Party to consummate the Mergers are subject to the satisfaction or, to the extent permitted by applicable Law, waiver by each of Parent and the Company, on or prior to the Closing, of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained; and

(b) No Legal Prohibition. No temporary restraining Order, preliminary or permanent injunction or other Order preventing the consummation of the Mergers shall have been issued by any Governmental Authority of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Mergers that makes consummation of the Mergers illegal or otherwise restricts or prohibits consummation of the Mergers.

Section 6.2 Conditions to the Obligations of the Parent Parties. The obligation of the Parent Parties to consummate the Mergers is subject to the satisfaction, or waiver by Parent, at or prior to Closing, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) Section 3.8(a) (Absence of Certain Changes or Events) shall be true and correct in all respects at and as of the date hereof and as of the Closing as though made at and as of the Closing, (ii) Section 3.6(a), Section 3.6(b), Section 3.6(c), Section 3.6(d), and Section 3.6(e) (Capitalization) shall be true and correct at and as of the date hereof and as of the Closing as though made at and as of the Closing, except, in each case, for any de minimis inaccuracies, (iii) Section 3.1(a) (Organization), Section 3.2 (Authority), Section 3.3(b) (Company Board Approval; Fairness Opinion), Section 3.19 (Takeover Statutes) and Section 3.22 (No Brokers) shall be true and correct in all material respects at and as of the date hereof and as of the Closing as though made at and as of the Closing, and (iv) all other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects, without regard to any “materiality” or “Company Material Adverse Effect” qualification contained in them for purposes of determining the accuracy of such representations and warranties, at and as of the date hereof and as of the Closing as though made at and as of the Closing, except, in the case of clause (iv) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii), (iii) or (iv), as applicable) only as of such date or period.

(b) Performance of Obligations of the Company Parties. The Company Parties shall have performed and complied in all material respects with all obligations required to be performed by them under this Agreement at or prior to the Closing Date;

(c) No Company Material Adverse Effect. Since the date hereof, there shall not have occurred any Company Material Adverse Effect;

(d) Officer’s Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions set forth in Section 6.2(a), Section 6.2(b), and Section 6.2(c) have been satisfied; and

(e) REIT Opinion. Parent shall have received a tax opinion of Bass, Berry & Sims PLC (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent), substantially in the form of Exhibit A to this Agreement, on which Parent shall be entitled to rely, dated as of the Closing Date (which such opinion shall be subject to customary assumptions, qualifications and representations, including representations made by the Acquired Companies), to the effect that beginning with its taxable year ended December 31, 2019 and until the Closing, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

Section 6.3 Conditions to the Obligations of the Company Parties. The obligation of the Company Parties to consummate the Mergers is subject to the satisfaction, or waiver by the Company, at or prior to Closing, of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Parent Parties set forth in Section 4.1(a) (Organization) and Section 4.2 (Authority) shall be true and correct in all material respects, at and as of the date hereof and at and as of the Closing as though made at and as of the Closing and (ii) all other representations and warranties of the Parent Parties set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Parent Material Adverse Effect qualifiers therein), at and as of the date hereof and as of the Closing as though made at and as of the Closing, except, in the case of clause (ii) only, where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i) and (ii), as applicable) only as of such date or period.

(b) Performance of Obligations of the Parent Parties. The Parent Parties shall each have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and

(c) Officer’s Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE 7

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Closing (notwithstanding any approval of the Company Merger by the shareholders of the Company) only as follows:

(a) by mutual written agreement of the Company and Parent;

(b) by either Parent or the Company upon prior written notice to the other Party, if the Closing Date has not occurred on or before October 5, 2026 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose material breach of any provision of this Agreement has been the primary cause of, or resulted in, the failure of either Merger to be consummated by the End Date;

(c) by either Parent or the Company upon prior written notice to the other Party, if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Transactions; provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if such Order (or such Order becoming final and nonappealable) was due to the material breach by such Party of any representation, warranty, covenant or agreement of such Party set forth in this Agreement;

(d) by either Parent or the Company upon written notice to the other Party, if the Company Shareholder Approval has not been obtained upon a vote taken on the matter at the Shareholders Meeting or any adjournment or postponement thereof;

(e) by Parent, upon written notice to the Company, in the event of (i) a breach by any Company Party of any representation, warranty, covenant or other agreement contained herein such that a condition set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied or would be incapable of being satisfied and (ii) the relevant breach referred to in clause (i) of this Section 7.1(e) is not curable or, if curable, is not cured by the earlier of (A) the End Date and (B) the date that is thirty (30) days following written notice from Parent to the Company describing such breach or failure in reasonable detail; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 7.1(e) if any Parent Party is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 7.1(f);

(f) by the Company, upon written notice to Parent, in the event of (i) a breach by any Parent Party of any representation, warranty, covenant or other agreement contained herein such that a condition set forth in Section 6.3(a) and Section 6.3(b) would not be satisfied or would be incapable of being satisfied by the End Date and (ii) the relevant breach referred to in clause (i) of this Section 7.1(f) is not curable, or, if curable, is not cured by the earlier of (A) the End Date and (B) the date that is thirty (30) days following written notice from Parent to the Company describing such breach or failure in reasonable detail; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(f) if (A) any Company Party is in breach of any of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 7.1(e); or (B) all of the conditions to Closing have been satisfied or irrevocably waived (other than (x) the conditions set forth in Section 6.3(a) or Section 6.3(b)) and (y) conditions that by their nature are to be satisfied by actions taken at the Closing, which shall, other than as provided in clause (x), be capable of being satisfied at the Closing and Parent has irrevocably confirmed that the Parent Parties are ready, willing and able to consummate the Closing, provided for purposes of clause (B) the Closing occurs within three (3) Business Days from the date of such notice;

(g) by Parent, upon written notice to the Company, (i) at any time following a Company Adverse Recommendation Change or (ii) if the Company shall have intentionally and materially breached Section 5.2; provided that Parent’s right to terminate this Agreement pursuant to this Section 7.1(g) shall expire upon receipt of the Company Shareholder Approval;

(h) by the Company prior to receipt of the Company Shareholder Approval, upon written notice to Parent, if the Company Board shall have effected a Company Adverse Recommendation Change in accordance with Section 5.2 and the Company Board has approved, and concurrently with such termination, the Company enters into a definitive agreement providing for the implementation of such Company Superior Proposal, in each case in accordance with Section 5.2; provided that such termination shall not be effective until the Company has paid the Company Termination Fee in accordance with Section 7.3(b); or

(i) by the Company upon written notice to Parent, if (i) the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived by Parent in accordance with this Agreement as of the date the Closing should have been consummated pursuant to Section 2.3(a) (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided that each such condition would be satisfied on the date of the notice referenced in clause (iii) of this Section 7.1(i) if the Closing were to occur on the date such notice is received by Parent), (ii) Parent and Merger Sub do not complete the Closing on the day the Closing should have been consummated pursuant to Section 2.3(a), (iii) on or after the date the Closing should have occurred pursuant to Section 2.3(a), the Company has irrevocably notified Parent in writing that (A) the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived by Parent in accordance with this Agreement (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided that each such condition would be satisfied on the date of such notice if the Closing were to occur on the date the notice is received by Parent) and (B) the Company Parties are ready, willing and able to consummate the Mergers on the date such notice is received by Parent and through the end of the next succeeding three (3) Business Days, and (v) the Parent Parties fail to consummate the Mergers within three (3) Business Days after the receipt by Parent of such notice and the Company Parties stood ready, willing and able to effect the Closing through the end of such three (3) Business Day period.

The Party seeking to terminate this Agreement pursuant to this Section 7.1 shall give written notice of such termination to the other Parties in accordance with Section 8.7, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no further force or effect without Liability of any Party (or any Affiliate or Representative of such Party) relating to, based on or arising under or out of this Agreement, the Transactions or the subject matter hereof (including the negotiation and performance of this Agreement); provided, however, that the provisions of (a) this Section 7.2, (b) Section 7.3, (c) the last sentence of Section 5.5, (d) Section 5.15(c) and (e) Article 8 shall survive any termination hereof pursuant to Section 7.1. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 7.1, none of the Parent Parties or the Company Parties shall be relieved or released from any Liabilities or damages arising out of its knowing or intentional breach of any provision of this Agreement or fraud, subject only, (i) with respect to any such Liabilities or damages of the Company Parties, to Section 7.3(b), Section 7.3(d), Section 7.3(e) and Section 7.3(f) and (ii) with respect to any such Liabilities or damages of the Parent Parties, to Section 7.3(c), Section 7.3(d), Section 7.3(e), Section 7.3(f) and Section 8.11. For the avoidance of doubt, the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms (notwithstanding clause (i) of Section 22 thereof); provided that the Parent Parties shall each be treated as if they were a party thereto to the same extent as Ares Real Estate Management Holdings, LLC and (c) the Guarantee shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.

Section 7.3 Expenses; Termination Fees.

(a) Except as otherwise set forth in this Agreement, whether or not the Mergers or any other Transaction are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such cost or expense; provided, however, that Parent shall pay all costs and expenses incurred in connection with the Exchange Agent.

(b) In the event that:

(i) this Agreement is terminated pursuant to Section 7.1(g);

(ii) this Agreement is terminated pursuant to Section 7.1(h); or

(iii) (A) this Agreement is terminated pursuant to Section 7.1(b), Section 7.1(d) or Section 7.1(e) or this Agreement is terminated under any other provision of Section 7.1, and at such time could have been terminated pursuant to Section 7.1(b), Section 7.1(d) or Section 7.1(e), (B) a Company Takeover Proposal shall have been made or publicly made known after the date of this Agreement and not, as applicable, (x) in the case of a Company Takeover Proposal that has not been publicly made known after the date of this Agreement, withdrawn in writing in good faith (with a copy of such written withdrawal having been delivered to Parent) or (y) in the case of a proposal made known publicly, publicly withdrawn, in each case of clause (x) and (y), prior to such termination (in the case of a termination pursuant to Section 7.1(b) or Section 7.1(e)) or the later of the Shareholders Meeting and any postponement or adjournment thereof (in the case of a termination pursuant to Section 7.1(d)) and (C) within twelve (12) months of the date of such termination, (1) any of the Company Parties or their Subsidiaries enters into a definitive agreement with respect to, or (2) consummates, any Company Takeover Proposal (provided that for purposes of this clause (iii), each reference to “20% or more” in the definition of Company Takeover Proposal shall be deemed to be references to “more than 50%”);

then the Company shall pay as directed by Parent the Company Termination Fee by wire transfer of same-day funds to an account designated by Parent (1) in the case of Section 7.3(b)(i), within two (2) Business Days after such termination, (2) in the case of Section 7.3(b)(ii), prior to or concurrently with the termination of this Agreement pursuant to Section 7.1(h), and (3) in the case of Section 7.3(b)(iii), within two (2) Business Days following the earlier of (x) entry into such definitive agreement with respect to such Company Takeover Proposal and (y) consummation of such Company Takeover Proposal. For the avoidance of doubt, any payment made by the Company under this Section 7.3(b) shall be payable only once and not in duplication, even though such payment may be payable under one or more provisions hereof. In the event that Parent shall receive full payment of the Company Termination Fee pursuant to this Section 7.3(b) under circumstances where a Company Termination Fee was payable, the receipt of the Company Termination Fee shall be deemed to be liquidated damages (and not a penalty) in a reasonable amount to compensate the Parent Parties for any and all losses or damages suffered or incurred by the Parent Parties, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and except as provided in the last proviso of this Section 7.3(b), the Company Parties shall have no further Liability, whether pursuant to a claim at Law or in equity, to the Parent Parties or any of their respective Affiliates in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Parent Parties, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Legal Proceeding against the Acquired Companies or their Affiliates for damages or any equitable relief arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided that if the Company fails to pay the Company Termination Fee and any Parent Party commences a suit against the Company for the Company Termination Fee or any portion thereof and prevails in such suit, then the Company shall pay the Parent Parties their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit up to a maximum of $3,000,000 in the aggregate, together with interest on the Company Termination Fee at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (any such amounts of costs, expenses and interest, the “Recovery Costs”).

(c) In the event that this Agreement is terminated pursuant to (i) Section 7.1(f) or Section 7.1(i) or (ii) Section 7.1(b) if, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(f) or Section 7.1(i), then Parent shall pay the Company the Parent Termination Fee by wire transfer of same-day funds on the third (3rd) Business Day following such termination in accordance with Section 7.4. For the avoidance of doubt, any payment made by Parent under this Section 7.3(c) shall be payable only once and not in duplication, even though such payment may be payable under one or more provisions hereof. In the event that the Company shall receive full payment of the Parent Termination Fee pursuant to this Section 7.3(c), the receipt of the Parent Termination Fee shall be deemed to be liquidated damages (and not a penalty) in a reasonable amount to compensate the Company Parties for any and all losses or damages suffered or incurred by the Company Parties, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and except for the amounts payable or reimbursable by the Parent Parties pursuant to the proviso of the last sentence of this Section 7.3(c), none of the Parent Parties shall have any further Liability, whether pursuant to a claim at Law or in equity, to the Company or any of its Affiliates in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company Parties, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Legal Proceeding against the Parent Parties or their Affiliates for damages or any equitable relief arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided that if Parent fails to pay the Parent Termination Fee and the Company commences a suit against Parent for the Parent Termination Fee, or any portions thereof and prevails in such suit, then Parent shall pay the Company in accordance with Section 7.4, its Recovery Costs.

(d) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(e) for a knowing or intentional breach of any provision of this Agreement or fraud, the Parent Parties shall be entitled to seek or obtain monetary damages from the Company Parties; provided that, in no event shall the Parent Parties be entitled to, or in any event receive, monetary damages in excess of an amount equal to the Company Termination Fee, together with any Recovery Costs, in the aggregate (without duplication). In the event that this Agreement is terminated by the Company pursuant to Section 7.1(f) for a knowing or intentional breach of any provision of this Agreement or fraud, the Company Parties shall be entitled to seek or obtain monetary damages from the Parent Parties; provided that, in no event shall the Company Parties be entitled to, or in any event receive, monetary damages in excess of an amount equal to the Parent Termination Fee, together with any Recovery Costs, in the aggregate (without duplication).

(e) Notwithstanding anything to the contrary, whether or not this Agreement is terminated, none of the Company Parties shall seek, be entitled to, or in any event receive, monetary damages in excess of an amount equal to the Parent Termination Fee, together with any Recovery Costs, in the aggregate (without duplication), whether at law or in equity, in contract, tort or otherwise. Notwithstanding anything to the contrary, whether or not this Agreement is terminated, none of the Parent Parties shall seek, be entitled to, or in any event receive, monetary damages in excess of an amount equal to the Company Termination Fee, together with any Recovery Costs, in the aggregate (without duplication), whether at law or in equity, in contract, tort or otherwise. Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of the Parent Parties, on the one hand, or the Company Parties, on the other hand, for any losses, damages, costs or expenses of the other Parties or any of their respective Affiliates related to the failure of the transactions contemplated by this Agreement or any other Transaction Document, a termination of this Agreement or a breach of this Agreement by any Party or otherwise (including a knowing or intentional breach of this Agreement) shall not exceed an amount an equal to, in the case of the Parent Parties, the Parent Termination Fee, or in the case of the Company Parties, the Company Termination Fee, in each case together with any Recovery Costs in the aggregate (without duplication and including consequential, indirect or punitive damages) in connection with this Agreement, any other Transaction Document or the transactions contemplated by this Agreement or any other Transaction Document, whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity.

(f) All claims, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents or transactions contemplated hereby or thereby, or the negotiation, execution, or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as the parties to this Agreement and, in the case of the other Transaction Documents, Persons expressly identified as parties to such Transaction Documents (each, a “Contracting Party”). No Person who is not a Contracting Party, including (so long as the same is not a Contracting Party) any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of any of the foregoing and the Debt Financing Sources (collectively (and so long as any such Person is not a Contracting Party), the “Non-Recourse Party”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby or based on, in respect of, or by reason of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby or the negotiation, execution, performance, or breach of this Agreement or the other Transaction Documents, and, to the maximum extent permitted by applicable Law, each Contracting Party, on behalf of itself and its Affiliates, hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Non-Recourse Party. In no event shall Parent, Merger Sub, Investors or Guarantors be required to pay both damages under this Agreement and the Parent Termination Fee.

Section 7.4 Payment of Amount or Expense.

(a) In the event that Parent is obligated to pay the Company the Parent Termination Fee, plus the Recovery Costs set forth in Section 7.3, Parent shall pay to the Company from the Parent Termination Fee, plus the Recovery Costs deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Parent Termination Fee, plus the Recovery Costs and (ii) the sum of (1) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) through (H) or 856(c)(3)(A) through (I) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (2) in the event the Company receives either (X) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described in Section 7.4(b)(ii) or (B) an opinion from the Company’s outside counsel as described in Section 7.4(b)(ii), an amount equal to the Parent Termination Fee, plus the Recovery Costs less the amount payable under clause (1) above. To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the Parent Termination Fee, plus the Recovery Costs with an escrow agent selected by Parent and on such terms (subject to Section 7.4(b)) as shall be mutually agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Parent Termination Fee, plus the Recovery Costs pursuant to this Section 7.4(a) shall be made at the time Parent is obligated to pay the Company such amount pursuant to Section 7.3 by wire transfer.

(b) The escrow agreement shall provide that the Parent Termination Fee, plus the Recovery Costs in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, (ii) a letter from the Company’s counsel indicating that the Company’s outside counsel has rendered a legal opinion to the effect that the release of the remainder of the Parent Termination Fee, plus the Recovery Costs (or portion thereof) from the escrow should not cause the Company to fail to qualify as a REIT, in which case the escrow agent shall release the remainder of the Parent Termination Fee, plus the Recovery Costs (or portion thereof) to the Company, or (iii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the receipt by the Company of the Parent Termination Fee, plus the Recovery Costs should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, indicating that the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Parent Termination Fee, plus the Recovery Costs should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Parent Termination Fee, plus the Recovery Costs to the Company. Parent agrees to amend this Section 7.4 at the request of the Company in order to (x) maximize the portion of the Parent Termination Fee, plus the Recovery Costs that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 7.4(b) or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 7.4(b). The escrow agreement shall also provide that any portion of the Parent Termination Fee, plus the Recovery Costs that remains unpaid as of the end of a tax year shall be paid as soon as possible during the following tax year, subject to the foregoing limitations of this Section 7.4; provided, any portion of the Parent Termination Fee, plus the Recovery Costs that remains unpaid as of December 31 following the date which is five years from the date of this Agreement shall be released by the escrow agent to Parent. Parent shall not be a party to such escrow agreement and shall not bear any cost of or have Liability resulting from the escrow agreement. The Company shall fully indemnify Parent and hold Parent harmless from and against any such cost or Liability.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Amendment. At any time prior to the Company Merger Effective Time, any provision of this Agreement may be amended, but only if such amendment is in writing and signed by the Company Parties and the Parent Parties; provided, however, that after the Company Shareholder Approval has been obtained, no amendment shall be made to this Agreement that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption.

Section 8.2 Waiver. At any time prior to the Company Merger Effective Time, any provision of this Agreement may be waived, but only if such waiver is in writing and signed by the Party waiving such provision. At any time and from time to time prior to the Company Merger Effective Time, either the Company Parties, on the one hand, or the Parent Parties, on the other hand, may, to the extent permissible by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the Parent Parties, in the case of an extension by the Company Parties, or of the Company Parties, in the case of an extension by the Parent Parties, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) subject to applicable Law, waive compliance with any of the agreements or conditions for the benefit of any such Party contained herein. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.3 No Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the Transactions, shall survive the Company Merger Effective Time; provided, that this Section 8.3 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance or compliance in whole or in part after the Company Merger Effective Time or otherwise expressly by its terms survives the Company Merger Effective Time (including the provisions of Section 3.23, Section 4.13 Section 5.8 and Section 5.9).

Section 8.4 Entire Agreement. This Agreement together with the exhibits hereto, schedules and annexes hereto (including the Company Disclosure Letter), the Guarantee and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof, and except as provided in Section 8.6, this Agreement is not intended to grant standing to any Person other than the Parties.

Section 8.5 Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed and enforced in accordance with the Laws of the State of Maryland applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of Law that would cause the application of any Law other than the Laws of the State of Maryland, except with respect to matters under the DRULPA relating to the Company Merger and the Partnership Merger, which shall be governed by the Laws of the State of Delaware. Each of the Parties hereby irrevocably and unconditionally consents to and submits to the exclusive jurisdiction of the Circuit Court for Baltimore City (Maryland), Business and Technology Case Management Program and/or the U.S. District Court for the District of Maryland, Northern Division (the “Chosen Courts”), for any litigation arising out of this Agreement and the Transactions (and agrees not to commence any litigation relating thereto except in such court), waives any objection to the laying of venue of any such litigation in a Chosen Court and agrees not to plead or claim in a Chosen Court that such litigation brought therein has been brought in an inconvenient forum. Each of the Parties hereby irrevocably and unconditionally agrees to request and/or consent to the assignment of any such proceeding in the courts of the State of Maryland to the Maryland Court’s Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof). Nothing in this Agreement shall limit or affect the rights of any Party to pursue appeals from any judgments or Order of a Chosen Court as provided by Law. Each of the Parties agrees, that service of process may be made on such Party by prepaid certified mail in the manner provided in Section 8.7 with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to the foregoing shall have the same legal force and effect as if served upon such Party personally within the State of Maryland. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

Section 8.6 Assignability; No Third-Party Beneficiaries Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties; provided that, not later than five (5) Business Days prior to the mailing of the Proxy Statement to the Company’s shareholders, each of the Parent Parties may assign any of their rights hereunder to any of its Affiliates without the prior written consent of the Company, but no such assignment (i) shall relieve such Parent Party of any of its obligations hereunder or (ii) impede or delay the consummation of the Mergers. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.6 shall be null and void. Except as provided in Section 5.9 and Section 8.15, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that (a) from and after the Company Merger Effective Time, the provisions of Article 2 relating to the payment of the Merger Consideration and any amounts contemplated to be paid pursuant to Section 2.8 shall be enforceable by the holders of Company Common Shares, Time-Based Unit Awards, and TSR Unit Awards as of immediately prior to the Company Merger Effective Time and by Persons entitled to receive such other consideration and (b) subject to Section 7.3(f), the holders of Company Common Shares, Time-Based Unit Awards and TSR Unit Awards shall be entitled to pursue claims for damages (including the benefit of the bargain lost by the Company’s shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money)) and other relief, including equitable relief, for a breach or threatened breach by any Parent Party of its obligations under this Agreement; provided, that the rights granted pursuant to this clause (b) shall be enforceable only by the Company, in its sole and absolute discretion, on behalf of such holders, and any amounts received by the Company in connection therewith may be retained by the Company and shall be deemed to be damages of the Company. Section 7.3(f) shall be for the benefit of and enforceable by the Parent Related Parties and the Company Related Parties, as applicable. Section 8.15 shall be for the benefit of and enforceable by the Debt Financing Sources. The Parties further agree that the rights of Third Party beneficiaries under Section 5.9, shall not arise unless and until the Company Merger Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7 Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the Party to be notified; (b) when sent by email to the Party to be notified (notice deemed given upon transmission so long as there is no return error message or other notification of non-delivery received by the sender); or (c) when delivered if sent by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:

To Parent Parties or the Surviving Entity:

AREG Wizard Parent LP

c/o Ares Real Estate Management Holdings, LLC

245 Park Avenue, 42nd Floor

New York, NY 10167

Attention:    Andrew Holm

        Legal Department

Email:        ***

        ***

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:   Michelle Kelban, P.C.

     Jonathan Benloulou, P.C.

     Emily Lichtenheld, P.C.

     Daniel Elizondo

Email: ***

     ***

     ***

     ***

To the Company Parties (prior to the Company Merger):

Whitestone REIT

2600 S. Gessner Road, Suite 500

Houston, TX 77063

Attention: David K. Holeman

Email: ***

with a copy to (which shall not constitute notice):

Bass, Berry & Sims PLC

100 Peabody Place, Suite 1300

Memphis, TN 38103

Attn:   Richard F. Mattern

     Scott W. Bell

     Tyler D. Huseman

Email: ***

     ***

     ***

or to such other address as any Party shall specify by written notice so given. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction (a) shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement and (b) shall not, solely by virtue thereof, be invalid or unenforceable in any other jurisdiction. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, the Parties shall negotiate in good faith to determine a suitable and equitable provision to be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

Section 8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by Docusign, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.10 Obligation of Parent. Parent shall cause Merger Sub and Merger OP to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub and Merger OP in accordance with the terms of this Agreement, the Mergers, and the other Transactions. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub and Merger OP of each of their respective covenants, obligations and undertakings required to be performed by Merger Sub and Merger OP under this Agreement and the Transactions, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub and Merger OP shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. As applicable, references in this Section 8.10 to “Merger Sub” shall also include the Surviving Entity following the Company Merger Effective Time and references in this Section 8.10 to “Merger OP” shall also include the Surviving Partnership following the Partnership Merger Effective Time.

Section 8.11 Specific Performance.

(a) The Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages (even if available) or other legal remedies would not be an adequate remedy for any such harm. The Parties agree that unless and until this Agreement is terminated in accordance with Section 7.1 and any dispute over the right to termination has been finally resolved, (i) each of the Parties shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 8.5, specific performance and other equitable relief to prevent breaches of this Agreement by the other Parties hereto, to enforce specifically the terms and provisions of this Agreement (including the obligation of the Parties to consummate the Transactions and the obligation of the Parent Parties to pay, and the Company’s shareholders’ right to receive, the aggregate consideration payable to them pursuant to the Transactions, in each case in accordance with the terms and subject to the conditions of this Agreement, including the remainder of this Section 8.11(a) and Section 8.11(b)) or provide other equitable relief, without bond or other security being required, this being in addition to any remedy to which they are entitled pursuant to Section 7.2 or Section 7.3 or otherwise, and (ii) the right of specific enforcement is an integral part of the Transactions, including the Mergers, and without that right, none of the Parties would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any of the other Parties hereto has an adequate remedy at Law or that any such injunction or award of specific performance or other equitable relief is not an appropriate remedy for any reason; provided that, solely with respect to the equitable remedy to specifically enforce the Parent Parties’ obligation to effect the Closing, the Parent Parties may oppose the granting of specific performance on the basis that one or more of the Specific Performance Conditions has not been satisfied. Notwithstanding the foregoing, it is explicitly agreed that the right of the Company

Parties to an injunction, specific performance or other equitable remedies enforcing the Parent Parties’ obligations to cause the Equity Financing to be funded and to effect the Closing shall be available if (and only if): (a) all conditions in Section 6.1 and Section 6.2 have been and continue to be satisfied or irrevocably waived (other than conditions that are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing and will be satisfied at the Closing), (b) the Parent Parties have failed to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 2.3, (c) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded, in each case in accordance with the terms of the Debt Commitment Letter and (d) the Company Parties have irrevocably certified in writing to the Parent Parties that (i) the Company Parties are ready, willing and able to consummate the Closing and (ii) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than conditions that are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing and will be satisfied at the Closing) and that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Company Parties would take such actions required of them by this Agreement to cause the Closing to occur (such clauses (a)-(d), the “Specific Performance Conditions”). For the avoidance of doubt, the Company Parties shall be entitled to seek (but shall not be entitled to receive) both a grant of specific performance of the Parent Parties’ obligations to consummate the Closing hereunder and, in the alternative, payment of the Parent Termination Fee, but in no circumstance shall the Company Parties be entitled to obtain both specific performance of the Parent Parties’ obligations to consummate the Closing and the payment of the Parent Termination Fee or specific performance of the Parent Parties’ obligations to consummate the Closing and the payment of any other damages; provided, that the Parties acknowledge and agree that, while the Company Parties may pursue a grant of specific performance prior to the valid termination of this Agreement in accordance with its terms, following a valid termination of this Agreement in accordance with its terms, under no circumstances shall the Company Parties be permitted or entitled to seek a grant of specific performance to cause the Closing to occur.

(b) The Parties further agree that (i) by seeking the remedies provided for in this Section 8.11, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.11 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 8.11 shall require any Party to institute any Legal Proceeding for (or limit any Party’s right to institute any Legal Proceeding for) specific performance under this Section 8.11 prior or as a condition to exercising any termination right under Article 7 (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 8.11 or anything set forth in this Section 8.11 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article 7 or pursue any other remedies under this Agreement that may be available at any time.

Section 8.12 Company Disclosure Letter References. The Parties agree that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any section of this Agreement or any other section or subsection of the Company Disclosure Letter to which the relevance of such disclosure is reasonably apparent on its face. The listing of any matter on the Company Disclosure Letter shall not be deemed to constitute an admission by the Company, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or materiality. No disclosure in the Company Disclosure Letter relating to any possible breach or violation by the Company or its Subsidiaries of any Contract or Applicable Law shall be construed as an admission or indication to any Person that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Company Disclosure Letter be deemed or interpreted to expand the scope of the Company’s representations, warranties and/or covenants set forth in this Agreement.

Section 8.13 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.14 Independence of Representations. Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement, each representation and warranty set forth in Article 3 herein is given independent effect so that if a particular representation and warranty herein proves to be incorrect or is breached, the fact that another representation and warranty herein concerning the same or similar subject matter is correct or is not breached, whether such other representation and warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation and warranty.

Section 8.15 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company Parties hereby:

(a) agree that any Legal Proceeding, whether at law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing and/or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party irrevocably submits itself and its property with respect to any such proceeding to be the exclusive jurisdiction of such court;

(b) agree that any such Legal Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the applicable definitive agreement relating to the Debt Financing;

(c) agree not to bring or support or permit any of its Affiliates to bring or support any Legal Proceeding of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York;

(d) agree that service of process upon any Company Party in any such Legal Proceeding shall be effective if notice is given in accordance with Section 8.7;

(e) irrevocably waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Authority in any such court;

(f) knowingly, intentionally and voluntarily waive, to the fullest extent permitted by applicable law, trial by jury in any proceeding brought against any Debt Financing Source in any way arising out of or relating to this Agreement, the Debt Financing, or any of the transactions contemplated hereby or thereby or the performances of any services thereunder;

(g) agree that (x) none of the Debt Financing Sources will have any liability to the Company Parties or any of their respective security holders or any of their respective controlled Affiliates (in each case, other than Parent, Merger Sub and Merger OP) of any kind relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether at law or in equity, whether in contract or in tort or otherwise and (y) it shall not be entitled to seek the remedy of specific performance of this Agreement against any Debt Financing Source; provided that nothing in this Section 8.15(g) shall limit the liability or obligations of any Debt Financing Source under the Debt Commitment Letter or the Debt Financing Documents;

(h) agree not to commence any Legal Proceeding against any Debt Financing Source in connection with this Agreement, the Debt Commitment Letter or in respect of any theory of law or equity related hereto or thereto and agrees to cause any such Legal Proceeding in connection with this Agreement or the Debt Commitment Letter or in respect of any other document or theory of law or equity related hereto or thereto against any Debt Financing Source to be dismissed or otherwise terminated;

(i) agree that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 8.15 and that such provisions and the definition of “Debt Financing Source” shall not be amended in any way adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source; and

(j) agree that in the event of conflict between this Section 8.15 and any other term herein, this Section 8.15 shall govern.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

AREG WIZARD PARENT LP
By:	AREG Wizard Parent GP LLC, its general partner

By:	/s/ Andrew Holm
Name: Andrew Holm
Title: Authorized Signatory

AREG WIZARD INTERMEDIATE LP
By:	AREG Wizard Intermediate GP LLC, its general partner

By:	/s/ Andrew Holm
Name: Andrew Holm
Title: Authorized Signatory

AREG WIZARD OPERATING PARTNERSHIP LP
By:	AREG Wizard OP GP LLC, its general partner

By:	/s/ Andrew Holm
Name: Andrew Holm
Title: Authorized Signatory

WHITESTONE REIT

By:	/s/ David K. Holeman
Name: David K. Holeman
Title: Chief Executive Officer

WHITESTONE REIT OPERATING PARTNERSHIP, L.P.
By: Whitestone REIT, its general partner

By:	/s/ David K. Holeman
Name: David K. Holeman
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit 3.1

AMENDMENT NO. 3 TO

THE AMENDED AND RESTATED BYLAWS

OF

WHITESTONE REIT

Effective as of April 8, 2026

The Amended and Restated Bylaws of Whitestone REIT are hereby amended by adding a new Article XVI as follows:

ARTICLE XVI.

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Section 1. Certain State Law Claims. Unless the Trust consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, shall be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the Maryland General Corporation Law, or any successor provision thereof, other than actions arising under federal securities laws, including, without limitation, (i) any derivative action or proceeding brought on behalf of the Trust, (ii) any action asserting a claim of breach of any duty owed by any trustee or officer or other employee of the Trust to the Trust or to the shareholders of the Trust or (iii) any action asserting a claim against the Trust or any trustee or officer or other employee of the Trust arising pursuant to any provision of the Maryland REIT Law or the Declaration of Trust or these Bylaws, or (b) any other action asserting a claim against the Trust or any trustee or officer or other employee of the Trust that is governed by the internal affairs doctrine of Maryland law. None of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless the Trust consents in writing to such court.

Section 2. Securities Act Claims. Unless the Trust consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned officer of the Trust has executed this amendment to the Amended and Restated Bylaws of the Trust, effective this 8th day of April, 2026.

WHITESTONE REIT

By:	/s/ David K. Holeman
Name:	David K. Holeman
Title:	Chief Executive Officer

Exhibit 10.1

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of the _____ day of _______________, 2026, by and between Whitestone REIT, a Maryland real estate investment trust (the “Company”), and _________________________ (“Indemnitee”).

WHEREAS, at the request of the Company, Indemnitee currently serves as a trustee [and/or officer] of the Company and may, therefore, be subjected to claims, suits or Proceedings arising as a result of such service;

WHEREAS, as an inducement to Indemnitee to continue to serve in such capacity, the Company has agreed to indemnify Indemnitee and to advance expenses and costs incurred by Indemnitee in connection with any such claims, suits or Proceedings, to the maximum extent permitted by law; and

WHEREAS, the parties by this Agreement desire to set forth their agreement regarding indemnification and advance of expenses;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1. Definitions. For purposes of this Agreement:

(a) “Change in Control” means a change in control of the Company occurring after the Effective Date of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if, after the Effective Date, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of all of the Company’s then-outstanding securities entitled to vote generally in the election of trustees without the prior approval of at least two-thirds of the members of the Board of Trustees of the Company (the “Board of Trustees”) in office immediately prior to such person’s attaining such percentage interest; (ii) the Company is a party to a merger, consolidation, sale of assets, plan of liquidation or other reorganization not approved by at least two-thirds of the members of the Board of Trustees then in office, as a consequence of which members of the Board of Trustees in office immediately prior to such transaction or event constitute less than a majority of the Board of Trustees thereafter; or (iii) at any time, a majority of the members of the Board of Trustees are not individuals (A) who were trustees as of the Effective Date or (B) whose election by the Board of Trustees or nomination for election by the Company’s shareholders was approved or recommended by (1) the affirmative vote of at least two-thirds of the trustees then in office who were trustees as of the Effective Date or (2) a committee of the Board of Trustees consisting of at least two-thirds of the trustees then in office who were trustees as of the Effective Date or, in the case of clause (1) or (2), whose election or nomination for election was previously so approved or recommended.

(b) “Company Status” means the status of a person as a present or former trustee, officer, employee or agent of the Company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, statutory trust, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving in such capacity at the request of the Company. As a clarification and without limiting the circumstances in which Indemnitee may be serving at the request of the Company, service by Indemnitee shall be deemed to be at the request of the Company: (i) if Indemnitee serves or served as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any corporation, statutory trust, real estate investment trust, partnership, limited liability company, joint venture, trust or other enterprise (A) of which a majority of the voting power or equity interest is or was owned directly or indirectly by the Company or (B) the management of which is controlled directly or indirectly by the Company and (ii) if, as a result of Indemnitee’s service to the Company or any of its affiliated entities, Indemnitee is subject to duties to, or required to perform services for, an employee benefit plan or its participants or beneficiaries, including as a deemed fiduciary thereof.

(c) “Disinterested Trustee” means a trustee of the Company who is not and was not a party to the Proceeding in respect of which indemnification and/or advance of Expenses is sought by Indemnitee.

(d) “Effective Date” means the date set forth in the first paragraph of this Agreement.

(e) “Expenses” means any and all reasonable and out-of-pocket attorneys’ fees and costs, retainers, court costs, arbitration and mediation costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, excise taxes and penalties under the Employee Retirement Income Security Act of 1974, as amended, and any other disbursements or expenses incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in or otherwise participating in a Proceeding. Expenses shall also include Expenses incurred in connection with any appeal resulting from any Proceeding including, without limitation, the premium for, security for and other costs relating to any cost bond, supersedeas bond or other appeal bond or its equivalent.

(f) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation and trust law and neither is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement or of other indemnitees under similar indemnification agreements), or (ii) any other party to or participant or witness in the Proceeding giving rise to a claim for indemnification or advance of Expenses hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(g) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, claim, demand or discovery request or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including any appeal therefrom, except one pending or completed on or before the Effective Date, unless otherwise specifically agreed in writing by the Company and Indemnitee. If Indemnitee reasonably believes that a given situation may lead to or culminate in the institution of a Proceeding, such situation shall also be considered a Proceeding.

Section 2. Services by Indemnitee. Indemnitee serves in the capacity [or capacities] set forth in the first WHEREAS clause above. However, this Agreement shall not impose any independent obligation on (a) Indemnitee or the Company to continue Indemnitee’s service to the Company, or (b) the Company or its subsidiaries to continue to employ or receive services from Indemnitee. This Agreement shall not be deemed an employment contract between the Company (or any other entity) and Indemnitee.

Section 3. General. The Company shall indemnify, and advance Expenses to, Indemnitee (a) as provided in this Agreement and (b) otherwise to the maximum extent permitted by Maryland law in effect on the Effective Date and as amended from time to time; provided, however, that no change in Maryland law shall have the effect of reducing the benefits available to Indemnitee hereunder based on Maryland law as in effect on the Effective Date. The rights of Indemnitee provided in this Section 3 shall include, without limitation, the rights set forth in the other sections of this Agreement, including any additional indemnification permitted by the Maryland REIT Law (the “MRL”) and the Maryland General Corporation Law (the “MGCL”), including, without limitation, Section 8-301(15) of the MRL and Section 2-418 of the MGCL.

Section 4. Standard for Indemnification. If, by reason of service in Indemnitee’s Company Status, Indemnitee is, or is threatened to be, made a party to any Proceeding, the Company shall indemnify Indemnitee against all judgments, penalties, fines and amounts paid in settlement and all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with any such Proceeding unless it is established that (a) the act or omission of Indemnitee was material to the matter giving rise to the Proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) Indemnitee actually received an improper personal benefit in money, property or services or (c) in the case of any criminal Proceeding, Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

Section 5. Certain Limits on Indemnification. Notwithstanding any other provision of this Agreement (other than Section 6), Indemnitee shall not be entitled to:

(a) indemnification hereunder if the Proceeding was one by or in the right of the Company and Indemnitee is adjudged, in a final adjudication of the Proceeding not subject to further appeal, to be liable to the Company;

(b) indemnification hereunder if Indemnitee is adjudged, in a final adjudication of the Proceeding not subject to further appeal, to be liable on the basis that personal benefit in money, property or services was improperly received in any Proceeding charging improper personal benefit to Indemnitee, whether or not involving action in Indemnitee’s Company Status; or

(c) indemnification or advancement of expenses hereunder if the Proceeding was brought by Indemnitee, unless: (i) the Proceeding was brought to enforce indemnification under this Agreement, and then only to the extent in accordance with and as authorized by Section 12 of this Agreement, or (ii) the Company’s Articles of Amendment and Restatement of Declaration of Trust (including all articles of amendment and articles supplementary, the Declaration of Trust”) or the Amended and Restated Bylaws of the Company (as may be amended, supplemented or modified or from time to time, the “Bylaws”), a resolution of the shareholders entitled to vote generally in the election of trustees or of the Board of Trustees or an agreement approved by the Board of Trustees to which the Company is a party expressly provide otherwise.

Section 6. Court-Ordered Indemnification. Notwithstanding any other provision of this Agreement, a court of appropriate jurisdiction, upon application of Indemnitee and such notice as the court shall require, may order indemnification of Indemnitee by the Company in the following circumstances:

(a) if such court determines that Indemnitee is entitled to reimbursement under Section 2-418(d)(1) of the MGCL, as applicable to a Maryland real estate investment trust by virtue of Section 8-301(15) of the MRL, the court shall order indemnification, in which case Indemnitee shall be entitled to recover the Expenses of securing such reimbursement; or

(b) if such court determines that Indemnitee is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not Indemnitee (i) has met the standards of conduct set forth in Section 2-418(b) of the MGCL, as applicable to a Maryland real estate investment trust by virtue of Section 8-301(15) of the MRL, or (ii) has been adjudged liable for receipt of an improper personal benefit under Section 2-418(c) of the MGCL, as applicable to a Maryland real estate investment trust by virtue of Section 8-301(15) of the MRL, the court may order such indemnification as the court shall deem proper without regard to any limitation on such court-ordered indemnification contemplated by Section 2-418(d)(2)(ii) of the MGCL.

Section 7. Indemnification for Expenses of an Indemnitee Who is Wholly or Partially Successful. Without limiting any other right that Indemnitee may have under this Agreement to indemnification, to the extent that Indemnitee was or is, by reason of service in Indemnitee’s Company Status, made a party to (or otherwise becomes a participant in) any Proceeding and is successful, on the merits or otherwise, in the defense of such Proceeding, the Company shall indemnify Indemnitee for all Expenses actually and reasonably incurred by Indemnitee or on

Indemnitee’s behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee under this Section 7 for all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each such claim, issue or matter, allocated on a reasonable and proportionate basis. For purposes of this Section 7, and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 8. Advance of Expenses for Indemnitee. If, by reason of service in Indemnitee’s Company Status, Indemnitee is, or is threatened to be, made a party to any Proceeding, the Company shall, without requiring a preliminary determination of Indemnitee’s ultimate entitlement to indemnification hereunder, advance all Expenses actually and reasonably incurred by or on behalf of Indemnitee in connection with such Proceeding. The Company shall make such advance or advances of incurred Expenses within 15 days after the receipt by the Company of a statement or statements requesting such advance from time to time, whether prior to or after final disposition of such Proceeding, which advance may be in the form of, in the reasonable discretion of Indemnitee (but without duplication), (a) payment of such Expenses directly to third parties on behalf of Indemnitee, (b) advance of funds to Indemnitee in an amount sufficient to pay such Expenses or (c) reimbursement to Indemnitee for Indemnitee’s payment of such Expenses. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written affirmation by Indemnitee and a written undertaking by or on behalf of Indemnitee, in substantially the form attached hereto as Exhibit A or in such form as may be required under applicable law as in effect at the time of the execution thereof. To the extent that Expenses advanced to Indemnitee do not relate to a specific claim, issue or matter in the Proceeding, such Expenses shall be allocated on a reasonable and proportionate basis. The undertaking required by this Section 8 shall be an unlimited general obligation by or on behalf of Indemnitee and shall be accepted without reference to Indemnitee’s financial ability to repay such advanced Expenses and without any requirement to post security therefor.

Section 9. Indemnification and Advance of Expenses as a Witness or Other Participant. To the extent that Indemnitee is or may be, by reason of service in Indemnitee’s Company Status, made a witness or otherwise asked to participate in any Proceeding, whether instituted by the Company or any other person, and to which Indemnitee is not a party, Indemnitee shall be advanced and indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith within 15 days after the receipt by the Company of a statement or statements requesting any such advance or indemnification from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee. In connection with any such advance of Expenses, the Company may require Indemnitee to provide an affirmation and undertaking substantially in the form attached hereto as Exhibit A or in such form as may be required under applicable law as in effect at the time of execution thereof.

Section 10. Procedure for Determination of Entitlement to Indemnification.

(a) To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary or appropriate to determine whether and to what extent Indemnitee is entitled to indemnification. Indemnitee may submit one or more such requests from time to time and at such time(s) as Indemnitee deems appropriate in Indemnitee’s sole discretion. The officer of the Company receiving any such request from Indemnitee shall, promptly upon receipt of such a request for indemnification, advise the Board of Trustees in writing that Indemnitee has requested indemnification.

(b) Upon written request by Indemnitee for indemnification pursuant to Section 10(a) above, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall promptly be made in the specific case: (i) if a Change in Control has occurred, by Independent Counsel, in a written opinion to the Board of Trustees, a copy of which shall be delivered to Indemnitee, which Independent Counsel shall be selected by Indemnitee and approved by the Board of Trustees in accordance with Section 2-418(e)(2)(ii) of the MGCL, which approval shall not be unreasonably withheld; or (ii) if a Change in Control has not occurred, (A) by the Board of Trustees by a majority vote of a quorum consisting of the Disinterested Trustees or by a majority vote of a committee of the Board of Trustees consisting of one or more Disinterested Trustees designated to act in the matter by a majority vote of the Disinterested Trustees, (B) if Independent Counsel has been selected by the Board of Trustees in accordance with Section 2-418(e)(2)(ii) of the MGCL and approved by Indemnitee, which approval shall not be unreasonably withheld or delayed, by Independent Counsel, in a written opinion to the Board of Trustees, a copy of which shall be delivered to Indemnitee or (C) if so directed by the Board of Trustees, by the shareholders of the Company, other than trustees or officers who are parties to the Proceeding. If it is so determined that Indemnitee is entitled to indemnification, the Company shall make payment to Indemnitee within 15 days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary or appropriate to such determination in the discretion of the Board of Trustees or Independent Counsel if retained pursuant to clause (ii)(B) of this Section 10(b). Any Expenses reasonably incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company shall indemnify and hold Indemnitee harmless therefrom.

(c) The Company shall pay the reasonable fees and expenses of Independent Counsel retained pursuant to Section 10(b), if one is appointed.

Section 11. Presumptions and Effect of Certain Proceedings.

(a) In making any determination with respect to entitlement to indemnification hereunder, the person or persons or entity (including any court having jurisdiction over the matter) making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 10(a) of this Agreement, and the Company shall have the burden of overcoming that presumption in connection with the making of any determination contrary to that presumption.

(b) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, upon a plea of nolo contendere or its equivalent, or entry of an order of probation prior to judgment, does not create a presumption that Indemnitee did not meet the requisite standard of conduct described herein for indemnification.

(c) The knowledge and/or actions, or failure to act, of any other trustee, officer, employee or agent of the Company or any other director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, statutory trust, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise shall not be imputed to Indemnitee for purposes of determining any other right to indemnification under this Agreement.

Section 12. Remedies of Indemnitee.

(a) If (i) a determination is made pursuant to Section 10(b) of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advance of Expenses is not timely made pursuant to Section 8 or 9 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 10(b) of this Agreement within 60 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 7 or 9 of this Agreement within 15 days after receipt by the Company of a written request therefor, or (v) payment of indemnification pursuant to any other section of this Agreement or the Declaration of Trust or Bylaws of the Company is not made within 15 days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication in an appropriate court located in the State of Maryland, or in any other court of competent jurisdiction, or in an arbitration conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association, of Indemnitee’s entitlement to indemnification or advance of Expenses. Indemnitee shall commence a proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 12(a); provided, however, that this Section 12(a) shall not apply to a proceeding brought by Indemnitee to enforce Indemnitee’s rights under Section 7 of this Agreement. Except as set forth herein, the provisions of Maryland law (without regard to its conflicts of laws rules) shall apply to any such arbitration. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b) If Indemnitee commences a judicial proceeding or arbitration pursuant to this Section 12, Indemnitee shall not be required to reimburse the Company for any advances pursuant to Section 8 of this Agreement until a final determination is made with respect to Indemnitee’s entitlement to indemnification (as to which all rights of appeal have been exhausted or lapsed). The Company shall, to the fullest extent not prohibited by law, be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 12 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all of the provisions of this Agreement.

(c) If a final determination (as to which all rights of appeal have been exhausted or lapsed) shall have been made pursuant to Section 10(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 12, absent a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification that was not disclosed in connection with the determination.

(d) In the event that Indemnitee is successful in seeking, pursuant to this Section 12, a judicial adjudication of or an award in arbitration to enforce Indemnitee’s rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company for, any and all Expenses actually and reasonably incurred by Indemnitee in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advance of Expenses sought, the Expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

(e) Interest shall be paid by the Company to Indemnitee at the maximum rate allowed to be charged for judgments under the Courts and Judicial Proceedings Article of the Annotated Code of Maryland for amounts which the Company pays or is obligated to pay for the period (i) commencing with either the 15th day after the date on which the Company was requested to advance Expenses in accordance with Section 8 or 9 of this Agreement or the 60th day after the date on which the Company was requested to make the determination of entitlement to indemnification under Section 10(b) of this Agreement, as applicable, and (ii) ending on the date such payment is made to Indemnitee by the Company.

Section 13. Defense of the Underlying Proceeding.

(a) Indemnitee shall notify the Company promptly in writing upon being served with any summons, citation, subpoena, complaint, indictment, request or other document relating to any Proceeding which may result in the right to indemnification or the advance of Expenses hereunder and shall include with such notice a description of the nature of the Proceeding and a summary of the facts underlying the Proceeding. The failure to give any such notice shall not disqualify Indemnitee from the right, or otherwise affect in any manner any right of Indemnitee, to indemnification or the advance of Expenses under this Agreement unless the Company’s ability to defend in such Proceeding or to obtain proceeds under any insurance policy is materially and adversely prejudiced thereby, and then only to the extent the Company is thereby actually so prejudiced.

(b) Subject to the provisions of the last sentence of this Section 13(b) and of Section 13(c) below, the Company shall have the right to defend Indemnitee in any Proceeding which may give rise to indemnification hereunder; provided, however, that the Company shall notify Indemnitee of any such decision to defend within 15 days following receipt of notice of any such Proceeding under Section 13(a) above. The Company shall not, without the prior written consent of Indemnitee, which shall not be unreasonably withheld or delayed, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise with respect to Indemnitee which (i) includes an admission of fault of Indemnitee, (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee, or (iii) would impose any Expense, judgment, fine, penalty or limitation on Indemnitee. This Section 13(b) shall not apply to a Proceeding brought by Indemnitee under Section 12 of this Agreement.

(c) Notwithstanding the provisions of Section 13(b) above, if in a Proceeding to which Indemnitee is a party by reason of service in Indemnitee’s Company Status, (i) Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld or delayed, that Indemnitee may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with other defendants in such Proceeding, (ii) Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld or delayed, that an actual or apparent conflict of interest or potential conflict of interest exists between Indemnitee and the Company, or (iii) if the Company fails to assume the defense of such Proceeding in a timely manner, Indemnitee shall be entitled to be represented by separate legal counsel of Indemnitee’s choice, subject to the prior approval of the Company, which approval shall not be unreasonably withheld or delayed, at the expense of the Company. In addition, if the Company fails to materially comply with any of its obligations under this Agreement (subject to the Company’s receipt of notice from Indemnitee specifying such non-compliance, and right to cure such non-compliance) or in the event that the Company takes any action to declare this Agreement void or unenforceable, or institutes any Proceeding to deny or to recover from Indemnitee the benefits intended to be provided to Indemnitee hereunder, Indemnitee shall have the right to retain counsel of Indemnitee’s choice, subject to the prior approval of the Company, which approval shall not be unreasonably withheld or delayed, at the expense of the Company (subject to Section 12(d) of this Agreement and to Indemnitee in fact being entitled to indemnification from the Company under this Agreement with respect to the underlying matter), to represent Indemnitee in connection with any such matter.

(d) Notwithstanding anything to the contrary in this Agreement, the Company and its subsidiaries shall not be (i) liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) or (ii) obligated under this Agreement to pay the fees and expenses of more than one legal counsel (selected by a plurality of the applicable indemnified parties) for all indemnified parties in any jurisdiction with respect to any single Proceeding except to the extent that, on the advice of any such indemnified party’s counsel, two or more of such indemnified parties shall have conflicting interests in the outcome of such Proceeding.

Section 14. Non-Exclusivity; Survival of Rights; Subrogation.

(a) The rights of indemnification and advance of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Declaration of Trust or Bylaws of the Company, any agreement or a resolution of the shareholders entitled to vote generally in the election of trustees or of the Board of Trustees, or otherwise. Unless consented to in writing by Indemnitee, no amendment, alteration or repeal of the Declaration of Trust or Bylaws of the Company, this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s Company Status prior to such amendment, alteration or repeal, regardless of whether a claim with respect to such action or inaction is raised prior or subsequent to such amendment, alteration or repeal. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right or remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prohibit the concurrent assertion or employment of any other right or remedy.

(b) In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

Section 15. Insurance.

(a) The Company will use its reasonable best efforts to acquire trustees and officers liability insurance, on terms and conditions deemed appropriate by the Board of Trustees, with the advice of counsel, covering Indemnitee or any claim made against Indemnitee by reason of service in Indemnitee’s Company Status and covering the Company for any indemnification or advance of Expenses made by the Company to Indemnitee for any claims made against Indemnitee by reason of service in Indemnitee’s Company Status. In the event of a Change in Control, the Company shall maintain in force any and all trustees and officers liability insurance policies that were maintained by the Company immediately prior to the Change in Control for a period of six years with the insurance carrier or carriers and through the insurance broker in place at the time of the Change in Control; provided, however, (i) if the carriers will not offer the same policy and an expiring policy needs to be replaced, a policy substantially comparable in scope and amount shall be obtained and (ii) if any replacement insurance carrier is necessary to obtain a policy substantially comparable in scope and amount, such insurance carrier shall have an AM Best rating that is the same or better than the AM Best rating of the existing insurance carrier; provided, further, however, in no event shall the Company be required to expend in the aggregate in excess of 300% of the annual premium or premiums paid by the Company for trustees and officers liability insurance in effect on the date of the Change in Control. In the event that 300% of the annual premium paid by the Company for such existing trustees and officers liability insurance is insufficient for such coverage, the Company shall spend up to that amount to purchase such lesser coverage as may be obtained with such amount. Notwithstanding the foregoing, from and after the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of April 8, 2026, by and among the Company, Whitestone REIT Operating Partnership, L.P., AREG Wizard Parent LP, AREG Wizard Intermediate LP, and AREG Wizard Operating Partnership LP, the Company will be deemed to have fully complied with its obligations under this Section 15(a) if the Company complies with its obligations set forth in Section 5.9(a) of such agreement, and this Section 15(a) will not impose any additional or different obligations on the Company.

(b) Without in any way limiting any other obligation under this Agreement, the Company shall indemnify Indemnitee for any payment by Indemnitee which would otherwise be indemnifiable hereunder arising out of the amount of any deductible or retention and the amount of any excess of the aggregate of all judgments, penalties, fines, settlements and Expenses incurred by Indemnitee in connection with a Proceeding over the coverage of any insurance referred to in Section 15(a). The purchase, establishment and maintenance of any such insurance shall not in any way limit or affect the rights or obligations of the Company or Indemnitee under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and Indemnitee shall not in any way limit or affect the rights or obligations of the Company under any such insurance policies. If, at the time the Company receives notice from any source of a Proceeding to which Indemnitee is a party or a participant (as a witness or otherwise), the Company has trustee and officer liability insurance in effect, the Company shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies.

(c) Indemnitee shall cooperate with the Company or any insurance carrier of the Company with respect to any Proceeding.

Section 16. Coordination of Payments. The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable or payable or reimbursable as Expenses hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

Section 17. Contribution. If the indemnification provided in this Agreement is unavailable in whole or in part and may not be paid to Indemnitee for any reason, other than for failure to satisfy the standard of conduct set forth in Section 4 or due to the provisions of Section 5, then, with respect to any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), to the fullest extent permissible under applicable law, the Company, in lieu of indemnifying and holding harmless Indemnitee, shall pay, in the first instance, the entire amount incurred by Indemnitee, whether for Expenses, judgments, penalties, and/or amounts paid or to be paid in settlement, in connection with any Proceeding without requiring Indemnitee to contribute to such payment, and the Company hereby waives and relinquishes any right of contribution it may have at any time against Indemnitee.

Section 18. Reports to Shareholders. To the extent required by the MRL, the Company shall report in writing to its shareholders the payment of any amounts for indemnification of, or advance of Expenses to, Indemnitee under this Agreement arising out of a Proceeding by or in the right of the Company with the notice of the meeting of shareholders of the Company next following the date of the payment of any such indemnification or advance of Expenses or prior to such meeting.

Section 19. Duration of Agreement; Binding Effect.

(a) This Agreement shall continue until and terminate on the later of (i) the date that Indemnitee shall have ceased to serve as a trustee, officer, employee or agent of the Company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, statutory trust, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving in such capacity at the request of the Company and (ii) the date that Indemnitee is no longer subject to any actual or possible Proceeding (including any rights of appeal thereto and any Proceeding commenced by Indemnitee pursuant to Section 12 of this Agreement).

(b) The indemnification and advance of Expenses provided by, or granted pursuant to, this Agreement shall be binding upon and be enforceable by the parties hereto and their respective successors and assigns, shall continue as to an Indemnitee who has ceased to be a trustee, officer, employee or agent of the Company or a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, statutory trust, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving in such capacity at the request of the Company, and shall inure to the benefit of Indemnitee and Indemnitee’s spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

(c) The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(d) The Company and Indemnitee agree that a monetary remedy for breach of this Agreement, at some later date, may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause Indemnitee irreparable harm. Accordingly, the parties hereto agree that Indemnitee may enforce this Agreement by seeking injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which Indemnitee may be entitled. Indemnitee shall further be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertakings in connection therewith. The Company acknowledges that, in the absence of a waiver, a bond or undertaking may be required of Indemnitee by a court, and the Company hereby waives any such requirement of such a bond or undertaking.

Section 20. Severability. If any provision or provisions of this Agreement shall be held to be invalid, void, illegal or otherwise unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, void, illegal or otherwise unenforceable that is not itself invalid, void, illegal or otherwise unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, void, illegal or otherwise unenforceable, that is not itself invalid, void, illegal or otherwise unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 21. Counterparts. This Agreement may be executed in one or more counterparts (delivery of which may be by facsimile or via e-mail as a portable document format (.pdf) or other electronic format), each of which will be deemed to be an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one such counterpart. One such counterpart signed by the party against whom enforceability is sought shall be sufficient to evidence the existence of this Agreement.

Section 22. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 23. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor, unless otherwise expressly stated, shall such waiver constitute a continuing waiver.

Section 24. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, on the day of such delivery, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a)	If to Indemnitee, to the address set forth on the signature page hereto.

(b)	If to the Company, to:

Whitestone REIT

2600 South Genner, Suite 500

Houston, Texas 77063

or to such other address as may have been furnished in writing to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

Section 25. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without regard to its conflicts of laws rules.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WHITESTONE REIT

By:
Name:
Title:

INDEMNITEE

Name:
Address:

EXHIBIT A

AFFIRMATION AND UNDERTAKING TO REPAY EXPENSES ADVANCED

To:	The Board of Trustees of Whitestone REIT

Re:	Affirmation and Undertaking

Ladies and Gentlemen:

This Affirmation and Undertaking is being provided pursuant to that certain Indemnification Agreement, dated the _____ day of _______________, 2026, by and between Whitestone REIT, a Maryland real estate investment trust (the “Company”), and the undersigned Indemnitee (the “Indemnification Agreement”), pursuant to which I am entitled to advance of Expenses in connection with [Description of Proceeding] (the “Proceeding”).

Terms used herein and not otherwise defined shall have the meanings specified in the Indemnification Agreement.

I am subject to the Proceeding by reason of service in my Company Status or by reason of alleged actions or omissions by me in such capacity. I hereby affirm my good faith belief that at all times, insofar as I was involved as a [trustee][officer] of the Company, in any of the facts or events giving rise to the Proceeding, I (1) did not act with bad faith or active or deliberate dishonesty, (2) did not receive any improper personal benefit in money, property or services and (3) in the case of any criminal proceeding, had no reasonable cause to believe that any act or omission by me was unlawful.

In consideration of the advance by the Company for Expenses incurred by me in connection with the Proceeding (the “Advanced Expenses”), I hereby agree that if, in connection with the Proceeding, it is established that (1) an act or omission by me was material to the matter giving rise to the Proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) I actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, I had reasonable cause to believe that the act or omission was unlawful, then I shall promptly reimburse the portion of the Advanced Expenses relating to the claims, issues or matters in the Proceeding as to which the foregoing findings have been established.

IN WITNESS WHEREOF, I have executed this Affirmation and Undertaking on this _____ day of _______________, 20____.

Name:

Exhibit 99.1

Whitestone REIT to Be Acquired by Ares for $1.7 Billion

HOUSTON and NEW YORK – April 9, 2026 – Whitestone REIT (NYSE: WSR) (“Whitestone” or the “Company”) and Ares Management Corporation (NYSE: ARES) today announced that Whitestone has entered into a definitive merger agreement (the “Merger Agreement”) with certain Ares Real Estate funds (“Ares”) pursuant to which Ares will acquire all outstanding Whitestone common shares and operating partnership units for $19.00 per share or unit in an all-cash transaction valued at approximately $1.7 billion.

The purchase price represents a 12.2% premium to Whitestone’s closing stock price on April 8, 2026, the last full trading day prior to the transaction announcement, and a 26.5% premium to the unaffected share price prior to the March 5, 2026 Reuters article announcing the Company had engaged advisors to explore a sale.

Whitestone’s portfolio as of March 31, 2026 comprises 56 high-quality, convenience-focused retail properties totaling approximately 4.9 million square feet in some of the country’s fastest growing markets including Phoenix, Austin, Dallas-Fort Worth, Houston and San Antonio.

“We believe Whitestone has shown the value of high-return smaller spaces occupied by a well-diversified mix of tenants. Our investment strategy is designed to allow businesses to fuel connection and convenience within thriving, dynamic communities. We believe this transaction with Ares is a testament to the value that strategy has created for our business and, ultimately, for our shareholders,” said Dave Holeman, Whitestone CEO.

“We are deeply proud of our Whitestone team for their dedication to growing our platform built upon a recognition of the value of neighborhood centers and aligning them with their surrounding communities. We look forward to the continued success of our portfolio as part of Ares’ leading Real Estate business,” said Christine Mastandrea, Whitestone President and COO.

“We are excited to reach this agreement, which delivers significant, immediate and certain value to our shareholders while positioning Whitestone’s assets for continued success,” said Amy Feng, Chair of the Whitestone Board.

“Whitestone’s portfolio provides an attractive opportunity to further diversify Ares Real Estate’s footprint with necessity-based retail centers in high-demand, supply-constrained metro regions across Arizona and Texas,” said David Roth, Global Head of Real Estate Strategy and Growth in Ares Real Estate. “This transaction reflects our high conviction in New Economy real estate as today’s consumers are increasingly seeking convenient experiences for their grocery, pharmacy, healthcare, fitness and dining needs. Looking ahead, we are confident in Ares’ ability to support and expand on the Whitestone portfolio and create value for both communities and investors.”

Transaction Details

The transaction, which was unanimously approved by the Whitestone Board of Trustees, is expected to close in the third quarter of 2026, subject to customary closing conditions, including approval by the Company’s shareholders. The transaction is not subject to a financing condition.

Upon completion of the transaction, Whitestone will become a private company and shares of Whitestone’s common stock will be de-registered under the Securities Exchange Act of 1934, as amended, and no longer trade on the NYSE.

Advisors

BofA Securities is serving as Whitestone’s financial advisor and has provided a fairness opinion to the Board of Trustees, and Jones Lang LaSalle Securities is also serving as a financial advisor. Bass Berry & Sims is serving as Whitestone’s legal advisor.

Citigroup Global Markets Inc. is acting as lead financial advisor and financing provider to Ares with Morgan Stanley & Co. LLC also acting as financial advisor. Kirkland & Ellis LLP is serving as legal advisor to Ares.

About Whitestone REIT

Whitestone REIT (NYSE: WSR) is a community-centered real estate investment trust (REIT) that acquires, owns, operates, and develops open-air, retail centers located in some of the fastest growing markets in the country: Phoenix, Austin, Dallas-Fort Worth, Houston and San Antonio.

Our centers are convenience focused: merchandised with a mix of service-oriented tenants providing food (restaurants and grocers), self-care (health and fitness), services (financial and logistics), education and entertainment to the surrounding communities. The Company believes its strong community connections and deep tenant relationships are key to the success of its current centers and its acquisition strategy. For additional information, please visit the Company’s investor relations website.

About Ares Management Corporation

Ares Management Corporation (NYSE: ARES) is a leading global alternative investment manager offering clients complementary primary and secondary investment solutions across the credit, real estate, private equity and infrastructure asset classes. We seek to advance our stakeholders’ long-term goals by providing flexible capital that supports businesses and creates value for our investors and within our communities. By collaborating across our investment groups, we aim to generate consistent and attractive investment returns throughout market cycles. As of December 31, 2025, Ares Management Corporation’s global platform had nearly $623 billion of assets under management, with operations across North America, South America, Europe, Asia Pacific and the Middle East. For more information, please visit www.aresmgmt.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws, which are not historical facts but are the intent, belief or current expectations of our management based on its knowledge and understanding of our business and industry and assumptions made by management regarding the transactions described herein. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “potential,” “predicts,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or the negative of such terms and variations of these words and similar expressions, although not all forward-looking statements include these words. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Factors that could cause actual results to differ materially from any forward-looking statements made in this release include: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company’s common stock; (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the adoption of the merger agreement by the Company’s shareholders; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement, including in circumstances requiring the Company to pay a termination fee; (iv) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, including relationships with tenants and suppliers, operating results and business generally; (v) risks that the proposed transaction disrupts the Company’s current plans and operations; (vi) the Company’s ability to retain and hire key personnel in light of the proposed transaction or otherwise; (vii) risks related to diverting management’s attention from the Company’s ongoing business operations; (viii) unexpected costs, charges or expenses resulting from the proposed transaction; (ix) potential litigation or other proceedings relating to the transaction that could be instituted against Ares Management, the Company or their or their affiliates’ respective directors, managers or officers, including the costs of such proceedings and the effects of any outcomes related thereto; (x) continued availability of capital and financing and rating agency actions; (xi) certain restrictions during the pendency of the transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xii) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war, hostilities, epidemics or pandemics, as well as management’s response to any of the aforementioned factors, and their potential to disrupt or delay the closing of the transaction; (xiii) the possible failure of the Company maintain its qualification as a REIT and the risk of changes in laws affecting REITs; and (xiv) other risks described in the Company’s filings with the U.S Securities and Exchange Commission (the “SEC”), such risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the SEC on March 6, 2026 and subsequent filings; and (xvii) those risks and uncertainties that will be described in the proxy statement that will be filed with the SEC (if and when it becomes available) from the sources indicated below. While the list of risks and uncertainties presented here is, and the discussion of risks and uncertainties to be presented in the proxy statement will be, considered representative, no such list or discussion should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, and legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the transaction and/or the Company’s consolidated financial condition, results of operations, credit rating or liquidity. There can be no assurance that the transaction will be consummated. The forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to update or review any forward-looking statements except as required by law, whether as a result of new information, future events or otherwise.

Important Information And Where To Find It

This press release does not constitute a solicitation of any vote or approval in connection with the proposed acquisition of the Company by Ares. In connection with the transaction, the Company intends to file a preliminary proxy statement on Schedule 14A with the SEC. The Company also may file other documents with the SEC regarding the transaction. This communication is not a substitute for the proxy statement or any other document which the Company may file with the SEC. INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. The proposals for consideration by the Company’s shareholders regarding the transaction will be made solely through the definitive proxy statement. The definitive proxy statement (if and when it becomes available) will be mailed to shareholders of the Company. Investors and shareholders may also obtain free copies of the proxy statement and other documents that are filed or will be filed by the Company with the SEC (in each case if and when they become available) from the SEC’s website (www.sec.gov), or from the Company’s investor relations website.

Participants In The Solicitation

The Company and its trustees, executive officers and other employees, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of the Company’s shareholders in connection with the transaction. Information regarding the Company’s trustees and officers and their respective interests in the Company by security holdings or otherwise is available in (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on March 6, 2026, (ii) the Company’s definitive Proxy Statement on Schedule 14A for its 2025 annual meeting of shareholders, which was filed with the SEC on April 4, 2025, and (iii) subsequent statements of changes in beneficial ownership on file with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction and their respective direct and indirect interests in the transaction, by security holdings or otherwise, will be included in the definitive proxy statement and other materials to be filed with the SEC in connection with the transaction (if and when they become available). Free copies of these documents may be obtained as described in the preceding paragraph.

Contacts:

Whitestone

David Mordy

Director of Investor Relations

Whitestone REIT

(713) 435-2219

ir@whitestonereit.com

Ares

Jacob Silber | Brennan O’Toole

media@aresmgmt.com